UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ALKERMES PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply)
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Alkermes®

2026 Proxy Statement and Notice of Annual General Meeting

Registered in Ireland—No. 498284

Connaught House

1 Burlington Road

Dublin 4, Ireland, D04 C5Y6

NOTICE OF 2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS SCHEDULED To be held MAY 20, 2026

To the Shareholders of Alkermes plc:

The 2026 Annual General Meeting of Shareholders (including any adjournments or postponements thereof, the “Annual Meeting”) of Alkermes plc (the “Company” or “Alkermes”), a company incorporated under the laws of Ireland, is scheduled to be held on May 20, 2026 at 2:00 p.m., Irish Standard Time, at the Company’s offices at Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, for the following purposes:

1.
To elect, by separate resolutions, each of the following director nominees to serve on the Company’s Board of Directors (the “Board”) for a one-year term until the Company’s 2027 annual general meeting of shareholders:

a. Shane M. Cooke b. Richard B. Gaynor, M.D. c. Cato T. Laurencin, M.D., Ph.D. d. Nancy S. Lurker e. Brian P. McKeon	f. Richard F. Pops g. Nancy L. Snyderman, M.D. h. Frank Anders Wilson i. Christopher I. Wright, M.D., Ph.D.
2.
To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.
3.
To ratify, in a non-binding vote, the appointment of PricewaterhouseCoopers LLP as the independent auditor and accounting firm of the Company and to authorize, in a binding vote, the Audit and Risk Committee of the Board to set the independent auditor and accounting firm’s remuneration.
4.
To approve the Alkermes plc 2018 Stock Option and Incentive Plan, as amended.
5.
To renew Board authority to allot and issue shares under Irish law.
6.
To renew Board authority to disapply the statutory pre-emption rights that would otherwise apply under Irish law.
7.
To transact such other business as may properly come before the Annual Meeting.

Proposal 1 relates solely to the election of directors nominated by the Board and does not include any other matters relating to the election of directors. A separate resolution will be presented at the Annual Meeting for each of the director nominees. Proposals 2 through 5 are ordinary resolutions under Irish law, requiring the affirmative vote of a majority of the votes cast (in person or by proxy) on each resolution at the Annual Meeting for approval. Proposal 6 is a special resolution under Irish law, requiring the affirmative vote of the holders of at least 75% of the votes cast (in person or by proxy) at the Annual Meeting for approval. The foregoing items of business are more fully described in the proxy statement accompanying this notice. Shareholders as of March 13, 2026, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting.

ALKERMES PLC Notice of 2026 Annual Meeting

During the Annual Meeting, following a review of the Company’s affairs, management will present the Company’s Irish statutory financial statements for the year ended December 31, 2025, and the reports of the directors and the independent auditor and accounting firm thereon. There is no requirement under Irish law that the Irish statutory financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. It is important that your voice be heard and your shares be represented at the Annual Meeting whether or not you are able to attend. We encourage you to cast your vote promptly so that your shares will be represented and voted at the meeting. Any shareholder entitled to attend, speak and vote at the Annual Meeting may appoint one or more proxies, who need not be a shareholder of record of the Company. If you wish to appoint as proxy any person other than the individuals specified on the Company’s proxy card, you may do so by contacting the Company Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attention: Company Secretary or by delivering to the Company Secretary a proxy card in the form mailed to you or in the form set forth in Section 184 of the Irish Companies Act 2014. Your appointed proxy must attend the Annual Meeting in person in order for your votes to be cast. We recommend that you review the further information on the process for, and deadlines applicable to, voting and appointing a proxy under the section entitled “General Information about the Meeting and Voting” commencing on page 15 of the proxy statement accompanying this notice.

By Order of the Board of Directors.

DAVID J. GAFFIN

Secretary

Dublin, Ireland

April 6, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2026. This notice, the accompanying proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (together, the “Proxy Materials”) are available at www.proxydocs.com/ALKS. The Proxy Materials are also available free of charge on the Investors section of our website at www.alkermes.com.

The Company’s Irish statutory financial statements for the year ended December 31, 2025, including the related reports thereon (together, the “Irish Statutory Reports”), are available on the Annual Reports page of the Investors section of our website at www.alkermes.com.

Shareholders may obtain printed copies of the Proxy Materials and the Irish Statutory Reports free of charge by writing to our Company Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C576, Attention: Company Secretary.

ALKERMES PLC Notice of 2026 Annual Meeting

Letter to our Shareholders

Dear Fellow Shareholders,

Alkermes’ mission is to pursue great science with deep compassion to make a real impact on people living with complex psychiatric and neurological disorders.

As a result of our employees’ hard work and dedication, we achieved significant milestones across all aspects of our business in 2025, including:

▪
We recorded revenues of approximately $1.48 billion, driven by sales of FDA-approved products developed by Alkermes scientists and manufactured and commercialized by Alkermes’ teams in the U.S.
▪
We successfully advanced alixorexton, our lead orexin 2 receptor agonist, through phase 2 studies in narcolepsy and obtained FDA Breakthrough Therapy designation in narcolepsy type 1 and, in doing so, further characterized what we expect to be the next major product to emerge from our extensive R&D capabilities.
▪
We announced the acquisition of Avadel Pharmaceuticals plc and closed the transaction earlier this year, adding a new, high potential product to our commercial portfolio and a sales organization experienced in narcolepsy, which serve to accelerate our entry into the sleep medicine market and provides access to and insights from clinicians in this disease state ahead of the potential launch of alixorexton.
▪
We progressed the development of multiple exciting early- and late-stage pipeline candidates, including sodium oxybate for the treatment of idiopathic hypersomnia, alixorexton for the treatment of narcolepsy types 1 and 2 and idiopathic hypersomnia, and additional orexin 2 receptor agonists, ALKS 7290 and ALKS 4510, in first-in-human studies.

The foundation of our success is our vibrant and collaborative culture. Alkermes is comprised of over 2,000 dedicated individuals, animated by the challenge of working together to make important new medicines. We are guided by scientific curiosity and driven by purpose—a commitment to follow the data, act with integrity and make a meaningful difference for patients.

In February, I announced my decision to retire as Chief Executive Officer (CEO) of Alkermes at the end of July, after 35 years leading the company. Blair Jackson, our current Chief Operating Officer and my valued colleague for many years, will become CEO at that time.

I cannot think of a time when Alkermes has been in a stronger position, poised for its next stage of growth. We have a well-established and scalable U.S. commercial infrastructure, proven R&D capabilities and an efficient operating structure and capital allocation strategy.

I am extremely proud of this company, its employees and all that we have accomplished over the years. We have continuously evolved and advanced the business to take advantage of opportunities to meaningfully grow the company and create value for our shareholders. Evidence of our accomplishments can be seen in the thousands of patients receiving our medicines every year and in the remarkable company we have built together.

I have great confidence in Blair's leadership and the progress we expect to make in the years ahead. I will continue to stay engaged in my role as Chairman and advisor.

Thank you for your investment and continued support of Alkermes.

Richard F. Pops Chief Executive Officer and Chairman

ALKERMES PLC Letter to Shareholders

Registered in Ireland—No. 498284

PROXY STATEMENT

2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS SCHEDULED FOR MAY 20, 2026

Table of Contents	Page
PROXY SUMMARY	2
GENERAL INFORMATION ABOUT THE MEETING AND VOTING	15
PROPOSAL 1—ELECTION OF DIRECTORS	22
THE BOARD OF DIRECTORS	30
THE ROLE OF THE BOARD AND ITS COMMITTEES	33
BOARD NOMINATIONS, EVALUATIONS AND REFRESHMENT	39
DIRECTOR COMPENSATION	43
OTHER CORPORATE GOVERNANCE MATTERS	47
CORPORATE RESPONSIBILITY AND SUSTAINABILITY	48
PROPOSAL 2—NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	52
PROPOSAL 3—NON-BINDING RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR AND ACCOUNTING FIRM; BINDING AUTHORIZATION OF AUDIT AND RISK COMMITTEE TO SET INDEPENDENT AUDITOR AND ACCOUNTING FIRM’S REMUNERATION	53
PROPOSAL 4—APPROVAL OF ALKERMES PLC 2018 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED	54
PROPOSAL 5—RENEW BOARD AUTHORITY TO ALLOT AND ISSUE SHARES UNDER IRISH LAW	64
PROPOSAL 6—RENEW BOARD AUTHORITY TO DISAPPLY THE STATUTORY PRE-EMPTION RIGHTS UNDER IRISH LAW	66
REPORT OF THE AUDIT AND RISK COMMITTEE	68
AUDIT FEES	69
OWNERSHIP OF THE COMPANY’S ORDINARY SHARES	70
EXECUTIVE OFFICERS	73
EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS	76
ADDITIONAL COMPENSATION INFORMATION	101
COMPENSATION COMMITTEE REPORT	105
EXECUTIVE COMPENSATION TABLES	106
PAY VERSUS PERFORMANCE	117
PAY RATIO	120
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	121
EQUITY COMPENSATION PLAN INFORMATION	122
OTHER INFORMATION	123
APPENDIX A—ALKERMES PLC 2018 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED	A-1
APPENDIX B—GAAP TO NON-GAAP RECONCILIATION / NON-GAAP FINANCIAL TARGETS	B-1

ALKERMES PLC 2026 Proxy Statement 1

Proxy Summary

This proxy summary highlights certain information that is described in more detail elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting. For additional information regarding our business and 2025 performance, please refer to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 25, 2026 (the “Annual Report”). Your vote is very important.

2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS
Meeting Date and Time:	May 20, 2026, 2:00 p.m., Irish Standard Time
Place:	Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6
Record Date:	March 13, 2026

COMPANY INFORMATION
Ticker:	ALKS
Listing Exchange:	Nasdaq Global Select Market
Transfer Agent:	Computershare Trust Company, N.A.
Corporate Website:	www.alkermes.com
Investor Relations Website:	investor.alkermes.com
Corporate Governance Documents:	investor.alkermes.com/corporate-governance

Purpose of this Proxy Statement

The board of directors of Alkermes plc (the “Board”) is soliciting proxies for use at the 2026 annual general meeting of shareholders of Alkermes plc (including any adjournments or postponements thereof, the “Annual Meeting”). This proxy statement contains important information for you to consider when deciding how to vote on matters to be brought before the Annual Meeting. Please read it carefully. This proxy statement is first being made available to our shareholders on or about April 6, 2026. This proxy statement is also available online at www.proxydocs.com/ALKS. The specific proposals to be considered and acted upon at the Annual Meeting are summarized below and described in more detail in this proxy statement.

Voting Matters and Recommendations of the Board

Proposals for Consideration		Board Recommendation	Page
1	Election of Directors	FOR ALL BOARD NOMINEES	22
2	Non-Binding, Advisory Vote on Executive Compensation	FOR	52
3	Non-Binding, Ratification of Appointment of Independent Auditor and Accounting Firm and Binding Authorization of Audit and Risk Committee to Set Independent Auditor and Accounting Firm’s Remuneration	FOR	53
4	Approval of Alkermes plc 2018 Stock Option and Incentive Plan, as amended	FOR	54
5	Renewal of Board Authority to Allot and Issue Shares under Irish Law	FOR	64
6	Renewal of Board Authority to Disapply the Statutory Pre-emption Rights under Irish Law	FOR	66

ALKERMES PLC 2026 Proxy Statement 2

How to Cast Your Vote If you are a shareholder of record, you have four ways to vote:

Telephone: By calling the telephone number indicated on your proxy card (toll-free in the United States and Canada). Easy-to-follow voice prompts allow you to submit your proxy and confirm your instructions have been properly recorded.

Internet: By going to the Internet website indicated on your proxy card. As with telephone voting, you can confirm that your instructions have been properly recorded.

Mail: By completing, signing, dating and returning a printed proxy card (or proxy form set out in section 184 of the Irish Companies Act 2014, as amended (the “Companies Act”)) via the postage-paid envelope provided with your proxy card (which will be forwarded to the Company’s registered address) or by delivery to the Company Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland D04 C5Y6.

In Person: By submitting a written ballot in person at the Annual Meeting. To obtain directions to the Annual Meeting, please contact our Investor Relations team at investor_relations@alkermes.com.

Votes via the Internet or by telephone must be received prior to 11:59 p.m. Eastern Standard Time on May 19, 2026 (4:59 a.m. Irish Standard Time on May 20, 2026). Votes by mail must be received by the judge of elections at the Annual Meeting prior to the closing of the polls at the Annual Meeting.

If your ordinary shares are held through a bank, broker or other nominee, please follow the voting instructions provided by such bank, broker or other nominee in order for your shares to be voted. If you do not give instructions to your bank, broker or other nominee, your bank, broker or other nominee will not be able to vote your shares with respect to certain of the proposals at the Annual Meeting. We urge you to instruct your bank, broker or other nominee to vote your shares in accordance with the Board’s recommendations. For more information, see the section entitled “General Information About the Meeting and Voting” beginning on page 15 of this proxy statement.

YOUR VOTE IS VERY IMPORTANT. We encourage you to vote as soon as possible so that your shares are represented at the Annual Meeting.

Frequently Requested Information

	Page		Page
Corporate Governance Highlights	8	Corporate Responsibility and Sustainability	48
Active Shareholder Engagement	10	Audit Fees	69
Board Skills Matrix	24	Executive Officers	73
Board Leadership Structure and Committees	30	Compensation, Discussion & Analysis	76
Meeting Attendance	32	Peer Group Selection and Review Process	85
Overboarding Policy	32	Share Ownership and Holding Guidelines	101
Board Oversight of Risks and Opportunities	33	Clawback Policy and Recoupment Policy	101
Communications with the Board	40	Executive Compensation Tables	106
Board Refreshment and Tenure	42	Related Person Transactions	121
Director Compensation	43	Other Information	123

ALKERMES PLC 2026 Proxy Statement 3

Summary of Proposals and Board Recommendations

Proposal 1 Election of Directors	✓ The Board unanimously recommends that you vote FOR the election of each of the Board Nominees

We are asking you to vote, by separate resolutions, to elect each of the director nominees listed in this proxy statement (each, a “Board Nominee,” and collectively, the “Board Nominees”), each to hold office for a one-year term until our 2027 annual general meeting of shareholders. Each Board Nominee was nominated for election by our Board upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) based on an assessment of their unique experience, qualifications, characteristics and skills and their ability to devote sufficient time and attention to Board duties and to otherwise fulfill the responsibilities required of directors.

For additional information, see Proposal 1 beginning on page 22 of this proxy statement and the section entitled “The Board of Directors” beginning on page 30 of this proxy statement. The below table provides summary information about the Board Nominees.

Name	Director Since	Board Position	Audit and Risk	Compensation	Nominating and Corporate Governance	Financial Operating	Independent	Outside Public Boards*
Shane M. Cooke	2018	Member	Chair		Member	Member	✓	1
Richard B. Gaynor, M.D.	2019	Member		Chair			✓	1
Cato T. Laurencin, M.D., Ph.D.	2021	Member				Member	✓	1
Nancy S. Lurker	2024	Member		Member	Chair		✓	2
Brian P. McKeon	2020	Member		Member	Member	Chair	✓	1
Richard F. Pops	2011	Chair				Member	✗	1
Nancy L. Snyderman, M.D.	2016	Member	Member			Member	✓	0
Frank Anders Wilson	2019	Lead Ind.	Member		Member	Member	✓	2
Christopher I. Wright, M.D., Ph.D.	2022	Member	Member	Member			✓	0

* Represents the number of public company boards on which the director serves in addition to our Board.

Richard F. Pops Chairman	Frank Anders Wilson Lead Ind. Director	Shane M. Cooke	Richard B. Gaynor, M.D.	Cato T. Laurencin, M.D., Ph.D.

Nancy S. Lurker	Brian P. McKeon	Nancy L. Snyderman, M.D.	Christopher I. Wright, M.D., Ph.D.

ALKERMES PLC 2026 Proxy Statement 4

Proposal 2 Non-Binding, Advisory Vote on Executive Compensation

✓ The Board unanimously recommends that you vote FOR Proposal 2

We are asking you to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers for 2025.

For additional information, see Proposal 2 beginning on page 52 of this proxy statement.

Proposal 3 Non-Binding Ratification of Appointment of PwC as Independent Auditor and Accounting Firm; Binding Authorization of Audit and Risk Committee to Set PwC’s Remuneration

✓ The Board unanimously recommends that you vote FOR Proposal 3

We are asking you to ratify, on a non-binding, advisory basis, the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor and accounting firm, and to authorize, on a binding basis, the Audit and Risk Committee of the Board (the “Audit and Risk Committee”) to set PwC’s remuneration.

For additional information, see Proposal 3 beginning on page 53 of this proxy statement.

Proposal 4 Approval of Alkermes plc 2018 Stock Option and Incentive Plan, as Amended

✓ The Board unanimously recommends that you vote FOR Proposal 4

We are asking you to approve the Alkermes plc 2018 Stock Option and Incentive Plan, as amended (the “2018 Plan”), as proposed to be further amended to increase the number of ordinary shares that are authorized for issuance thereunder by 5,900,000 (subject to adjustment for stock splits, stock dividends and similar events) and increase the number of ordinary shares that may be awarded in the form of incentive stock options by the same amount.

For additional information, see Proposal 4 beginning on page 54 of this proxy statement.

Proposal 5 Renewal of Board Authority to Allot and Issue Shares under Irish Law

✓ The Board unanimously recommends that you vote FOR Proposal 5

Under Irish law, the directors of an Irish public limited company (“plc”) such as Alkermes must have specific authority from its shareholders to allot and issue any shares, including shares which are part of the company’s authorized but unissued share capital. Our Board’s authority to allot and issue ordinary shares was most recently approved at our 2025 annual general meeting of shareholders (our “2025 Annual Meeting”) and, if not renewed, will lapse on November 21, 2026. We are asking you to renew our Board’s authority to allot and issue shares, up to a maximum of 20% of our issued share capital as at April 1, 2026, for a period of 18 months in accordance with the terms set forth in Proposal 5. Granting to a company’s board of directors authority to allot and issue shares is a routine matter for Irish plcs such as Alkermes.

For additional information, see Proposal 5 beginning on page 64 of this proxy statement.

Proposal 6 Renewal of Board Authority to Disapply the Statutory Pre-emption Rights under Irish Law

✓ The Board unanimously recommends that you vote FOR Proposal 6

Under Irish law, unless otherwise authorized by its shareholders, an Irish plc such as Alkermes generally may not issue shares for cash without first offering those shares on the same or more favorable terms to its existing shareholders on a pro-rata basis. Our Board’s authority to disapply these statutory pre-emption rights and issue new shares for cash was most recently approved at our 2025 Annual Meeting and, if not renewed, will lapse on November 21, 2026. We are asking you to renew our Board’s authority to disapply these statutory pre-emption rights, up to a maximum of 20% of our issued share capital as at April 1, 2026, for a period of 18 months in accordance with the terms set forth in Proposal 6. Granting to a company’s board of directors authority to disapply these statutory pre-emption rights is a routine matter for Irish plcs such as Alkermes.

For additional information, see Proposal 6 beginning on page 66 of this proxy statement.

ALKERMES PLC 2026 Proxy Statement 5

Business Overview

Alkermes plc (together with its consolidated subsidiaries, “Alkermes” or the “Company” and referred to herein using terms such as “us,” “our” or “we”) is a global biopharmaceutical company. We apply our decades of deep neuroscience expertise to develop medicines designed to help people living with complex and difficult-to-treat psychiatric and neurological disorders.

We have a portfolio of proprietary commercial products that we manufacture and/or commercialize for the treatment of alcohol dependence, opioid dependence, schizophrenia, bipolar I disorder and narcolepsy, and a pipeline of clinical and preclinical candidates in development for neurological disorders, including late-stage candidates in narcolepsy and idiopathic hypersomnia, and early-stage candidates in attention-deficit hyperactivity disorder (“ADHD”) and fatigue associated with multiple sclerosis and Parkinson’s disease. We also manufacture commercial products that incorporate our proprietary technologies under license and receive manufacturing revenues and/or royalties from these and other products that incorporate our proprietary technologies. Headquartered in Ireland, we also have a corporate office and research and development (“R&D”) center in Massachusetts and a manufacturing facility in Ohio.

In October 2025, we announced entry into an agreement to acquire Avadel Pharmaceuticals plc (“Avadel”) and, in February 2026, we completed the acquisition, thereby accelerating our entry into the sleep medicine market with the addition of a new narcolepsy product to our commercial portfolio and an experienced commercial organization.

2025 Business Priorities and Highlights

Three strategic priorities guided our management of the business in 2025: drive strong commercial performance and revenue growth, advance development of our portfolio of orexin 2 receptor agonists, and deliver significant profitability and cash generation. At the same time, we were also focused on exploring opportunities to expand our pipeline and/or commercial products portfolio. Underpinning these priorities and the operation of our business is our foundation of strong corporate governance, our dedication to patients and to our employees, and our commitment to operating in an ethical and responsible manner.

WE EXCEEDED OUR 2025 OBJECTIVES. highlights included:

Successfully grew our revenue
•	Generated total revenues of approximately $1.48 billion, exceeding the high end of our financial guidance issued in February 2025 by more than $40 million.

ALKERMES PLC 2026 Proxy Statement 6

•

Achieved approximately $1.2 billion in proprietary product net sales, representing 9% growth year-over-year, and exceeding the high end of both our aggregate and product-specific financial guidance ranges issued in February 2025 for each of ARISTADA, LYBALVI and VIVITROL.

•	Generated approximately $468 million in VIVITROL annual net sales, representing a 2% increase year-over-year.
•	Increased LYBALVI annual net sales by 24% year-over-year, generating approximately $347 million.
•	Achieved ARISTADA annual net sales of $370 million, representing a 7% increase year-over-year.

Significantly advanced our development pipeline
•	Generated positive topline results in Vibrance-1 phase 2 study of alixorexton (formerly known as ALKS 2680), an orexin 2 receptor agonist, in patients with narcolepsy type 1 (“NT1”).
•

Generated positive topline results in Vibrance-2 phase 2 study of alixorexton in patients with narcolepsy type 2 (“NT2”), the first positive large phase 2 study of an orexin 2 receptor agonist in this patient population.

•	Initiated Vibrance-3 phase 2 study of alixorexton in patients with idiopathic hypersomnia (“IH”).
•	Significantly advanced our portfolio of orexin 2 receptor agonists and initiated phase 1 studies for ALKS 4510 and ALKS 7290 in humans.
•	Obtained U.S. Food and Drug Administration (“FDA”) Breakthrough Therapy designation for alixorexton in NT1.

GENERATED STRONG profitability AND CASH FLOW
•

Achieved GAAP net income of approximately $242 million, and Adjusted EBITDA of $394 million. See Appendix B for a reconciliation of net income in accordance with generally accepted accounting principles in the U.S. (“GAAP”) to adjusted earnings before income taxes, depreciation and amortization (“Adjusted EBITDA”).

•	Generated significant cash flow, increasing our total cash, cash equivalents, restricted cash and investments by approximately $495 million on a year-over-year basis.

ANNOUNCED STRATEGIC ACQUISITION, ACCELERATING COMMERCIAL ENTRY INTO SLEEP MEDICINE MARKET
•

Negotiated and announced the acquisition of Avadel, enhancing our commercial portfolio and accelerating our entry into the commercial sleep medicine market, in advance of the potential future launch of alixorexton.

Strengthened our commitment to our people and our stakeholders
•

Published our 8th Corporate Responsibility Report, highlighting our key environmental performance data, site-specific conservation and sustainability efforts, employee engagement, wellness and career development programs, community engagement and other employee-related initiatives.

•

Engaged with third-party sustainability consultants to support our efforts to enhance, measure and report our environmental performance in preparation for emerging sustainability reporting obligations.

ALKERMES PLC 2026 Proxy Statement 7

Corporate Governance Highlights

We strive to maintain strong corporate governance practices that promote the long-term interests of the Company and our shareholders and strengthen the oversight of our management and our Board. Highlights of these practices include the following:

Board and Governance Practices		Alignment with Shareholder Interests
☑	Independent Board (other than our CEO)	☑	Active shareholder engagement program with independent director participation
☑	Engaged Lead Independent Director	☑	Shareholder representation on Board
☑	Standing Board committees comprised solely of independent directors	☑	Prohibition of hedging and pledging by executive officers and directors
☑	Robust director overboarding policy and review of outside commitments	☑	Alignment of executive pay with performance
☑	Regular scheduled executive sessions of independent, non-employee directors	☑	Robust share ownership and holding guidelines for executive officers and directors
☑	Annual Board, committee and individual director self-assessments	☑	Annual election of all directors
☑	Active Board refreshment	☑	Single class of voting shares
☑	Comprehensive new director orientation	Compensation Practices
☑	Transparent reporting of corporate political contributions	☑	Independent compensation consultant
☑	Plurality voting for contested director elections	☑	No repricing of stock options
☑	Majority voting for uncontested director elections	☑	Significant portion of CEO and other executive compensation is “at-risk”
☑	Board access to senior management and independent advisors	☑	Annual use of equity awards with performance-based vesting
☑	Board participation in executive succession planning and talent management	☑	Corporate responsibility considerations incorporated into short-term incentive-plan
☑	Annual review of Corporate Governance Guidelines and other corporate policies	☑	Caps on payouts from our short-term and long-term incentive plans
☑	Robust Code of Business Conduct and Ethics	☑	No excessive perquisites
☑	Annual publication of environmental, social and health performance data	☑	Double trigger change in control vesting for all grants to named executive officers
☑	Employee resource groups in support of employee initiatives	☑	Annual advisory vote on executive compensation program
☑	Board and committee oversight of strategy and enterprise risk management	☑	Minimum 1-year vesting period for equity awards
☑	Annual review of committee composition, charters and responsibilities	☑	Clawback policy and recoupment policy in respect of certain equity/cash compensation

We regularly review and refine our corporate governance policies and practices based on market practices, shareholder feedback and the evolving needs of our business. In recent years, we took a number of actions to further enhance our corporate governance policies and practices and our Board structure, composition and range of skillsets and experiences, as described below under “Recent Enhancements to Corporate Governance Policies and Practices” beginning on page 11 of this proxy statement.

ALKERMES PLC 2026 Proxy Statement 8

CEO Retirement and Management Transition

As previously disclosed, on February 24, 2026, Mr. Pops, our Chairman and Chief Executive Officer (“CEO”) notified the Company of his decision to retire from his position of CEO, effective July 31, 2026. In preparation for this transition, the Board had engaged in a thorough and rigorous succession planning process and, on February 24, 2026, appointed Mr. Jackson, our current Executive Vice President, Chief Operating Officer, to serve as the Company’s next CEO, effective August 1, 2026. Mr. Jackson has over 25 years of diverse scientific, operational and business strategy experience in the biopharmaceutical industry. As a key member of the Company’s senior executive team, Mr. Jackson has played a key role in the formulation and execution of its strategy. To support the Company during this transition, Mr. Pops will serve as a Senior Advisor to the Company through December 31, 2026 and, subject to his re-election at the Annual Meeting, will remain on the Board, serving as non-executive Chairman. Please see the section entitled “Board Leadership Structure” beginning on page 31 of this proxy statement for discussion of expected changes to the Board’s leadership structure following Mr. Pops’ retirement, and the section entitled “CEO Retirement and Transition Arrangements” beginning on page 103 of this proxy statement for discussion of the arrangements entered into with Mr. Pops in connection with his continued service as a Senior Advisor and on the Board.

Board of Directors – Overview

Each year, as part of our annual Board evaluation process, the Nominating and Corporate Governance Committee reviews the qualifications and experience of our Board as a whole to assess alignment with our strategic priorities. Our Board members possess significant experience in the areas set forth below. For a listing of qualifications and experience by individual Board member, see the Board skills matrix on page 24 of this proxy statement.

Our Board is substantially independent, has a strong representation of directors with a range of skills, experiences, backgrounds, perspectives and characteristics, and has a mix of newer and longer-tenured directors, providing what we consider to be an appropriate balance of experience, institutional knowledge, fresh perspectives and skillsets.

The following graphics reflect the composition and characteristics of the Board as of April 1, 2026.

For additional information about our Board, including specific qualifications and experience of, and other information about, the Board Nominees, see the section entitled “Director Qualifications and Considerations” beginning on page 39 of this proxy statement.

ALKERMES PLC 2026 Proxy Statement 9

Active Shareholder Engagement

Our management team and our Board value, and frequently solicit and respond to, the views of our shareholders. We interact with investors throughout the year and regularly engage with our shareholders through open dialogue and direct communication on a variety of topics, including our business and growth strategy, financial performance, corporate governance, executive compensation practices and corporate responsibility and sustainability matters.

Shareholder Outreach, Engagement and Feedback

For the past several years, we have actively solicited shareholder feedback and, when appropriate and determined by the Board to be in the best interests of the Company and its shareholders, made changes to our governance, compensation and other practices in response to the feedback received. Our Lead Independent Director and other members of our Board have participated in certain shareholder engagements alongside representatives of management. The primary areas of discussion during these engagements related to:

▪
Board refreshment and composition, and related disclosures;
▪
the Board’s role in oversight of business risks and opportunities tied to our business strategy;
▪
corporate responsibility and sustainability, including our annual Corporate Responsibility Reports and our human capital development initiatives;
▪
executive compensation, including the importance of alignment between pay and performance, measurable metrics against which to assess performance, and transparent disclosure in respect of compensation decisions; and
▪
opportunities and plans for operational efficiency, optimization of the Company’s cost structure and profitability, and business strategy and execution, including commercial growth, advancement of our development programs and expansion of our pipeline.

Board Responsiveness to Shareholder Feedback

We remain committed to engaging with shareholders and other stakeholders on a regular basis to solicit and consider their views on our business strategy and performance, executive compensation programs and corporate responsibility, sustainability and governance practices. When feedback is received from our shareholder meetings, it is discussed with management and relayed to the full Board and the relevant committees of the Board, as appropriate.

Our Board and management team have taken actions in response to shareholder feedback in recent years, including:

Enhanced Corporate Governance

•
Significantly refreshed the Board
•
Declassified and diversified the Board
•
Enhanced our sustainability disclosures
•
Refined corporate governance policies and practices

See page 11 of this proxy statement.

Enhanced Compensation Program

•
Further aligned pay and performance
•
Enhanced measurability and disclosure of executive pay
•
Refined peer group
•
Actively managed equity plan dilution
•
Linked incentive compensation opportunities to profitability

See page 79 of this proxy statement.

Continued Focus on Profitability

•
Actively managed our business to optimize costs and operational efficiencies in support of profitability
•
Formed a committee of the Board to advise Company management on profitability, capital structure and allocation, and business development activities

2025 Annual Meeting Results and Continued Engagement

At our 2025 Annual Meeting, all proxy proposals were approved, with high levels of shareholder support ranging from approximately 87% to 99% of the votes cast, including support of 98.7% of the votes cast on our say-on-pay proposal and average support of approximately 98% of the votes cast for the re-election of our directors. Following the 2025 Annual Meeting and throughout the year, our management team routinely engaged with investment teams of shareholders representing a significant majority of our outstanding shares. We also continued our engagement efforts with our shareholders’ investment stewardship teams, requesting meetings with investment stewardship teams of shareholders collectively holding approximately 65% of our outstanding shares and, based on investor interest in such stewardship engagement meetings (which was lower in 2025 than in prior years), held meetings with investment stewardship teams of shareholders who, collectively, held approximately 25% of our outstanding shares. Our Lead Independent Director participated in certain of these meetings alongside representatives of management.

ALKERMES PLC 2026 Proxy Statement 10

Recent Enhancements to Corporate Governance Policies and Practices

Following careful consideration of the evolving needs of our business, market trends in governance practices and shareholder feedback, our Board has taken the following actions in recent years to enhance our corporate governance policies and practices:

Declassified the Board

In 2021, our shareholders approved amendments to our articles of association (the “Articles of Association”) to declassify the Board over a three-year period. Since 2022, all director nominees have stood for election for one-year terms, and the Board became fully declassified in 2024.

Refreshed Board and committee membership and leadership

Since 2019, the Board has engaged in significant refreshment activities, resulting in the appointment of eight new, independent directors, each further strengthening the Board’s expertise in targeted areas of importance to our business strategy and adding to its range of experiences, skillsets and characteristics.

In addition, eight directors have retired from the Board since 2019. See the section entitled “Board Refreshment and Tenure” beginning on page 42 of this proxy statement.

In December 2023, our Board appointed a new Lead Independent Director. In May 2025, the Board significantly refreshed the membership of its committees, including appointment of new committee chairs for the Audit and Risk Committee and the Nominating and Corporate Governance Committee.

Limited outside directorships

Since 2022, we have further limited the number of public company boards on which our directors may serve (as set forth in our Corporate Governance Guidelines and on page 32 of this proxy statement, our “overboarding policy”). Each of our directors is, and was at all times during 2025, in compliance with our overboarding policy.

Increased Board composition disclosure

In recent years, we have included a Board skills matrix in our proxy statement, which highlights the overall composition of our Board and their specific qualifications and experience that contribute to the effectiveness of our Board and its committees. See page 24 of this proxy statement.

Enhanced Board self-assessment methodology

Since 2023, we have included individual interviews with each of our directors as part of our Board’s annual self-assessment process to assess the composition and effectiveness of the Board, its committees and individual directors. See the section entitled “2025 Board Self-Assessment Process” beginning on page 41 of this proxy statement.

Implemented plurality voting for contested elections

In 2022, our shareholders approved amendments to our Articles of Association that provide for a plurality vote standard for contested director elections, while maintaining a majority voting standard for uncontested director elections.

Refined share ownership and holding guidelines

In 2022, we revised our Share Ownership and Holdings Guidelines to exclude, for purposes of determining the value of shares owned by a director or officer, the value of (i) vested but unexercised options and (ii) unvested performance-based restricted stock unit awards (“PRSUs”).

Enhanced corporate responsibility and sustainability disclosure

Each year since 2018, we have published a Corporate Responsibility Report, highlighting our corporate responsibility, sustainability and employee initiatives, and certain environmental performance data and related risk management activities. These reports are available on the Responsibility section of our website at www.alkermes.com.

For additional information about our corporate responsibility and sustainability initiatives, see the section entitled “Corporate Responsibility and Sustainability” beginning on page 48 of this proxy statement.

ALKERMES PLC 2026 Proxy Statement 11

Continued to integrate corporate responsibility and sustainability considerations and policies into our business

Since 2020, we have included objectives related to corporate responsibility and sustainability in our annual corporate objectives and short-term incentive plans for our employees, including our named executive officers.

In addition, our Board has adopted various amendments to its committees’ charters to codify the oversight responsibilities of each committee in respect of our corporate responsibility and sustainability initiatives. Our committee charters are available on the Corporate Governance page of the Investors section of our website at www.alkermes.com.

In 2024, we adopted:

•
a new Human Rights Policy, setting forth our commitment to the protection of human rights, fair labor practices and responsible and ethical conduct; and
•
a new Supplier Code of Conduct, outlining our expectations for the suppliers with whom we do business.

These documents are available on the Responsibility section of our website at www.alkermes.com.

In 2025, we revised our Whistleblower Policy to refresh its design and to enhance its clarity for our employees. This policy is available on the Corporate Governance page of the investors section of our website.

We remain committed to corporate governance best practices and regular engagement with our shareholders and other stakeholders to solicit and consider their views on these practices, our executive compensation programs, our corporate responsibility and sustainability initiatives, and our business strategy and performance. We invite shareholders to email us at investor_relations@alkermes.com with any suggestions, comments or inquiries. Shareholder proposals, nominations and other notifications required under the Companies Act or our Articles of Association should not be sent to this e-mail address, but rather should be delivered as set forth in this proxy statement, our Articles of Association and/or the Companies Act, as applicable.

ALKERMES PLC 2026 Proxy Statement 12

Executive Compensation Program Highlights

Our executive compensation program is overseen by the Compensation Committee of our Board (the “Compensation Committee”), in consultation with our independent compensation consultant. The program is designed to attract and retain experienced, well-qualified executive officers who will help advance our critical business objectives and to reward such executive officers for performance that contributes meaningfully to our creation of shareholder value. The guiding principles and objectives of our executive compensation program include, among others:

Pay-for-Performance	Align with Interests of our Shareholders	Balance Short- and Long-Term Incentives	Attract and Retain Key Talent

We believe in a pay-for-performance approach to compensation that supports our business goals. As such, a significant portion of each named executive officer’s compensation is performance based and at-risk.

	We provide overall compensation packages that reward individual and Company performance against our corporate objectives to support value creation for the Company and its shareholders.	We structure our executive compensation program to align with, and balance, the short- and long-term focus required for success in the biopharmaceutical industry.	We seek to attract and retain a highly-skilled workforce by providing a total compensation package that is competitive with other employers who compete with us for talent.

2025 Compensation Highlights

Our 2025 executive compensation program highlights include the following:

▪
Significant Portion of “At-Risk” Compensation: A significant portion of the target total direct compensation opportunity for our CEO and other named executive officers was comprised of “at-risk” compensation in the form of annual cash performance pay opportunities and long-term equity incentive awards. See the sections entitled “Pay Mix – Significant Portion of Executive Compensation is “At-Risk”” on page 82 of this proxy statement, “Executive Compensation Philosophy and Objectives” on page 84 of this proxy statement and “Long-Term Equity Incentive Compensation – Annual Grant” on page 95 of this proxy statement.
▪
Performance-Vesting Equity Included in Annual Grants to Named Executive Officers: In February 2025, the Compensation Committee conditioned vesting of greater than 50% of the total target value of our CEO’s annual equity grant and approximately 33% (increased from 25% in 2024) of the total target value of the annual equity grants made to our other then-serving named executive officers on achievement over a three-year performance period of pipeline objectives aligned with our long-term business strategy and on relative total shareholder return over the same period. See the section entitled “Long-Term Equity Incentive Compensation – Annual Grant” on page 95 of this proxy statement.
▪
Corporate Responsibility Objectives Incorporated Into Short-Term Incentive Plans (“STIPs”): The Board and the Compensation Committee understand the importance of corporate responsibility considerations to the Company and many of its stakeholders and, in 2025, continued to incorporate corporate objectives related to corporate responsibility matters into the Company’s 2025 STIP. See the section entitled “2025 Corporate Objectives” on page 89 of this proxy statement.
▪
Double Trigger Change in Control Vesting: All equity awards granted to our named executive officers in 2025 contained double trigger change in control vesting provisions.
▪
Strong Compensation Governance Attributes: Our executive compensation policies and practices are designed to reinforce our pay-for-performance philosophy, align with compensation-related governance best practices and further our compensation objectives. See the section entitled “Strong Compensation Governance Attributes” on page 81 of this proxy statement.

2025 Advisory Vote on 2024 Executive Compensation. At our 2025 Annual Meeting, shareholders expressed strong support for our executive compensation program, with 98.7% of the votes cast in favor of our say-on-pay proposal. As noted above under “Active Shareholder Engagement,” we value, and frequently solicit, shareholder feedback on our executive compensation programs, and shareholders have generally acknowledged our strong alignment of pay and performance, the responsiveness of the Board and Compensation Committee to shareholder feedback and the significant enhancements to our executive compensation programs in recent years.

98.7% support

ALKERMES PLC 2026 Proxy Statement 13

Corporate Responsibility and Sustainability Matters

Corporate responsibility is inherent in our mission and our values as an organization. We engage with and actively work to support people living with complex and difficult-to-treat neurological and psychiatric disorders, including opioid dependence, alcohol dependence, schizophrenia, bipolar I disorder and narcolepsy, and to help break down barriers that prevent access to care. As we do this important work, we strive to manage our business in a manner that promotes transparent governance and strong ethics; maintains extensive patient, employee and other stakeholder engagement; and helps us grow our organization strategically, sustainably and responsibly, including with respect to our environmental, social and governance (“ESG”) impacts.

Our ESG Pillars

The following pillars are deeply integrated into our business, and we incorporated goals related to these pillars into the Company’s 2025 corporate objectives and corresponding 2025 short-term incentive plan.

Environmental

We are committed to responsible environmental stewardship. We have implemented enterprise-wide Environmental, Health, Safety and Security (“EHSS”) initiatives and management strategies designed to mitigate or reduce risk, protect employee health and safety, minimize our environmental impacts and enhance the sustainability of our operations.

Social

We strive to foster an inclusive and collaborative workplace in which employees are engaged and have resources and support to help them thrive personally and professionally.

Our patient-centered approach drives our external-facing efforts such as patient engagement and advocacy activities, and corporate grant programs, which seek to support patient communities in our therapeutic areas of focus.

Governance

We govern the Company with strong ethics and governance practices, management and Board oversight of our business and operations, compliance with applicable laws and engagement with our stakeholders.

Our policies are designed to support risk mitigation, enhance the security of our people and information, and maintain our commitment to product quality and patient safety.

Our ESG Oversight Structure

Our management team, led by our Executive ESG Committee, is responsible, at the direction and subject to the oversight of the Board, for development and implementation of our corporate responsibility strategy and initiatives and for conduct of activities related to sustainability reporting obligations. Our Board oversees the Company’s execution of this strategy, including our management of related risks and opportunities tied to our business, and delegates to the standing committees of the Board certain of these oversight responsibilities, as shown in the table below and reflected in the committee charters.

Nominating and Corporate Governance Committee Responsible for overseeing our significant corporate governance practices and policies, including those related to:
☑	Corporate responsibility and sustainability, and environmental, health and safety matters	☑	Employee development, engagement and inclusion initiatives and executive succession planning
☑	Board evaluation, composition and refreshment	☑	Compliance, conflicts of interest and overboarding
☑	Shareholder engagement and other matters	☑	Political contributions and lobbying activities

Audit and Risk Committee

Responsible for overseeing our enterprise risk management process and for integration of sustainability-related disclosures into our filings with the SEC, Irish statutory reports and other required reporting, including in respect of:

☑	Enterprise risk management processes, mitigations and annual assessments	☑	Internal controls and audit and assurance activities for financial and non-financial reporting
☑	Cybersecurity, information technology, data privacy and related initiatives	☑	Compliance with, and risks related to, sustainability-related disclosure requirements
Compensation Committee Responsible for overseeing our compensation-related policies and disclosures, including those related to:
☑	Talent and leadership development, recognition and retention	☑	Compensation programs, incentives, and related risk assessments
☑	Human capital management initiatives	☑	Incorporation of corporate responsibility considerations in incentive compensation plans

ALKERMES PLC 2026 Proxy Statement 14

General Information about the Meeting and Voting

Why am I receiving these proxy materials?

We are making this proxy statement available to you on or about April 6, 2026 on the Internet or by delivering printed versions to you by mail, because our Board is soliciting your proxy to vote your ordinary shares, $0.01 par value per share, of Alkermes plc (referred to in this proxy statement as “shares” or “ordinary shares”) at the Annual Meeting scheduled to be held on May 20, 2026. This proxy statement contains information about the Company and the items being voted on at the Annual Meeting.

This proxy statement and our Annual Report are also available through the Investors section of our website at www.alkermes.com or at www.proxydocs.com/ALKS. The information contained on or connected to our website is not incorporated by reference into, and should not be considered part of, this proxy statement. Shareholders may also request a printed copy of these documents free of charge, by writing to our Company Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C576, Attention: Company Secretary.

Who can vote at the Annual Meeting?

If you owned ordinary shares of the Company as of the close of trading on the Nasdaq Global Select Market on March 13, 2026 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 166,252,718 ordinary shares issued and outstanding and entitled to be voted.

Am I a shareholder of record or a beneficial owner?

Shareholders of Record. If, as of the Record Date, your ordinary shares were registered in your name (and not in the name of a bank, broker or other nominee) with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record.

Beneficial Owners. If, as of the Record Date, your ordinary shares were not registered in your name, but rather were held in an account at a bank, brokerage firm or other nominee in the name of your bank, broker, or other nominee, then such shares are held in “street name” and you are the beneficial owner of such shares.

How many votes do I have?

On each matter to be voted upon, you have one vote for each ordinary share you owned as of the Record Date.

When and where is the Annual Meeting scheduled to be held?

The Annual Meeting is scheduled to be held on May 20, 2026 at 2:00 p.m., Irish Standard Time, at the Company’s offices at Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6. Admission to the Annual Meeting is restricted to shareholders as of the Record Date and/or their proxy holders.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid annual general meeting of shareholders. Under our Articles of Association, a quorum will be present if at least one or more shareholders of record holding not less than a majority of the issued and outstanding shares entitled to vote at the Annual Meeting are present or represented by proxy at the Annual Meeting. On the Record Date, there were 166,252,718 ordinary shares issued and outstanding and entitled to vote. Thus, the holders of 83,126,360 ordinary shares must be present in person or represented by proxy at the Annual Meeting for a quorum to exist. Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your bank, broker or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement.

ALKERMES PLC 2026 Proxy Statement 15

How do proxies work and how will shares be voted?

You may choose to designate another person as your ‘proxy’ to vote the shares you own on your behalf. If you designate someone as your proxy in a written document, that document is also called a ‘proxy’ or a ‘proxy card.’ Any proxy that you designate must attend the Annual Meeting in person for your shares to be voted. Any proxy card that is properly executed and received by the Company will be voted in accordance with the instructions provided on the proxy card. Our Board is asking for your proxy to authorize the Company’s named proxy holders to vote your shares at the Annual Meeting in the manner you direct. We encourage you to promptly vote on each of the Company’s proposals to be voted on at the Annual Meeting.

If you return a validly executed proxy card without indicating how your shares should be voted on one or more specific proposals to be voted on at the Annual Meeting and you do not revoke your proxy, your shares will be voted in accordance with the Board’s recommendations set forth in this proxy statement for each proposal for which you did not indicate a vote as follows:

•
Election of Directors: “FOR” the election of each of the Board Nominees;
•
Non-Binding, Advisory Vote on Executive Compensation: “FOR” the approval, in a non-binding, advisory vote, of the compensation of our named executive officers;
•
Independent Auditor and Accounting Firm: “FOR” the ratification, in a non-binding vote, of the appointment of PwC as the independent auditor and accounting firm of the Company, and the authorization, in a binding vote, of the Audit and Risk Committee to set PwC’s remuneration;
•
Alkermes plc 2018 Stock Option and Incentive Plan, as amended: “FOR” the approval of the Alkermes plc 2018 Stock Option and Incentive Plan, as amended;
•
Board Authority to Allot and Issue Shares under Irish Law: “FOR” the renewal of the Board’s authority to allot and issue shares under Irish law;
•
Board Authority to Disapply Statutory Pre-Emption Rights under Irish Law: “FOR” the renewal of the Board’s authority to issue shares for cash without first offering those shares to existing shareholders pursuant to the statutory pre-emption rights that would otherwise apply under Irish law; and
•
As to any other matter that may properly come before the Annual Meeting, in the named proxy holders’ discretion.

You can revoke your proxy and change your vote as described in the section entitled “Can I change my vote after submitting my proxy?” on page 20 of this proxy statement. If your shares are held through a bank, broker or other nominee, please follow the instructions provided by such bank, broker or other nominee to vote your shares.

Our Board is not aware of any matters that are expected to come before the Annual Meeting other than those described in this proxy statement. If any other matter is presented at the Annual Meeting upon which a vote may be properly taken, ordinary shares represented by all proxy cards received by the Company will be voted at the discretion of the named proxy holders as set forth on the proxy card.

What is the deadline for voting my shares if I do not vote in person at the Annual Meeting?

If you are a shareholder of record, you may vote by Internet or submit your proxy by telephone prior to 11:59 p.m. Eastern Standard Time on May 19, 2026 (4:59 a.m. Irish Standard Time on May 20, 2026), or, if you elect to vote by mail, your validly executed proxy card must be received by the judge of elections at the Annual Meeting prior to the closing of the polls at the Annual Meeting.

If you are a beneficial owner of shares held through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to determine whether you may submit voting instructions by telephone or by Internet to your bank, broker or other nominee and whether any deadlines apply for submission of such voting instructions.

ALKERMES PLC 2026 Proxy Statement 16

How do I vote?

It is important that your shares are represented at the Annual Meeting, whether or not you attend the Annual Meeting in person. You may vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting on, each proposal to be voted on at the Annual Meeting.

Shareholders of Record. As a shareholder of record, there are four ways to vote:

Telephone: By calling the telephone number indicated on your proxy card (toll-free in the United States and Canada). Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded.

Internet: By going to the Internet website indicated on your proxy card. As with telephone voting, you can confirm that your instructions have been properly recorded.

Mail: By completing, signing, dating and returning a printed proxy card (or proxy form set out in section 184 of the Companies Act) via the postage-paid envelope provided with your proxy card (which will be forwarded to the Company’s registered address) or by delivery to the Company Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland D04 C5Y6.

In Person: By submitting a written ballot in person at the Annual Meeting. To obtain directions to the Annual Meeting, please contact our Investor Relations team at investor_relations@alkermes.com. We will distribute ballots at the Annual Meeting to anyone who wishes to vote in person.

If you are a shareholder of record and you choose to submit your proxy by telephone by calling the number on your proxy card, your use of that telephone system and in particular the entry of your pin number or other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Companies Act, of Christopher McLaughlin, Carol McNelis, Richie Paul and Thomas Riordan as your named proxy holders, each with power to act without the other and with full power of substitution, to vote your shares on your behalf in accordance with your telephone instructions.

Beneficial Owners. If you are a beneficial owner of shares held through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee. In most cases, you may submit voting instructions by telephone or by Internet to your bank, broker or other nominee, or you can mark, sign, date and return a voting instruction form to your bank, broker or other nominee. If you provide specific voting instructions by telephone, by Internet or by mail, your bank, broker or other nominee must vote your shares as you have directed. If you wish to vote in person at the Annual Meeting, you must request and submit a legal proxy from your bank, broker or other nominee.

What happens if I do not give specific voting instructions when I deliver my proxy?

Shareholders of Record. If you are a shareholder of record and you indicate when voting by Internet or submitting your proxy by telephone that you wish to vote as recommended by the Board, or date, sign and return a proxy card without giving specific voting instructions, then the Company’s named proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and such proxy holders may determine in their discretion how to vote your shares in respect of any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares held in “street name” through a bank, broker or other nominee and you do not instruct your bank, broker or other nominee as to how to vote your shares, your bank, broker or other nominee may still be able to vote your shares in its discretion on certain proposals. Under the rules of the New York Stock Exchange (the “NYSE Rules”), banks, brokers and other securities intermediaries that are subject to the NYSE Rules (as are the vast majority of the banks, brokers and other securities intermediaries who hold shares on behalf of beneficial owners of our shares) ordinarily may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under the NYSE Rules. However, such banks, brokers or other securities intermediaries may not use their discretion to vote your “uninstructed” shares with respect to matters considered to be “non-routine” under the NYSE Rules,

ALKERMES PLC 2026 Proxy Statement 17

resulting in such circumstances in what are commonly referred to as “broker non-votes.” We believe Proposals 1, 2 and 4 are considered “non-routine” matters under the NYSE Rules, meaning that your broker therefore may not vote your shares on such proposals in the absence of your voting instructions, resulting in “broker non-votes” for such proposals. We believe Proposals 3, 5 and 6 are considered to be “routine” matters under NYSE rules, meaning that if you do not return voting instructions to your bank, broker or other nominee by its deadline, your shares may ordinarily be voted by your broker in its discretion on such proposals. If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other securities intermediary by the deadline provided in the materials provided by your broker, bank or other securities intermediary.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We have elected to provide access to our proxy materials on the Internet, as permitted by the rules of the SEC. Accordingly, unless a shareholder has instructed us otherwise, we are mailing only a notice regarding the Internet availability of proxy materials to our shareholders, which notice contains instructions on how to access our proxy materials on the Internet or request printed versions by mail. In addition, you may request, either by mail or electronically by email, to receive future proxy materials in printed form on an ongoing basis.

What does it mean if I receive more than one notice regarding the Internet availability of proxy materials or more than one set of printed proxy materials?

If your shares are held in more than one account, you will receive more than one proxy card or voting instruction form. You can, and are urged to, vote all of your shares by completing, signing, dating and returning every proxy card you receive from the Company. If you choose to vote via the Internet, please vote using the details on each proxy card you receive to ensure that all of your shares are voted. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as an executor, administrator, attorney, trustee, guardian or other representative, please print your full name and title on the proxy card.

Which ordinary shares are included on a proxy card or voting instruction form?

Each proxy card or voting instruction form represents the ordinary shares in each account that you own as of the close of business on the Record Date. You may receive more than one proxy card or voting instruction form if you hold your shares in multiple accounts, if some of your shares are registered directly in your name with the Company’s transfer agent, or if some of your shares are held in street name through a bank, broker or other nominee. Please vote the shares on each proxy card or voting instruction form in order to ensure that all of your shares are counted at the Annual Meeting.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies for the Annual Meeting, including expenses relating to the preparation, filing and mailing to shareholders of this proxy statement and/or other proxy materials. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies. We will also reimburse banks, brokers and nominees for their reasonable out-of-pocket costs incurred in connection with forwarding proxy materials to, and soliciting voting instructions from, beneficial owners who hold ordinary shares in “street name” in the name of such bank, broker or other nominee. Proxies may also be solicited by our directors and certain of our officers and regular employees, whether in person, by mail, by telephone or by email or other electronic means. Our directors, officers and employees will not be paid any additional compensation for any such solicitation efforts.

ALKERMES PLC 2026 Proxy Statement 18

What vote is required to approve each proposal? How are abstentions and broker non-votes treated?

Proposal	Vote Required for Approval	Effect of Abstentions / Broker-Non-Votes
PROPOSAL 1 Election of Directors	Each Board Nominee must, by separate resolution, receive the affirmative vote of a majority of the votes cast on the resolution in person or by proxy.	Abstentions and broker non-votes will have no effect on the election of the Board Nominees, as they are not considered to be votes cast.
PROPOSAL 2 Non-Binding, Advisory Vote on Executive Compensation	This proposal is advisory and non-binding; the affirmative vote of a majority of the votes cast on the resolution in person or by proxy is required for the advisory approval of this proposal.	Abstentions and broker non-votes will have no effect on the outcome of this advisory proposal, as they are not considered to be votes cast.
PROPOSAL 3 Non-Binding Ratification of Appointment of PwC as Independent Auditor and Accounting Firm; Binding Authorization of Audit and Risk Committee to Set PwC’s Remuneration

Affirmative vote of a majority of the votes cast on the resolution in person or by proxy.

The ratification component of this proposal is advisory and non-binding; the authorization component of this proposal is binding.

Abstentions and broker-non votes (if any) will have no effect on the outcome of this proposal, as they are not considered to be votes cast.
PROPOSAL 4 Approval of Alkermes plc 2018 Stock Option and Incentive Plan, as amended	Affirmative vote of a majority of the votes cast on the resolution in person or by proxy.	Abstentions and broker non-votes will have no effect on the outcome of this proposal, as they are not considered to be votes cast.
PROPOSAL 5 Renewal of Board Authority to Allot and Issue Shares under Irish Law	Affirmative vote of a majority of the votes cast on the resolution in person or by proxy.	Abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal, as they are not considered to be votes cast.
PROPOSAL 6 Renewal of Board Authority to Disapply the Statutory Pre-emption Rights under Irish Law

Affirmative vote of at least 75% of the votes cast on the resolution in person or by proxy.

In addition, approval of Proposal 6 is conditioned upon prior approval of Proposal 5, because Irish law requires that a general authority to issue shares be granted before an authority can be granted to issue shares for cash on a non-pre-emptive basis.

Abstentions and broker non-votes (if any) will have no effect on the outcome of this proposal, as they are not considered to be votes cast.

How will voting on any other business be conducted?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons identified as the named proxy holders (or any other person designated as your proxy) are entitled to vote on each such matter in their discretion.

ALKERMES PLC 2026 Proxy Statement 19

Can I change my vote after submitting my proxy?

Shareholders of Record. If you are a shareholder of record, you may revoke your proxy by taking any of the following actions:

•
providing written notice of revocation to the Company Secretary at Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attention: Company Secretary, by mail or by facsimile to +353 1 772‑8001, which notice must be received by the judge of elections prior to the closing of the polls at the Annual Meeting;
•
signing and delivering a printed proxy card (in the form mailed to you or the form set forth in Section 184 of the Companies Act) relating to the same shares and bearing a later date, which is received by the judge of elections prior to the closing of the polls at the Annual Meeting;
•
transmitting a subsequent vote over the Internet or submitting a subsequent proxy by telephone, which vote or proxy must be received prior to 11:59 p.m. Eastern Standard Time on May 19, 2026 (4:59 a.m. Irish Standard Time on May 20, 2026); or
•
attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a previously submitted proxy unless you vote at the Annual Meeting or specifically request that your previously submitted proxy be revoked. Changing your vote prior to the Annual Meeting is most easily accomplished if you submit your proxy via telephone or over the Internet, as your vote may then be changed by simply submitting a new vote via telephone or over the Internet.

Beneficial Owners. If you are a beneficial owner, you must contact the bank, broker or other nominee that holds your shares in order to revoke your proxy. If you are a beneficial owner and you wish to vote in person at the Annual Meeting, you must request and submit a legal proxy from your bank, broker or other nominee.

Who will count the votes and how are votes counted?

Votes will be counted by the judge of elections appointed by the Board for the Annual Meeting, who, for each resolution, will separately count votes “FOR,” “AGAINST,” abstentions and, if applicable, broker non-votes.

What do I need for admission to the Annual Meeting?

All shareholders attending the Annual Meeting in person will be required to show valid government-issued picture identification. If your ordinary shares are held in street name by a bank, broker or other nominee, you will also need to bring evidence of your ordinary share ownership as of the Record Date, such as your most recent brokerage account statement or a copy of your voting instruction form. If you do not have valid picture identification and, if applicable, proof of your share ownership, you may not be admitted to the Annual Meeting.

Do shareholders have any appraisal or dissenters’ rights on the matters to be voted on at the Annual Meeting?

No, shareholders will not have rights of appraisal or dissenters’ rights with respect to any matter identified in this proxy statement to be acted upon at the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting. We plan to report final voting results in a Current Report on Form 8‑K (“Form 8-K”) to be filed with the SEC within four business days after the conclusion of the Annual Meeting. If final voting results are not available to us in time to file a Form 8‑K within four business days after the Annual Meeting, we intend to file a Form 8‑K with preliminary results and, within four business days after the final results are known to us, file an additional Form 8‑K to report the final results. You will be able to find a copy of any such Form 8‑K on the Internet electronic data system of the SEC, referred to as EDGAR, available at www.sec.gov or through the Investors section of our website at www.alkermes.com.

ALKERMES PLC 2026 Proxy Statement 20

What are the Irish statutory financial statements and where can I access them?

As an Irish company, the Company is required to prepare statutory financial statements under the Companies Act and to deliver those financial statements, together with reports of our directors and auditors thereon, to shareholders of record in connection with our annual general meetings of shareholders.

These statutory financial statements cover our results of operations and financial position for the year ended prior to each annual general meeting of shareholders and are approved each year by the Board. There is no requirement under Irish law that such financial statements be approved by the Company’s shareholders, and no such approval will be sought at the Annual Meeting.

The Company’s Irish statutory financial statements for the year ended December 31, 2025, including the reports of the directors and auditors thereon, will be presented at the Annual Meeting in accordance with the requirements of the Companies Act. These financial statements and the related reports are available on the Annual Reports page of the Investors section of the Company’s website at www.alkermes.com. Shareholders may also request a printed copy of these statements and reports free of charge, by writing to our Company Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C576, Attention: Company Secretary.

Who do I contact if I have questions about the Annual Meeting?

If you have any questions or require any assistance with voting your shares, please contact the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated, at 501 Madison Avenue, 20th Floor, New York, NY 10022 or (212) 750-5833.

We also invite shareholders to reach out to our Investor Relations team at investor_relations@alkermes.com.

Important Notice Regarding the Internet and Electronic Availability of Proxy Materials for the Annual Meeting:

All shareholders have the ability to access this proxy statement and the Company’s Annual Report at www.proxydocs.com/ALKS or through the Investors section of our website at www.alkermes.com. Shareholders may also request a printed set of these materials free of charge, by writing to our Company Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attention: Company Secretary.

In addition, any shareholder may request to receive, on an ongoing basis, future proxy materials in printed form, by mail or electronically by email. A shareholder’s election as to the format for its receipt of proxy materials will remain in effect until such shareholder revokes such election.

Note Regarding Trademarks

We are the owner of various United States (“U.S.”) federal trademark registrations (“®”) and other trademarks (“TM”), including ALKERMES®, ALKERMES PATHWAYS RESEARCH AWARDS®, ARISTADA®, ARISTADA INITIO®, LUMRYZ®, LYBALVI® and VIVITROL®. Other trademarks, trade names and service marks appearing in this proxy statement are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names in this proxy statement are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Note Regarding Product References

Except as otherwise suggested by the context, (a) references in this proxy statement to “products” or “our products” include our marketed products, marketed products using our proprietary technologies, our licensed products, our product candidates, and product candidates using our proprietary technologies and (b) references in this proxy statement to the “biopharmaceutical industry” are used interchangeably with references to the “biotechnology industry” and/or the “pharmaceutical industry.”

ALKERMES PLC 2026 Proxy Statement 21

PROPOSAL 1

ELECTION OF DIRECTORS

(Ordinary resolutions)

Our Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of the following Board Nominees for election to the Board, in each case for a one-year term expiring at the close of the Company’s 2027 annual general meeting of shareholders or until their respective successor is appointed or their earlier resignation or removal:

Name	Age+	Director Since	Committee Memberships / Leadership	Independent	Outside Public Boards*
Shane M. Cooke	63	2018	Audit and Risk (C); Financial Operating; Nominating and Corporate Governance	✓	1
Richard B. Gaynor, M.D	76	2019	Compensation (C)	✓	1
Cato T. Laurencin, M.D., Ph.D.	67	2021	Financial Operating	✓	1
Nancy S. Lurker	68	2024	Compensation; Nominating and Corporate Governance (C)	✓	2
Brian P. McKeon	64	2020	Compensation; Financial Operating (C); Nominating and Corporate Governance	✓	1
Richard F. Pops	64	2011	Chairman; Financial Operating	✗	1
Nancy L. Snyderman, M.D.	74	2016	Audit and Risk; Financial Operating	✓	0
Andy Wilson	67	2019	Lead Independent Director; Audit and Risk; Financial Operating; Nominating and Corporate Governance	✓	2
Christopher I. Wright, M.D., Ph.D.	60	2022	Audit and Risk; Compensation	✓	0

(C) = Chair of the committee; + Ages presented are as of April 1, 2026.

* Represents the number of public company boards on which the director serves in addition to our Board.

Annual Director Elections. We hold annual director elections for all members of the Board. Accordingly, each Board Nominee elected pursuant to this Proposal 1 will be elected to serve for a one-year term expiring at our 2027 annual general meeting of shareholders.

Recommendation. The Board recommends that you vote FOR the election of each of the Board Nominees. As described in detail below, each Board Nominee has considerable professional and business expertise, and the Board’s recommendation reflects its carefully considered judgment that their experiences, qualifications, characteristics and skills qualify them to serve effectively on our Board. The Board has been informed that each of the Board Nominees has consented to serve as a nominee, to serve as a director if elected pursuant to this Proposal 1, and to be named as a nominee in this proxy statement. If, however, any Board Nominee should, prior to the Annual Meeting, decline to serve or become unavailable for election at the Annual Meeting, an event which the Board does not anticipate, the named proxy holders intend to vote for such other director nominee(s) as may be designated by the Board, unless the Board reduces the number of directors which comprise the Board accordingly.

Majority Voting Standard. Each Board Nominee that receives a majority of the votes cast on their respective resolution in person or by proxy (meaning that the number of shares voted “FOR” such Board Nominee exceeds the number of shares voted “AGAINST” such Board Nominee) will be elected to serve on the Board. Abstentions and broker non-votes will have no effect on the election of the Board Nominees because they are not considered to be votes cast. If, at the Annual Meeting, the number of directors is reduced below the minimum prescribed by our Articles of Association due to the failure of any one or more Board Nominee(s) to receive a majority of the votes cast, then the director nominee(s) who receive the highest number of votes in favor of election will be elected in order to maintain such prescribed minimum number of directors.

ALKERMES PLC 2026 Proxy Statement 22

The text of the resolutions in respect of this Proposal 1 is as follows:

“RESOLVED, by separate resolutions, to elect each of the following director nominees for a term expiring at the close of the Company’s 2027 annual general meeting of shareholders and until their respective successor is appointed or their earlier resignation or removal:

a. Shane M. Cooke b. Richard B. Gaynor, M.D. c. Cato T. Laurencin, M.D., Ph.D. d. Nancy S. Lurker e. Brian P. McKeon	f. Richard F. Pops g. Nancy L. Snyderman, M.D. h. Frank Anders Wilson i. Christopher I. Wright, M.D., Ph.D.

The Board unanimously recommends that you vote FOR election of each of the Board Nominees

Board Nominees: Composition, Qualifications and Experience

Each year, as part of our annual Board evaluation process, the Nominating and Corporate Governance Committee reviews the Board’s collective qualifications and experiences to assess alignment with our strategic priorities. Based on this assessment, the Board advances Board Nominees for election that it believes possess the requisite experience and qualifications to support advancement of the Company’s strategic goals. The Board Nominees possess significant experience in the areas set forth below. For a listing of qualifications and experience by individual Board Nominee, see the Board skills matrix below.

The Board Nominees are substantially independent, have a broad range of skills, experiences, backgrounds, viewpoints and characteristics, and represent a mix of newer and longer-tenured directors, providing what we consider to be an appropriate balance of experience, institutional knowledge, fresh perspectives and skillsets.

The following graphics reflect the composition and characteristics of the Board Nominees as of April 1, 2026:

ALKERMES PLC 2026 Proxy Statement 23

Board Skills Matrix

The Board considered the specific qualifications and experiences of our Board Nominees, outlined in the table below, in its decision to advance their nomination for re-election. The lack of a mark for a particular item does not mean an individual lacks that skill or qualification; rather, a mark indicates a specific area of focus or expertise of such individual on which the Board relies. Additional information about each Board Nominee’s background, business experience and other matters, including a description of how each individual’s experience qualifies them to serve on the Board, is provided below, beginning on the next page of this proxy statement.

ALKERMES PLC 2026 Proxy Statement 24

Board Nominee Biographical Information

Shane M. Cooke

INDEPENDENT

Director since: March 2018

Committee memberships: Audit and Risk (Chair); Financial Operating; Nominating and Corporate Governance

Current other public company boards:

Prothena Corporation plc (Nasdaq: PRTA) since 2012

Experience: Mr. Cooke served as our President and as President of Alkermes Pharma Ireland Limited (“APIL”), a wholly-owned subsidiary of the Company, from September 2011 until his retirement in March 2018. He became a member of our Board upon his retirement. In addition, Mr. Cooke has been chairman of the board of directors of APIL since September 2011. Mr. Cooke served as Executive Vice President of Elan Corporation, plc (“Elan”) and Head of Elan Drug Technologies from May 2007 to September 16, 2011 and as the Chief Financial Officer of Elan from July 2001 until May 2011. Mr. Cooke served as a director of Elan from May 2005 to September 16, 2011. Prior to joining Elan, Mr. Cooke was Chief Executive of Pembroke Capital Limited, an aviation leasing company, and prior to that, he held a number of senior finance positions in the banking and aviation industries. Mr. Cooke previously served on the board of directors of then publicly-traded healthcare companies UDG Healthcare plc from February 2019 to August 2021 and Endo International plc from July 2014 to April 2024. He is a chartered accountant.

Qualifications and Skills: Mr. Cooke is an Irish citizen, resident in Ireland. His depth of experience in managing Irish corporate entities and his extensive network within the Irish business and finance community, as well as his familiarity with Irish policy and regulation, are highly beneficial to the Company as an Irish-incorporated entity. In addition to Mr. Cooke’s global experience in the pharmaceutical industry, he also has significant experience in business development and transactional activities. Mr. Cooke’s substantial experience as an executive in the biopharmaceutical industry, including having served as a chief financial officer and as a president of publicly-traded companies, brings strategic leadership attributes and expertise in operations, finance, and commercial management to our Board.

Richard B. Gaynor, M.D.
INDEPENDENT Director since: September 2019 Committee memberships: Compensation (Chair) Current other public company boards: Zai Lab Limited (Nasdaq: ZLAB) since November 2021

Experience: Since May 2020, Dr. Gaynor has served as President, Chief of Research and Development at BioNTech US Inc. (f/k/a Neon Therapeutics, Inc. (“Neon”)), a wholly-owned subsidiary of BioNTech SE focused on the development of novel neoantigen-targeted T cell therapies. Dr. Gaynor had previously served as President of Research and Development at Neon since November 2016. Prior to joining Neon, Dr. Gaynor held roles in clinical development and medical affairs at Eli Lilly and Company (“Lilly”) from August 2002 to October 2016, including serving as Senior Vice President, Clinical Development and Medical Affairs of Lilly Oncology. During his time at Lilly, Dr. Gaynor chaired the Lilly Oncology Research and Development Committee and helped oversee various collaborations, including with General Electric, AstraZeneca, Merck and Bristol-Myers Squibb Company. Dr. Gaynor started his career in academia, initially serving on the faculty at UCLA School of Medicine, followed by 11 years at the University of Texas Southwestern Medical School, during which he spent time as the Chief of Hematology-Oncology and Director of the Simmons Cancer Center. Dr. Gaynor holds an M.D. from the University of Texas Southwestern Medical School and completed fellowship training in hematology-oncology at UCLA School of Medicine. Dr. Gaynor is on the editorial board of several scientific journals and has published extensively, including over 140 scientific articles. He previously served on the board of directors of Infinity Pharmaceuticals, Inc., a formerly publicly-traded biotechnology company, from March 2020 to March 2024. He currently serves on the board of directors of the Damon Runyon Cancer Research Foundation, the scientific advisory committee of Stand Up to Cancer and the finance committee of the American Association of Cancer Research, each a not-for-profit organization. Dr. Gaynor is a licensed physician with board certifications in oncology and hematology.

Qualifications and Skills: Dr. Gaynor brings to our Board a deep scientific and medical background, having practiced in academic medicine, conducted extensive scientific research and held leadership roles at various biopharmaceutical companies. The Board benefits from his technical expertise and business experience in research and development, drug development, clinical development and business development across multiple therapeutic areas and his insights from years as an academic and practicing physician.

ALKERMES PLC 2026 Proxy Statement 25

Sir Cato T. Laurencin, M.D., Ph.D., K.C.S.L.
INDEPENDENT Director since: November 2021* Committee memberships: Financial Operating Current other public company boards: MiMedx Group, Inc. (Nasdaq: MDXG) since November 2020

Experience: Dr. Laurencin is the University Professor and Albert and Wilda Van Dusen Distinguished Endowed Professor of Orthopaedic Surgery at the University of Connecticut (“UConn”) and also serves as a Professor of Chemical and Biomolecular Engineering, Professor of Materials Science and Engineering and Professor of Biomedical Engineering. Dr. Laurencin also serves as the Chief Executive Officer of The Cato T. Laurencin Institute for Regenerative Engineering at UConn. He previously served as Chief Executive Officer of the Connecticut Convergence Institute for Translation in Regenerative Engineering and, before that, as Vice President for Health Affairs and Dean of the School of Medicine at UConn. Prior to that he served as Orthopaedic Surgeon-in-Chief of the University of Virginia Health System. In addition, he was formerly a member of each of the FDA Device Panel and the FDA National Science Advisory Board. Dr. Laurencin is NACD Directorship Certified®. In March 2025, Dr. Laurencin was awarded knighthood (Knight Commander of the Order of St. Lucia) with the approval of His Majesty King Charles III of England. Dr. Laurencin received his B.S.E. degree in chemical engineering from Princeton University, his Ph.D. in biochemical engineering/ biotechnology from the Massachusetts Institute of Technology, and his M.D. from the Harvard Medical School.

Qualifications and Skills: Dr. Laurencin brings to our Board extensive medical, scientific and managerial experience. The Board benefits from his deep medical and scientific knowledge, his experience as a medical practitioner, and in management and leadership of large health systems. His dedication to social justice research and to addressing health disparities, and his expertise in public health and health policy, are supportive of the Company’s values and business strategy.

* Dr. Laurencin was appointed to the Board in November 2021 in connection with an agreement between the Company and Sarissa Capital Offshore Master Fund LP in April 2021.

Nancy S. Lurker

INDEPENDENT

Director since: March 2024

Committee memberships: Compensation; Nominating and Corporate Governance (Chair)

Current other public company boards:

EyePoint Pharmaceuticals, Inc. (Nasdaq: EYPT) since September 2016

Collegium Pharmaceutical, Inc. (Nasdaq: COLL) since February 2025

Experience: Ms. Lurker most recently served as Chief Executive Officer of EyePoint Pharmaceuticals, Inc. (“EyePoint”), a publicly-traded specialty biopharmaceutical company, from September 2016 to July 2023, at which time she transitioned to her current role as Vice-Chair of EyePoint’s board of directors. She also served as President of EyePoint from September 2016 to January 2023. Prior to that, she served as President and Chief Executive Officer of PDI, Inc., a publicly-traded healthcare commercialization company (now Interpace Diagnostics Group, Inc.), from 2008 to 2015 and as Senior Vice President and Chief Marketing Officer of Novartis Pharmaceuticals Corporation from 2006 to 2007. Prior to that, Ms. Lurker held various executive and other senior roles at leading pharmaceutical companies, including ImpactRx, Inc., a privately held healthcare information company, Pharmacia Corporation (now a part of Pfizer, Inc.), and Bristol-Myers Squibb Company. In addition to EyePoint and Collegium Pharmaceutical, Inc., Ms. Lurker currently serves on the board of directors of Altasciences, LLC, a private contract research organization. Ms. Lurker previously served on the boards of directors of National Sanitation Foundation, a not-for-profit organization dedicated to improving human health through quality standards, from January 2024 to January 2026, Aquestive Therapeutics, Inc., a publicly-traded specialty pharmaceutical company, from 2018 to April 2022, the Cancer Treatment Centers of America from 2016 to 2020 and, at various times from 2004 to 2018, current and formerly publicly-traded companies Auxilium Pharmaceuticals, Inc., X4 Pharmaceuticals, Inc., Mallinckrodt plc, PDI, Inc., Elan Corporation, plc and ConjuChem Biotechnologies. Ms. Lurker received a B.S. in Biology from Seattle Pacific University and an M.B.A. from the University of Evansville.

Qualifications and Skills: Ms. Lurker brings to our Board broad-ranging experience in the biopharmaceutical industry, including executive leadership, governance and strategic planning, and expertise in product development and commercialization, with a track record of successful U.S. and global product launches. The Board benefits from her extensive public company management and board leadership experience, industry knowledge and valuable insights with respect to strategy, operations and the development, launch and commercialization of pharmaceutical products.

ALKERMES PLC 2026 Proxy Statement 26

Brian P. McKeon

INDEPENDENT

Director since: December 2020

Committee memberships: Compensation; Financial Operating (Chair); Nominating and Corporate Governance

Current other public company boards:

Dentsply Sirona Inc. (Nasdaq: XRAY) since February 2026

Experience: Mr. McKeon most recently served as Executive Vice President and Special Advisor to IDEXX Laboratories, Inc. (“IDEXX”), a publicly-traded multinational corporation providing products and services in the veterinary, livestock and poultry, dairy and water testing markets, from February 2025 until his retirement in May 2025. Prior to that, Mr. McKeon served as Executive Vice President, Chief Financial Officer and Treasurer of IDEXX from January 2014 to February 2025, during which time he led IDEXX’s finance and investor relations functions and, from June 2019 to January 2025, oversaw IDEXX’s livestock, water and human diagnostics businesses. He also served on the board of directors of IDEXX from 2003 to 2013, including as Chair of its Audit Committee and as a member of its Compensation Committee. Prior to joining IDEXX, Mr. McKeon served as Executive Vice President and Chief Financial Officer of Iron Mountain Incorporated from 2007 to 2013 and as Executive Vice President and Chief Financial Officer of The Timberland Company from 2000 to 2007. Prior to these roles, he held several finance and strategic planning positions at PepsiCo Inc., serving most recently as Vice President, Finance, at Pepsi-Cola, North America. Mr. McKeon serves on the boards of directors of Dentsply Sirona Inc., a publicly-held manufacturer of dental products and technologies, and National Veterinary Associates, a privately-held pet care organization. He previously served on the board of directors of athenahealth, Inc., a then publicly-traded cloud-based healthcare technology company, from September 2017 to February 2019. Mr. McKeon holds a bachelor’s degree in accounting from the University of Connecticut and an M.B.A with high distinction from Harvard University.

Qualifications and Skills: Mr. McKeon brings to our Board strong financial and management expertise as well as public company executive and director leadership experience. The Board benefits from his experience in finance, strategic planning, corporate development and investor relations, and from his prior service on public company boards of directors, including as a member of audit and compensation committees.

Richard F. Pops
Director since: September 2011 Leadership: Chairman Committee memberships: Financial Operating Current other public company boards: Neurocrine Biosciences, Inc. (Nasdaq: NBIX) since 1998

Experience: Prior to assuming his current positions, Mr. Pops served as Chief Executive Officer of Alkermes, Inc. from February 1991 to April 2007 and as Chief Executive Officer and President from September 2009 to September 2011. Mr. Pops serves as chairman of the board of directors of the Midsized Biotech Alliance of America (the “MBAA”) and on the boards of directors of the Biotechnology Innovation Organization (“BIO”) and the Pharmaceutical Research and Manufacturers of America (“PhRMA”). He previously served on the boards of directors of Acceleron Pharma, Inc., a publicly-traded biopharmaceutical company, from 2004 to December 2019, Epizyme, Inc., a publicly-traded biopharmaceutical company, from 2008 to October 2020, and the National Health Council, a nonprofit organization, from 2016 to December 2019. Mr. Pops also previously served on the advisory board of Polaris Venture Partners and as a member of the Harvard Medical School Board of Fellows through June 2012.

Qualifications and Skills: Mr. Pops’ qualifications for our Board include his leadership experience, business judgment and deep industry knowledge. As a senior executive of Alkermes, he provides in-depth knowledge of the Company derived from leading our day-to-day operations. His ongoing involvement as a board member of the MBAA, BIO and PhRMA brings to the organization extensive knowledge of the current state of the pharmaceutical industry and the policy issues impacting healthcare today. As a Co-Chair of BIO’s Regulatory Environment Committee, and a member of its Health Section Governing Board, and as a member of PhRMA’s FDA and Biomedical Research Committee, Mr. Pops is an influential industry leader on FDA regulatory policy issues, including recent Prescription Drug User Fee Act reauthorizations. Mr. Pops has also played a leadership role in the pharmaceutical industry in identifying pathways to allow patient voices to be incorporated into the drug development and approval process, which is a fundamental principle on which we operate our business.

ALKERMES PLC 2026 Proxy Statement 27

Nancy L. Snyderman, M.D.
INDEPENDENT Director since: May 2016 Committee memberships: Audit and Risk; Financial Operating Current other public company boards: None

Experience: Dr. Snyderman is an oncologic surgeon and clinical researcher. She was a consulting professor at Stanford University Center for Innovation in Global Health from July 2019 to July 2022, served as Chief Medical Editor at NBC News from 2006 until 2015 and was a clinical professor of Otolaryngology at the University of Pennsylvania from August 2003 to December 2015. Dr. Snyderman was Senior Vice President Corporate Communications at Johnson & Johnson, a publicly-traded pharmaceutical company, from January 2003 to September 2006. She practiced as an Otolaryngologist at UC San Francisco and the California Pacific Medical Center from July 1994 to June 2003 and acted as Medical Editor for ABC News from 1987 until May 2003. Dr. Snyderman has served on the board of directors of Lyra Therapeutics, Inc., a formerly publicly-traded clinical-stage biotechnology company, since October 2020, and previously served on the boards of directors of Future Health ESG Corp., a publicly-traded special purpose acquisition company, from September 2021 to March 2024, and Axonics, Inc., a publicly-traded medical device company, from April 2019 to November 2024. Dr. Snyderman is a Kellogg Fellow, a Fellow in the American College of Surgeons and co-founder of the Stanford University-NBC News Global Media Fellowship. During Dr. Snyderman’s tenure as a medical journalist at NBC News and ABC News, she received Emmy Awards, Edward R. Murrow Awards, a Columbia University DuPont Award, and a Gracie Award for her reporting. Dr. Snyderman attended medical school at the University of Nebraska and completed residencies in Pediatrics and Otolaryngology at the University of Pittsburgh.

Qualifications and Skills: Dr. Snyderman’s experiences as a surgeon and clinical researcher, a veteran healthcare journalist, and an executive at a pharmaceutical company, as well as her roles in academia and as advisor to policy organizations, make her uniquely qualified for our Board. The Board benefits from her expert insight into the intersection of healthcare policy, public relations and journalism from the perspective of both a practitioner and an academic.

Frank Anders “Andy” Wilson

INDEPENDENT

Director since: September 2019

Leadership: Lead Independent Director

Committee memberships: Audit and Risk; Financial Operating; Nominating and Corporate Governance

Current other public company boards:

Cabot Corporation (NYSE: CBT) since September 2018

Novanta Inc. (Nasdaq: NOVT) since May 2021

Experience: Mr. Wilson most recently served as Chief Financial Officer and Senior Vice President of PerkinElmer, Inc. (“PerkinElmer”), a life sciences diagnostics, discovery and analytical solutions company, from 2009 to 2018, with responsibility for oversight of the organization’s growth strategy. Prior to PerkinElmer, Mr. Wilson held key business development and finance roles at Danaher Corporation, a global science and technology conglomerate, from 1997 to 2009, including the position of Corporate Vice President of Investor Relations. Earlier in his career, Mr. Wilson worked at AlliedSignal, Inc. (now Honeywell International Inc.), where he served as Vice President of Finance and Chief Financial Officer for the Commercial Avionics Systems division. Prior to that, Mr. Wilson’s work included financial and controllership positions of increasing responsibility at PepsiCo, Inc., as well as roles at E.F. Hutton and Company and KPMG Peat Marwick. He was previously a member of the board of directors of Sparton Corporation, a provider of complex and sophisticated electromechanical devices, from 2015 to early 2019, where he last served as chairman of the board. Mr. Wilson is a certified public accountant.

Qualifications and Skills: Mr. Wilson’s financial expertise and decades of experience in strategic planning, investor relations and business development for global public companies provide valuable insight for our Board as the Company’s strategic priorities expand and evolve. His background as a chief financial officer and certified public accountant provides significant expertise to our Board in matters relating to finance, value creation and commercial growth.

ALKERMES PLC 2026 Proxy Statement 28

Christopher I. Wright, M.D., Ph.D.
INDEPENDENT Director since: May 2022 Committee memberships: Audit and Risk; Compensation Current other public company boards: None

Experience: Since May 2025, Dr. Wright has served as Chief Medical Officer of Wave Life Sciences Ltd., a publicly-traded biotechnology company focused on developing RNA-targeting medicines. Prior to that, Dr. Wright served as Chief Medical Officer of gene therapy companies Ring Therapeutics, Inc. from February 2023 to May 2025 and AavantiBio, Inc. from May 2021 through its acquisition by Solid Biosciences Inc. in December 2022. From April 2019 to March 2021, Dr. Wright served as Senior Vice President, Chief Medical Officer of Cyclerion Therapeutics, Inc. (“Cyclerion”), a publicly-traded spin-off from Ironwood Pharmaceuticals, Inc. (“Ironwood”), where he led global development functions across therapeutic areas. From March 2017 to April 2019, Dr. Wright served as Senior Vice President, Chief Development Officer of Ironwood. Prior to that, Dr. Wright served as Senior Vice President, Chief Medical Officer of Axcella Health Inc. and Senior Vice President of Global Medicines Development and Affairs at Vertex Pharmaceuticals Incorporated, where he led global development functions across therapeutic areas. Dr. Wright was previously an Associate Professor of Neurology at Harvard Medical School and was a practicing neurologist at Brigham and Women’s Hospital for 20 years. He previously served as a Scientific Advisor for Cyclerion. Dr. Wright earned his A.B. in Biochemical Sciences from Harvard University, his M.D. in Medicine and Neuroscience from Harvard Medical School, his Ph.D. in Neuroanatomy from Vrije Universiteit and his MMSc. in Clinical Investigation from Harvard Medical School.

Qualifications and Skills: Dr. Wright is a highly accomplished scientific and medical leader in the academic and biopharmaceutical communities with nearly three decades of drug development, clinical and medical research experience in diseases of the central nervous system. The Board benefits from his significant expertise in the field of neuroscience, his extensive service in executive leadership positions at publicly-traded companies overseeing global drug development functions across therapeutic areas, including regulatory affairs, clinical development and operations, pharmaceutical development, and securing approval of new therapies, and his background as a practicing neurologist.

ALKERMES PLC 2026 Proxy Statement 29

The Board of Directors

Board Size and Structure

In accordance with our Articles of Association, the Board reviews the appropriateness of the size of the Board from time to time and increases or decreases the number of director seats on the Board as it deems appropriate. In March 2025, the Board approved a decrease in the size of the Board from 11 directors to 9 directors, which became effective upon the close of the 2025 Annual Meeting.

Annual Director Elections. We hold annual director elections for all members of the Board.

Chairperson of the Board. The chairperson of the Board presides at meetings of the Company’s shareholders and of the Board and leads the Board in its oversight of the Company’s strategic goals and objectives. Richard F. Pops has served as Chairman of the Board since 2011.

In deciding to appoint Mr. Pops to the combined role of CEO and Chairman, the Board recognized Mr. Pops’ ability to provide effective, consistent and continuous leadership to both the Board and the Company, his ability to align the strategic objectives of both management and the Board, his extensive knowledge of the Company’s operations and the industry and markets in which the Company operates and competes, and his ability to promote communication and synchronize activities between the Board and senior management.

In February 2026, Mr. Pops notified the Board of his decision to retire from his role as CEO, effective July 31, 2026. Following his retirement, Mr. Pops will serve as non-executive Chairman of the Board, subject to his re-election at the Annual Meeting.

Lead Independent Director. Recognizing the equal importance of effective independent oversight of the Company, the independent members of the Board annually elect an independent non-employee director to serve as Lead Independent Director of the Board, whose leadership responsibilities include, among others:

▪
presiding at meetings of the Board at which the chairperson of the Board is not present, including executive sessions of the independent directors and/or the non-employee directors;
▪
reviewing and providing feedback on the frequency of Board meetings and meeting agenda items, and facilitating director input on meeting agendas, to ensure inclusion of desired topics and sufficient time for their discussion, and advising the chairperson and/or Company Secretary on the quality, quantity and timeliness of information provided to Board members;
▪
serving as the principal liaison on Board matters between the chairperson of the Board and the independent and/or non-employee directors, communicating to the chairperson and management, as appropriate, feedback from executive sessions of the independent and/or non-employee directors, and providing assistance to management by attending selected internal business meetings and/or meetings with the CEO;
▪
facilitating the retention of outside advisors and consultants who report directly to the Board on Board-wide matters;
▪
calling meetings of the independent directors and/or the non-employee directors, if and as needed, and ensuring that the independent and/or the non-employee directors have adequate opportunities to discuss issues in meetings without management present;
▪
ensuring directors have adequate resources to support their decision-making and effectively and responsibly perform their duties;
▪
working, together with the Nominating and Corporate Governance Committee, on management and Board succession planning;
▪
together with the chair of the Nominating and Corporate Governance Committee, reviewing the results of the Board’s self-assessment process and communicating such results to the Board, meeting with individual directors to discuss composition, performance and effectiveness of the Board, its committees and individual directors, and reviewing, with the independent and/or non-employee directors of the Board, the effectiveness of the chairperson of the Board; and
▪
participating in shareholder outreach and engagement activities, as appropriate.

A current copy of our Charter of the Lead Independent Director (“LID Charter”) is available on the Corporate Governance page of the Investors section of our website at www.alkermes.com. The Nominating and

ALKERMES PLC 2026 Proxy Statement 30

Corporate Governance Committee periodically reviews the LID Charter and works with the Board to make such revisions to the charter as it and the Board consider appropriate.

Andy Wilson has served as the Board’s Lead Independent Director since December 2023. In this capacity, Mr. Wilson has played an active and engaged leadership role in activities and meetings of the Board, including executive sessions of the independent directors, and has participated alongside Company management in shareholder engagement activities.

Board Leadership Structure. The Board periodically reviews and assesses its leadership structure. Since 2011, the Board has supported a combined role of CEO and Chairman, as it believed that Mr. Pops’ service as both CEO and Chairman, working alongside a Lead Independent Director, provided an efficient and effective balance between management and independent leadership.

In February 2026, the Company announced Mr. Pops’ decision to retire from his position as CEO, effective July 31, 2026, and the Board’s appointment of Mr. Jackson as the Company’s new CEO, effective August 1, 2026. To support this transition, the Board has determined to split the positions of CEO and Chairman, with Mr. Pops to serve as non-executive Chairman of the Board, and Mr. Jackson expected to join the Board as a director. The Board believes that having both a non-executive Chairman and a Lead Independent Director will be the most appropriate Board leadership structure following Mr. Pops’ retirement to help support a successful management transition and allow the Board to continue to benefit from Mr. Pops’ experience and guidance.

Committees of the Board. The Board delegates substantial responsibilities to its three standing committees—Audit and Risk, Compensation, and Nominating and Corporate Governance—each of which is comprised solely of independent directors and led by an independent chair, and to other committees that the Board may establish from time to time, including the currently constituted Financial Operating Committee. These committees and their respective oversight responsibilities are discussed in detail below in the section entitled “The Role of the Board and its Committees” beginning on page 33 of this proxy statement. As discussed below, the composition and functioning of our Board and each of its committees complies with all applicable rules and regulations of the Nasdaq Stock Market (“Nasdaq,” and such rules and regulations, the “Nasdaq Rules”) and requirements of the Exchange Act and other SEC regulations.

Independence of Members of the Board

In accordance with our Corporate Governance Guidelines, at least a majority of our Board must meet the independence requirements set forth in the Nasdaq Rules. The Board annually makes a determination as to whether each director is “independent” as set forth in the applicable provisions of the Nasdaq Rules and the Exchange Act and the rules promulgated thereunder. To assist in making its determination, the Board periodically reviews each director’s status as an independent director, including soliciting information from each director regarding whether such director, or any member of their immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a debt relationship with the Company, received personal benefits outside the scope of such person’s normal compensation for service as a director or has any other relationship with the Company or members of Company management that, in the judgment of the Board, would interfere with such director’s exercise of independent judgment in carrying out such director’s responsibilities as a director.

Based on the information provided by each of the Company’s directors, the Board has determined that, with the exception of Richard F. Pops (our CEO), each of our current directors and each director who served on our Board during any part of 2025, and each member of each standing committee of our Board—Audit and Risk, Compensation, and Nominating and Corporate Governance—is (or was at the time of their Board service) “independent” (as defined in applicable provisions of the Nasdaq Rules and the Exchange Act and the rules promulgated thereunder). There are no family relationships among any of our directors or executive officers.

Expectations of Board Members

Director Orientation and Continuing Education

The Board believes that each director should be aware of corporate governance issues, their legal duties and obligations, and best practices involved in serving on a public company board of directors. The Company’s Chief Legal Officer and Chief Financial Officer or their designees are responsible for the orientation and onboarding of new directors, and for periodically providing materials or briefing sessions for directors on subjects that may assist them in exercising their duties. The Nominating and Corporate Governance Committee considers potential education resources and topics for the Board and provides recommendations to Company management or the Board as it deems appropriate.

ALKERMES PLC 2026 Proxy Statement 31

Director Engagement with Management

The Company provides frequent opportunities for the Board or individual directors to engage with team leaders in different functional areas of the Company and to visit Company facilities in order to support greater understanding of the Company’s business, strategy and operations.

Director Commitment to Service on Our Board

Frequency and Format of Board Meetings. Meetings of the Board are scheduled in advance at least four times a year. Furthermore, additional Board meetings or update calls may be called at any time upon appropriate notice to address specific needs of the Company or as requested by the Board. The Lead Independent Director works with the Chairman of the Board and the Company Secretary to review and solicit feedback from Board members on agendas for meetings of the Board. Individual directors may propose the inclusion of items on the agenda, request the presence of, or a report by, any member of Company management, or raise subjects at any Board meeting that are not on the agenda for that meeting. The meetings of the Board are frequently held at the Company’s headquarters in Ireland, but may be held at other locations or conducted by audio or video conference at the discretion of the Board. We held four regularly-scheduled meetings of the Board during 2025. In accordance with our Articles of Association, the Board may, from time to time, take action by unanimous written consent in lieu of a meeting and took one action by written consent in 2025.

Attendance at Board and Committee Meetings. Absent extenuating circumstances, directors are expected to attend, prepare for and participate in all Board meetings and meetings of the Board committees on which they serve. Attendance rates are taken into account by the Nominating and Corporate Governance Committee and the Board in connection with their assessments of current Board members for re-nomination for election as directors. In 2025, each of the Company’s incumbent directors attended 75% or more in the aggregate of all regularly-scheduled meetings of the Board and committee(s) on which they served during the time in which they were a director or committee member.

Meetings of Non-Employee Directors. The Board’s policy is to hold meetings of the non-employee directors of the Board (currently all directors other than Richard F. Pops) following each regularly scheduled in-person Board meeting. The Lead Independent Director is responsible for chairing such meetings. Meetings of the non-employee directors were held following each regularly-scheduled Board meeting during 2025. At times when the non-employee directors on the Board include any directors who are not independent, the Board’s policy is to hold executive sessions of the independent directors of the Board from time to time, as the independent directors deem appropriate.

Attendance at Annual General Meetings of Shareholders. All directors and director nominees are encouraged to attend the Company’s annual general meetings of shareholders, and all of the Company’s incumbent directors attended our 2025 Annual Meeting.

Director Outside Commitments and Service on Other Boards

Board members are expected to ensure that their existing and planned future outside commitments do not materially interfere with their service as an effective member of our Board. Any existing outside commitments are considered by the Nominating and Corporate Governance Committee and the Board when reviewing new director candidates and current directors for nomination for election or re-election to the Board. In addition, Board members must seek approval from the Nominating and Corporate Governance Committee before accepting an invitation to serve on any new board of directors, and service on boards and committees of other companies must be consistent with the Company’s conflict of interest policies set forth in our Code of Business Conduct and Ethics.

Overboarding Policy. Our Corporate Governance Guidelines limit the number of public company boards on which our directors may serve (our “overboarding policy”). In accordance with this policy, unless otherwise agreed by the Nominating and Corporate Governance Committee, our directors may serve on public company boards as follows:

Non-Employee Directors	Maximum of 4 public company directorships (including our Board)
Employee Directors (including CEO)	Maximum of 2 public company directorships (including our Board)

Each Board member is currently, and was at all times during 2025, in compliance with our overboarding policy.

ALKERMES PLC 2026 Proxy Statement 32

The Role of the Board and its Committees

The Company’s business, property and affairs are managed under the direction of the Board. Members of the Board are kept informed of the Company’s business through discussions with the CEO and other members of Company management, review of materials provided to them, visits to the Company’s facilities, and participation in meetings of the Board and its committees and the Company’s annual general meetings of shareholders.

The Board has delegated to the CEO, working with the other executive officers of the Company, the authority and responsibility for managing the business of the Company in a manner consistent with the standards, values and practices of the Company, and in accordance with any specific plans, instructions or directions of the Board. The CEO and Company management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to certain actions to be undertaken by the Company.

The Board’s Role in Oversight of Risks and Opportunities

Assessing and managing risks and opportunities is the responsibility of our management, and our Board oversees and reviews various aspects of the Company’s processes for management of such risks and opportunities. The Board executes this oversight responsibility directly and through its committees, including as set forth below:

▪
Strategy Sessions: Each year, the Board holds multiple meetings with the CEO and Chairman of the Board and with other members of management to discuss and review the Company’s mid- to long-term operating plans and overall corporate strategy, including discussion of opportunities and risks, and ways to mitigate risks, related to such plans and strategy. The involvement of the Board in reviewing, and providing feedback on, the Company’s business strategy is critical to the determination of the types of activities and appropriate levels of risk undertaken by the Company. In addition, as part of the Board’s regularly- scheduled meetings, the Board is provided an update on the Company’s progress with respect to its corporate objectives and execution of its strategy, and discusses and provides feedback regarding the strategic direction of the Company and issues and opportunities facing the Company in light of trends and developments in the industry and the general global and business environment.
▪
Profitability and Capital Allocation: The Financial Operating Committee is responsible for overseeing the Company’s financial, transactional and capital allocation activities in support of profitability and the Company’s strategic plan, and any risks and opportunities related to such activities.
▪
Corporate Responsibility Matters: The Board oversees the Company’s execution of its corporate responsibility and sustainability strategy, including its management of ESG-related risks and opportunities tied to the Company’s business, and has delegated to each of its standing committees significant oversight responsibilities in respect of such matters, including:
•
The Nominating and Corporate Governance Committee is responsible for oversight of the Company’s corporate governance practices and policies, and related risks and opportunities, including those related to: Board evaluation, composition and refreshment; employee matters, including leadership development and succession planning for our CEO and other key executives; corporate responsibility and sustainability matters; political contributions and lobbying activities; compliance with our Code of Business Conduct and Ethics, Corporate Governance Guidelines and Share Ownership and Holding Guidelines; conflicts of interest; and director overboarding. The Nominating and Corporate Governance Committee also reviews and advises on shareholder nominations, proposals and key interactions, and related risks and opportunities.
•
The Audit and Risk Committee is responsible for oversight of the Company’s enterprise risk management process, which integrates risks related to ESG matters such as cybersecurity, data privacy, information technology, healthcare compliance and environmental stewardship and sustainability, including climate change, and activities that management has undertaken to mitigate such risks. The Audit and Risk Committee is also responsible for overseeing compliance with, and risks related to, sustainability-related disclosure requirements, including oversight of internal controls and audit and assurance activities for financial and non-financial reporting, and integration of such disclosures into the Company’s SEC filings, Irish statutory reports and other required reporting.

ALKERMES PLC 2026 Proxy Statement 33

•
The Compensation Committee is responsible for ensuring that the Company’s compensation and benefits programs and practices are supportive of the Company’s human capital management initiatives, including in respect of talent and leadership development, recognition and retention. The Compensation Committee is also responsible for overseeing compensation-related policies and disclosures, including recommending to the Board the incorporation, as appropriate, of objectives related to our corporate responsibility strategy into the Company’s annual corporate objectives and executive and Company-wide incentive compensation plans.
▪
Compensation Practices and Policies: The Compensation Committee is responsible for reviewing and evaluating risks and opportunities related to our compensation practices and policies, including as they may impact our human capital development and management initiatives. In addition, the Compensation Committee and the Board oversee risks and opportunities relating to our equitable pay assessments and practices. For additional discussion of the Company’s annual compensation risk assessment, see the section entitled “Compensation Risk Assessment” on page 104 of this proxy statement.
▪
Enterprise Risk Management and Assessment: The Audit and Risk Committee is primarily responsible for oversight of our enterprise risk management. Our Chief Risk Officer is responsible for our risk management processes and provides—directly or through a designee—an annual overview of such processes and the results of the Company’s annual enterprise risk management assessment, performed in conjunction with the Company’s management team, to the Audit and Risk Committee and the full Board. The Audit and Risk Committee, and at times the full Board, regularly reviews the Company’s enterprise risk management processes and discusses and evaluates, as needed, any risks identified by such processes or otherwise, including risks related to cybersecurity or information technology and risks related to our healthcare compliance program, and any mitigation opportunities or actions taken in response to such risks.
▪
Audit of Internal Controls and Procedures: The Audit and Risk Committee is responsible for overseeing the Company’s financial and accounting policies, processes and controls. As part of fulfilling these responsibilities, the Audit and Risk Committee meets regularly with PwC, our independent auditor and accounting firm, and members of management and other Company employees, including our principal financial officer, principal accounting officer and members of our legal and financial compliance departments, to assess the integrity of our financial reporting processes and internal controls, including actions taken to monitor and address risks related to such processes and controls. The Audit and Risk Committee also regularly meets with PwC in executive session without management present. The Board and the Audit and Risk Committee receive regular assessments from management as to our policies and internal procedures designed to promote compliance with laws and regulations affecting our business and the results of our internal auditing and monitoring practices in this regard.
▪
Irish Law Compliance Policy Statement: The Board has adopted a Compliance Policy Statement, pursuant to Section 225 of the Companies Act. On an annual basis, our directors review the Company’s arrangements and structures intended to secure material compliance with the Company’s relevant obligations under applicable Irish corporate and tax laws.

In performing their oversight functions, the Board and each Board committee has full access to Company management, including our Chief Risk Officer and our Chief Legal Officer and Chief Compliance Officer, and the ability to engage outside advisors.

The Committees of the Board

The Board has three standing committees: Audit and Risk, Compensation, and Nominating and Corporate Governance, each of which is comprised entirely of independent directors. The Board may also, from time to time, form new committees or subcommittees, such as the currently constituted Financial Operating Committee, based on Company circumstances or when a desire for a more focused committee is identified. The Board may also disband current committees or subcommittees as it deems appropriate.

Each of the standing committees of the Board, and the Financial Operating Committee, has a written charter, approved by the Board, which describes the committee’s general authority and responsibilities. Each standing committee of the Board undertakes an annual review of its charter and works with the Board to make such revisions as it and the Board consider appropriate. Current copies of the charters for each of the standing committees and the Financial Operating Committee are available on the Corporate Governance page of the Investors section of our website at www.alkermes.com.

ALKERMES PLC 2026 Proxy Statement 34

The Board is responsible for the appointment of committee members and relies on the Nominating and Corporate Governance Committee to recommend to the Board candidates for such appointments, and for service as the chairs of the committees. Each committee of the Board has the authority to engage outside experts, advisors and counsel, or to establish subcommittees, in each case to the extent it considers appropriate to assist the committee in its work.

The chair of each Board committee, in consultation with the Chairman of the Board and appropriate members of management, determines the frequency and length of committee meetings and works with management to develop the agenda for each meeting. The agendas and minutes of the Board committee meetings are available to the full Board, and all Board members are welcome to attend such meetings, except that non-independent directors are not permitted to attend the executive sessions of any standing Board committee. Each Board committee regularly reports to the full Board concerning its activities.

Audit and Risk Committee

Shane M. Cooke (Chair*)

Nancy L. Snyderman, M.D.

Frank Anders Wilson

Christopher I. Wright, M.D., Ph.D.*

Meetings held in 2025: 5

Committee Independence+: 100%

Audit Committee Financial Experts**: Shane Cooke, Andy Wilson

* Mr. Cooke became Chair, and Mr. Wright joined the committee, as of May 2025

+ Independence as defined in Rule 5605(a)(2) and 5605(c)(2) of the Nasdaq listing standards and the applicable requirements of the Exchange Act

** In compliance with the Sarbanes-Oxley Act of 2002, the Board has determined, based on available facts and circumstances, that Mr. Cooke and Mr. Wilson are “audit committee financial experts” as defined by the SEC

The Audit and Risk Committee’s responsibilities include, among others:

•
appointing, compensating and retaining, and overseeing the work performed by, the Company’s independent auditor and accounting firm;
•
reviewing and discussing the Company’s financial reports to be furnished to or filed with the SEC or published pursuant to Irish law, the Company’s internal financial and accounting controls and all related party transactions;
•
overseeing the Company’s procedures designed to improve the quality and reliability of its financial condition and results of operations disclosures;
•
assessing and overseeing the Company’s enterprise risk management framework and major risk exposures to its business, including strategic, legal, financial, accounting, operational, regulatory, sustainability, privacy, security, cybersecurity, information technology and healthcare compliance risk exposures, and steps taken to monitor and address such exposures;
•
reviewing procedures of the Company designed to facilitate (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls, auditing matters or violations of law or any Company policy, in consultation with other Board committees as needed; and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting, auditing or violations of law or any Company policy;
•
discussing with management, the independent auditor and accounting firm and the Board, the legal and regulatory requirements applicable to the Company, and the Company’s compliance with such requirements and any legal matters that may impact the Company’s financial statements;
•
appointing, compensating and retaining, and overseeing the work performed by, any independent third parties engaged to provide assurance services in respect of Company disclosures made pursuant to applicable laws that require independent assurance;
•
reviewing and discussing the Company’s investment policies; and
•
preparing an annual written Report of the Audit and Risk Committee for inclusion in the Company’s proxy statement per SEC rules and regulations.

The Audit and Risk Committee engages and determines compensation for advisors as necessary and directs the distribution of funding provided by the Company to such advisors. The Audit and Risk Committee evaluates the performance of the independent auditor and accounting firm, ensures regular rotation of the audit partners from the independent auditor and accounting firm and considers the discharge of the independent auditor and accounting firm when circumstances warrant. Additionally, the Audit and Risk Committee is responsible for review and approval, in advance, of any and all audit and non-audit services to be performed by the independent auditor and accounting firm. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit and Risk Committee. All services provided by PwC during 2025 were pre-approved by the Audit and Risk Committee.

ALKERMES PLC 2026 Proxy Statement 35

Compensation Committee

Richard B. Gaynor, M.D. (Chair)

Nancy S. Lurker

Brian P. McKeon

Christopher I. Wright, M.D., Ph.D.

Meetings held in 2025: 9

Committee Independence+: 100%

+ Independence as defined in Rule 5605(a)(2) of the Nasdaq listing standards

Limited Compensation Sub-Committee: Richard B. Gaynor, M.D.

Independent Compensation Consultant: Alpine Rewards LLC

The Compensation Committee’s responsibilities include, among others:

•
discharging the Board’s responsibilities relating to the compensation of the Company’s executives;
•
establishing and reviewing the Company’s compensation philosophy and programs in light of its strategies, objectives and culture, and in conjunction with review of compensation trends and practices of comparable companies to assess the competitiveness of the Company’s compensation programs;
•
adopting, reviewing, amending or terminating, and administering, the Company’s incentive compensation and equity plans, including approval of the timing of grants and awards under such plans, the Company’s Clawback Policy and Recoupment Policy (each as defined below) and any other compensation recovery policy, and all compensation-related agreements or arrangements with the Company’s executive officers;
•
approving an annual Compensation Committee Report for inclusion in the Company’s proxy statement and/or annual report on Form 10-K in accordance with applicable rules and regulations;
•
reviewing and discussing with management the Company’s executive compensation disclosure, including its “Compensation Discussion and Analysis” included in reports, proxy statements and registration statements filed with the SEC;
•
directing the appointment and compensation, and overseeing the work, of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee, with the Company required to provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to any such compensation consultant, legal counsel or other advisor;
•
reviewing and assessing risks and opportunities arising from the Company’s compensation policies and practices, including as they may impact the Company’s human capital development and management initiatives;
•
reviewing, evaluating and recommending to the Board appropriate compensation for the Company’s non-employee directors and ensuring proper disclosure of any payments to the Company’s non-employee directors; and
•
reviewing and considering the results of advisory votes on executive compensation and any feedback from the Company’s engagement with shareholders and proxy advisory firms on executive compensation matters.

In determining the members of the Compensation Committee, the Board considers whether the members qualify as “non-employee directors” as defined in Rule 16b-3 under the Exchange Act and as “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Compensation Committee Interlocks and Insider Participation: The directors who served as members of the Compensation Committee during 2025 were Richard B. Gaynor, M.D., Nancy S. Lurker, Brian P. McKeon, and Christopher I. Wright, M.D., Ph.D., none of whom is currently, or ever has been, an officer or employee of the Company, or had any relationship that is required to be disclosed in this proxy statement as a transaction with a related party. During 2025, none of our executive officers served as a member of the board of directors or the compensation committee (or other board committee performing equivalent functions) of any entity that had one or more of its executive officers serving on our Compensation Committee or Board.

ALKERMES PLC 2026 Proxy Statement 36

Limited Compensation Sub-Committee: The Compensation Committee has established procedures for the grant of equity awards, including grants of equity awards to eligible new employees. Since December 2023, the Board has appointed Richard B. Gaynor, M.D. to serve as the sole member of the Limited Compensation Sub-Committee of the Board. The Compensation Committee has delegated to such sub-committee the authority to make individual grants of equity awards, up to certain specified award values, to certain newly hired employees of the Company. The Limited Compensation Sub-Committee typically grants equity awards to eligible new hires on the first Wednesday following the first Monday of each month (or the first business day thereafter if such first Wednesday is a holiday), referred to as the “New Hire Grant Date,” for all equity-eligible new hires who began their employment the prior month. The Limited Compensation Sub-Committee’s current approval authority is for new hire employees whose job level is below the level of Senior Vice President and for equity awards of up to $550,000 in aggregate award value per individual. New hire grants that exceed the authority of the Limited Compensation Sub-Committee must be granted by the full Compensation Committee, either on the New Hire Grant Date or as soon as practicable thereafter. All actions taken by the Limited Compensation Sub-Committee in 2025 were by written consent.

Key Contributor Award Committee: The Compensation Committee has established a Key Contributor Award Committee, consisting solely of the Company’s Chairman and CEO, Richard F. Pops, and delegated to such committee the authority to make periodic grants of equity awards outside of the Company’s annual and new hire equity grant cycles to employees whose job level is below the level of Senior Vice President (such awards, “Key Contributor Awards”) in accordance with guidelines and procedures established by the Compensation Committee for grants of such Key Contributor Awards. Recipients of Key Contributor Awards are periodically selected by the Key Contributor Award Committee, in consultation with members of Company management and the Company’s Human Resources department. Key Contributor Awards are intended to reward and retain key contributors to critical Company programs. The Compensation Committee periodically reviews and confirms the Key Contributor Award Committee’s authority to continue to grant such Key Contributor Awards and the overall parameters of any proposed periodic grants of such awards, and receives detailed reports following each such grant.

Financial Operating Committee

Brian P. McKeon (Chair)

Shane M. Cooke*

Cato T. Laurencin, M.D., Ph.D.*

Richard F. Pops

Nancy L. Snyderman, M.D.*

Frank Anders Wilson

Meetings held in 2025: 6

Committee Independence+: 83%

* Mr. Cooke and Drs. Laurencin and Snyderman joined the committee in May 2025

+Independence as defined in Rule 5605(a)(2) of the Nasdaq listing standards

The Financial Operating Committee is a temporary committee of the Board formed in December 2020.

The Financial Operating Committee’s responsibilities include, among others:

•
reviewing and advising the Board and Company management, and overseeing risks and opportunities, with respect to:
▪
the Company’s profitability profile and related initiatives aligned with the Company’s strategic plan;
▪
capital structure and capital allocation strategy and priorities;
▪
material mergers and acquisitions and other business development activities;
▪
material financing transactions, including any debt or equity financings, recapitalizations and dividends;
▪
return of capital to shareholders, including share repurchase and redemption programs; and
•
retaining independent advisors (including financial and legal advisors) as the committee deems necessary, to assist the committee in performing its responsibilities.

The Financial Operating Committee plays an active role in the Company’s capital allocation decisions and in its evaluation of strategic and financial transactions. In 2025, the Financial Operating Committee played an active role in the review, assessment and approval of the terms of the Company’s offer and agreement to acquire Avadel.

ALKERMES PLC 2026 Proxy Statement 37

Nominating and Corporate Governance Committee

Nancy S. Lurker* (Chair)

Shane M. Cooke*

Brian P. McKeon*

Frank Anders Wilson*

Meetings held in 2025: 7

Committee Independence+: 100%

* The committee’s membership and leadership was refreshed in its entirety in May 2025

+ Independence as defined in Rule 5605(a)(2) of the Nasdaq listing standards

The Nominating and Corporate Governance Committee’s responsibilities include, among others:

•
periodically reviewing and evaluating the size, composition and organization of the Board and its committees to comply with regulatory requirements, to assess whether the Board members possess the desirable experience, skills and characteristics for service as a director of the Company, and to assess the effectiveness of the Board and its committees;
•
establishing criteria for Board membership, including any specific minimum qualifications, or specific qualities or skills that the Nominating and Corporate Governance Committee believes director nominees should possess;
•
identifying qualified director candidates, including with assistance from third-party consultants, as appropriate, and recommending to the Board qualified candidates for nomination for election by the Company’s shareholders;
•
periodically reviewing, and monitoring compliance with, the Company’s Code of Business Conduct and Ethics applicable to all directors, officers and employees, its Share Ownership and Holding Guidelines, and its Corporate Governance Guidelines and related matters;
•
facilitating annual Board self-assessments with respect to the performance and effectiveness of individual directors, the Board as a whole and each Board committee, and making recommendations to the Board regarding composition and leadership of the Board and each Board committee;
•
periodically monitoring and reviewing the Company’s governance practices, policies and initiatives, and overseeing related risks and opportunities, including in respect of director overboarding and conflicts of interest; political activities and contributions; human capital management initiatives, including talent assessment and leadership development, employee engagement, workforce retention and diversity, inclusion and belonging; and EHSS and other corporate responsibility and sustainability matters;
•
reviewing and discussing corporate succession plans for the CEO and other key executives and succession planning for the Board and its committees; and
•
reviewing all shareholder proposals and nominations properly submitted to the Company and recommending appropriate action to the Board.

ALKERMES PLC 2026 Proxy Statement 38

Board Nominations, Evaluations and Refreshment

Board Process for Evaluating and Recommending Director Nominees for Election

The Board is responsible for the nomination of directors for election to the Board. The Board delegates the evaluation and nomination of director nominees to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board and management will be requested to take part in the process as appropriate. In evaluating and nominating director nominees, the Nominating and Corporate Governance Committee considers the specific experiences, skills and characteristics desirable for the optimal composition and functioning of the Board over both the short and long term.

Once a candidate has been identified, the Nominating and Corporate Governance Committee evaluates the candidate to confirm that the candidate meets all of the minimum director qualifications established by the Board (as set forth below) and any additional qualifications, skills or characteristics that the Nominating and Corporate Governance Committee and the Board deem appropriate at such time. Based on the results of this evaluation, the Nominating and Corporate Governance Committee will decide whether to recommend such candidate to the Board for election. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of the Board.

The Board retains the ultimate authority to appoint directors to the Board outside of an annual general meeting of shareholders, to recommend director nominees for election by the Company’s shareholders, to fill any vacancy on the Board and to appoint directors to the committees of the Board.

Director Qualifications and Considerations

The Nominating and Corporate Governance Committee is responsible for reviewing, and recommending to the Board from time to time, the appropriate background and experience, qualities, skills and expertise, and characteristics desired of Board members in the context of the then-current composition of the Board and its alignment with the Company’s values, strategy and business needs.

This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all current directors and all individuals nominated for a director position:

•
high ethical character and shared belief in, and embodiment of, the values of the Company, including as reflected in the Company’s Code of Business Conduct and Ethics;
•
personal and professional reputation consistent with the image and reputation of the Company;
•
a commitment to delivering value to the Company’s shareholders, customers, employees, suppliers and community and to promoting long-term growth;
•
an ability to exercise sound business judgment; and
•
substantial business or professional experience and an ability to offer advice and guidance to Company management based on that experience.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating current directors and individuals nominated for a director position, such as:

•
experience in the biopharmaceutical industry;
•
understanding of the fiduciary duties required of a director;
•
experience in corporate governance, finance, accounting, complex business transactions, public policy and public affairs, human resource management, corporate responsibility and sustainability and information security;
•
leadership experience with public companies or other significant organizations;
•
international experience in business, particularly in the biopharmaceutical industry or related fields; and
•
diversity of national origin, race, gender, background, education, skills, experience and thought.

These factors and others are considered useful by the Board and are reviewed periodically by the Nominating and Corporate Governance Committee in the context of an assessment of the perceived needs of the Board at particular points in time. The Board has full authority to modify these criteria from time to time.

ALKERMES PLC 2026 Proxy Statement 39

Procedure for Recommendations by Shareholders of Director Nominees

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders for nomination by the Board for election at an annual general meeting of shareholders. The Nominating and Corporate Governance Committee will evaluate such recommended director candidates using the same criteria that it uses to evaluate other director candidates. A shareholder who wishes to recommend individuals for consideration by the Nominating and Corporate Governance Committee and the Board may do so only by delivering a written recommendation to Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attention: Company Secretary, with the director candidate’s name, biographical information and qualifications, and a document providing evidence of the candidate’s willingness to be named as a nominee in any proxy statement of the Company related to the election of directors and to serve if elected.

Procedure for Nomination by Shareholders of Director Nominees

The above procedure applies to recommendations by shareholders of director candidates to be nominated by the Board. Shareholders who instead desire to nominate on their own behalf one or more persons for election to the Board at an annual general meeting of shareholders must comply with the deadlines and other requirements set forth in our Articles of Association in respect of shareholder nominations, including the applicable notice, information and consent provisions. Pursuant to our Articles of Association, nominations by our shareholders of persons for election to the Board at our 2027 annual general meeting of shareholders must be received by our Company Secretary between October 8, 2026 and December 7, 2026; provided, however, that in the event that the date of our 2027 annual general meeting of shareholders is changed by more than 30 days from the first anniversary date of the Annual Meeting, notice must be delivered no earlier than 180 days prior to, nor later than 120 days prior to, our 2027 annual general meeting of shareholders or, if later, the 10th day following the day on which public announcement of the date of our 2027 annual general meeting of shareholders is first made.

In addition to the applicable notice requirements under our Articles of Association described in the preceding paragraph, in order to comply with the SEC’s universal proxy rules, shareholders who desire to nominate one or more persons for election to the Board at our 2027 annual general meeting of shareholders must provide notice to the Company by the same deadline noted in the preceding paragraph and such notice must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

Other Shareholder Communications with the Board

Generally, shareholders who have suggestions, comments or inquiries for the Company should contact our Investor Relations team at investor_relations@alkermes.com. However, our Board believes that shareholders should also have an opportunity to communicate with the Board directly. Shareholders interested in communicating with the Board or an individual director or directors (including the Chairman or the Lead Independent Director) may do so by sending written communication by mail to Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, or by facsimile to +353 1 772-8001, in each case to the attention of either the Chairman of the Board, the Lead Independent Director, or the individual director(s), as applicable. Each communication should set forth the shareholder’s name and address as it appears on the records of our transfer agent, Computershare Trust Company, N.A. (and, if the shares are held by a bank, broker or other nominee, the name and address of the shareholder who beneficially owns the shares), and the number of shares that are owned or beneficially owned, as applicable, by such shareholder. The Company will forward any such shareholder communications to the Chairman of the Board or the Lead Independent Director, as representatives of the Board, and/or to the individual director(s) to whom the communication is addressed, by certified mail to an address specified by the applicable director and/or the Chairman of the Board or Lead Independent Director for such purposes or by secure electronic transmission.

ALKERMES PLC 2026 Proxy Statement 40

Annual Board Evaluation and Self-Assessment

The Board recognizes the value and importance of annually assessing the composition and effectiveness of the Board, its committees and its members in order to align with the current and expected future business and stakeholder needs of the Company. The Nominating and Corporate Governance Committee is responsible for overseeing the annual Board evaluation. As part of this process, the Nominating and Corporate Governance Committee:

▪
Evaluates the composition of the Board and its committees against the desired composition, including the desired size, qualifications, experience and effectiveness of the Board in support of the Company’s current and anticipated strategic priorities, considering the expertise and skillsets that individual members are expected to bring to the Board and the committee(s) on which they serve;
▪
Reviews the suitability and effectiveness of the minimum director qualifications established by the Board for director nominees; and
▪
Facilitates an annual Board self-assessment process, which consists of director assessments of their individual performance and of the structure, composition, functioning and performance of the Board as a whole and of each committee on which they serve.

2025 Board Self-Assessment Process. The following graphic describes the process undertaken by the Nominating and Corporate Governance Committee to facilitate the 2025 self-assessment:

Feedback Incorporated

Based on feedback from the assessments conducted in recent years, our Lead Independent Director and Nominating and Corporate Governance Committee Chair have worked with management to, among other things:

• Identify topics of key strategic focus for the Board;
• Change the structure of Board meetings to facilitate more time for full Board and independent director discussion focused on Company strategy, execution, risks and opportunities;
• Increase opportunities for director interactions with members of management;
• Introduce new agenda topics for Board discussion, as suggested by directors;
• Reduce the size of the Board by removing identified skillset redundancies and refresh the membership and leadership of the committees of the Board; and
• Engage in ongoing management and Board succession discussions, with a focus on ensuring representation of skills, experience and perspectives in support of the Company’s strategy.

ALKERMES PLC 2026 Proxy Statement 41

Ongoing Evaluation Activities

In addition to the annual Board self-assessment process described above, our Nominating and Corporate Governance Committee engages in ongoing Board evaluation activities, including:

•
Review of director outside commitments, including the appropriateness of a director’s continued service following a substantial change in principal occupation;
•
Review of actual or potential conflicts of interest and overboarding, governance and reputation considerations upon a director’s request to join a new board of directors and/or advisory board of other corporations or organizations;
•
Annual review and refreshment of committee charters, Corporate Governance Guidelines, and other Board-related policies; and
•
Annual nomination and election of all directors.

Board Refreshment and Tenure

The Board does not believe that establishing term limits on directors’ service or a mandatory retirement age would be in the best interests of the Company or its shareholders. Such limitations on service may result in losing the contributions of directors who, through their tenure, have developed valuable insight into the Company and its operations and provide valuable contributions to the Company, its shareholders and the Board. The Board believes that the Company and its shareholders benefit from the balance of experience and institutional knowledge of longer-serving Board members and the fresh perspectives and evolving skillsets of newer Board members.

If, as a result of the Nominating and Corporate Governance Committee’s annual evaluation of the composition of, and desired skillsets for, the Board, or as a result of the Board’s annual self-assessment process, the Board identifies specific qualifications or areas of expertise that may be additive to the Board in light of the Company’s evolving business strategy and areas of focus, the Board may identify, or engage an external recruitment firm to identify, new director candidates with experience and expertise in the identified areas.

Active Board Refreshment

The Board has an active Board refreshment program and has engaged in significant refreshment activities since 2019 in order to further strengthen the Board’s expertise in targeted areas of importance to the Company’s business strategy. As part of these refreshment activities, the average tenure of our Board members has decreased significantly since 2019.

These refreshment activities resulted in the appointment of eight new, independent directors since 2019, each further strengthening the Board’s expertise in targeted areas of importance to our business strategy and adding to its range of experiences, skills and other characteristics, six of whom remain on the Board and are shown below:

ALKERMES PLC 2026 Proxy Statement 42

Director Compensation

Directors who are employees of the Company do not receive additional compensation for Board membership beyond their employee compensation.

Non-Employee Director Compensation Program

Our non-employee director compensation program is intended to be current, competitive and fair, and is designed to attract and retain optimal talent and expertise on our Board and provide compensation commensurate with the time and effort that our directors are required to devote to the Company given the size and complexity of our operations and the Board’s significant oversight and advisory responsibilities.

The Compensation Committee is responsible for evaluating and recommending to the Board for approval an annual non-employee director compensation program. In this context, the Compensation Committee annually reviews and evaluates, in consultation with its independent compensation consultant, recent trends in director compensation, related corporate governance best practices, and comparable market data, including data from the same peer group that the Compensation Committee uses for executive compensation purposes. The Compensation Committee makes its recommendations for non-employee director compensation to the Board based on such review and evaluation. The Board retains the ultimate authority to determine the form and amount of non-employee director compensation.

Key Features of Our Non-Employee Director Compensation Program
☑	Program reviewed annually in comparison to peers and to align with best practices
☑	Consists of a mix of cash and equity-based compensation
☑	Non-employee directors subject to stock ownership guideline of 3x of annual retainer (CEO guideline is 6x of base salary)
☑	Prohibition on hedging and pledging by directors under our Insider Trading Policy
☑	General policy that no perquisites be provided to directors

Annual Cash Retainers

Each non-employee director receives an annual cash retainer for their Board service and an additional annual cash retainer if they serve as Lead Independent Director of the Board or as a member or chair of a committee of the Board. In May 2025, following a review of the annual non-employee director cash retainers approved by the Board in May 2024 and determination that such cash retainers remained competitive and generally aligned with the Company’s peer group, the Compensation Committee recommended, and the Board approved, that no changes be made in 2025 to the existing annual cash retainer fee amounts.

The following annual cash retainers are thus in effect for the current year (each “year” representing the approximately 12-month period between our annual general meetings of shareholders), each paid pro-rata on a quarterly basis:

Service	Retainer Fee
Board Member	$74,000	*
Lead Independent Director	40,000
Audit and Risk Committee Chair	25,000
Audit and Risk Committee Member	15,000
Compensation Committee Chair	25,000
Compensation Committee Member	15,000
Financial Operating Committee Chair	20,000
Financial Operating Committee Member	12,000
Nominating and Corporate Governance Committee Chair	20,000
Nominating and Corporate Governance Committee Member	12,000

* This amount includes compensation for attendance at the first five regularly-scheduled Board meetings held each year. An additional fee of $3,500 is paid to each non-employee director for their attendance at any regularly-scheduled Board meeting in excess of the fifth regularly-scheduled Board meeting occurring in such year.

ALKERMES PLC 2026 Proxy Statement 43

Equity Compensation

Each non-employee director is also granted equity for their Board service, in the form of an annual award (the “Annual Director Grant”) that is typically granted to each non-employee director on the date of the Company’s annual general meeting of shareholders, following their election at such meeting as a director for the upcoming term. Any newly appointed non-employee director who joins the Board after the annual general meeting of shareholders is granted, on a date that is proximate to such director’s election to the Board, (i) a prorated portion of the Annual Director Grant, with the value of the award prorated based on the number of days remaining until the one-year anniversary of the grant date of the Company’s prior year Annual Director Grant, divided by 365 (each such grant, a “Pro-Rata Annual Director Grant”), and (ii) an initial award for joining the Board (each, a “New Director Grant”), with the award value equal to 1.5 times the approved award value of the Annual Director Grant for that year.

•
Vesting. Per our non-employee director equity grant procedures and the 2018 Plan, Annual Director Grants vest on the earlier of the one-year anniversary of the applicable grant date or the next annual general meeting of shareholders (provided such meeting is held at least 50 weeks after the prior meeting), Pro-Rata Annual Director Grants have a vesting period of one year from the applicable grant date, and New Director Grants have a vesting period of three years from the applicable grant date, vesting in three equal annual installments commencing on the one-year anniversary of such grant date.
•
No changes to award values in 2025. Each year, prior to the grant date of the applicable Annual Director Grant, the Compensation Committee recommends to the Board for its approval equity award values and terms for the Annual Director Grant and any New Director Grants for the coming year. In May 2025, following review of the previously approved target non-employee director equity compensation values of $375,000 for the Annual Director Grant and $562,500 for the New Director Grant, and determination that such equity compensation values remained aligned to and competitive with the Company’s peer group, the Compensation Committee recommended to the Board, and the Board approved, that no changes be made to such equity compensation values for the coming year.
•
Equity mix and share number calculation methodology. All grants to our non-employee directors in 2025 consisted of 50% restricted stock unit awards and 50% stock options, with the number of shares underlying each restricted stock unit award calculated by dividing the approved aggregate value of such awards by the closing price of the Company’s ordinary shares on the Nasdaq Global Select Market as of the close of trading on the applicable grant date (the “Grant Date Closing Share Price”), and the number of shares underlying each stock option calculated utilizing the Grant Date Closing Share Price and the Black-Scholes valuation model, in each case with the resulting share number rounded up to the nearest whole number of shares.

Our non-employee directors are not granted any equity other than the Annual Director Grant (or Pro-Rata Annual Director Grant, as applicable) each year and a one-time New Director Grant upon joining the Board.

For a description of our share ownership and holding guidelines applicable to our directors, see the section entitled “Share Ownership and Holding Guidelines” on page 101 of this proxy statement.

Conflicts of Interest

Independent directors do not receive consulting, advisory or other compensatory fees from the Company if the receipt of such fees would result in disqualifying the director from being considered an “independent” director in accordance with the applicable provisions of the Nasdaq Rules and the Exchange Act and the rules promulgated thereunder. To the extent practicable or required by applicable rule or regulation, independent directors who are affiliated with the Company’s service providers, partners or collaborators will undertake to ensure that their compensation from such providers, partners or collaborators does not include amounts connected to payments by the Company.

Reimbursement of Expenses and Insurance

We reimburse each non-employee director for necessary business expenses incurred in the performance of their Board service and extend coverage to each non-employee director under our travel accident and directors’ and officers’ indemnity insurance policies.

ALKERMES PLC 2026 Proxy Statement 44

2025 Director Compensation Table

Each of our incumbent non-employee directors —Shane M. Cooke, Richard B. Gaynor, M.D., Cato T. Laurencin, M.D., Ph.D., Nancy S. Lurker, Brian P. McKeon, Nancy L. Snyderman, M.D., Frank Anders Wilson and Christopher I. Wright, M.D., Ph.D.— served as non-employee directors during all of 2025. Emily Peterson Alva and David A. Daglio, Jr. served as non-employee directors from January 2025 until their retirement from the Board at the close of our 2025 Annual Meeting in May 2025. Richard F. Pops, CEO and Chairman of the Board, was an employee during all of 2025. As an employee, Mr. Pops does not receive any cash or equity compensation for his Board service.

The following table presents and summarizes the cash retainer fee amounts earned or paid to our non-employee directors for service during 2025, and the equity compensation granted to our non-employee directors in 2025:

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)	($)	($)
(a)	(b)(1)	(c)(2)(4)	(d)(3)(5)	(h)
Emily Peterson Alva	38,230	250,567	226,461	515,258
Shane M. Cooke	109,737	187,515	187,499	484,751
David A. Daglio, Jr.	39,401	250,567	226,461	516,429
Richard B. Gaynor, M.D.	99,000	187,515	187,499	474,014
Cato T. Laurencin, M.D., Ph.D.	86,000	187,515	187,499	461,014
Nancy S. Lurker	101,198	187,515	187,499	476,212
Brian P. McKeon	116,319	187,515	187,499	491,333
Nancy L. Snyderman, M.D.	104,121	187,515	187,499	479,135
Frank Anders Wilson	152,220	187,515	187,499	527,234
Christopher I. Wright, M.D., Ph.D.	102,829	187,515	187,499	477,843

Notes to 2025 Director Compensation Table

(1)
The amounts in column (b) represent fees earned by or paid to our non-employee directors for service during 2025, including annual cash retainer fees for service on the Board, and, as applicable, for service on a committee of the Board, as chair of a committee of the Board and as Lead Independent Director of the Board. The annual cash retainer fees for Ms. Alva and Mr. Daglio were prorated based on the date of their resignation from the Board. In addition, certain of the annual cash retainer fees for service as a member or chair of a committee of the Board were prorated, as applicable, based on each director’s respective date of appointment to, or resignation from, the relevant position.
(2)
For each non-employee director other than Ms. Alva and Mr. Daglio, the amounts in column (c) reflect the aggregate grant date fair value of restricted stock unit awards granted in 2025, excluding estimates of forfeitures, if any, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718—Stock Compensation, or ASC 718. On May 21, 2025, each non-employee director elected at our 2025 Annual Meeting was granted, as part of their Annual Director Grant, a restricted stock unit award in the amount of 6,142 ordinary shares, which had a grant date fair value of $30.53 per share. For information on the assumptions used to calculate the value of the restricted stock unit awards, refer to footnote 2 “Summary of Significant Accounting Policies” to our consolidated financial statements for the year ended December 31, 2025 included in our Annual Report under the heading “Share-Based Compensation”. These restricted stock unit awards vest in full on the one-year anniversary of the grant date. All restricted stock unit awards granted to non-employee directors in 2025 provide for acceleration of vesting upon a termination of service due to death or permanent disability.

For Ms. Alva and Mr. Daglio, the amounts in column (c) reflect the incremental fair value, as computed in accordance with ASC 718, associated with the Compensation Committee’s determination on May 12, 2025 to accelerate by a period of 10 days the vesting of the Annual Director Grants awarded to Ms. Alva and Mr. Daglio at the Company’s 2024 annual general meeting of shareholders, as permitted by the 2018

ALKERMES PLC 2026 Proxy Statement 45

Plan in connection with their retirement from the Board on the date of our 2025 Annual Meeting. This resulted in a deemed accounting modification in accordance with ASC 718, and under applicable SEC rules, the associated incremental fair value must be reported in column (c) for 2025.

(3)
For each non-employee director other than Ms. Alva and Mr. Daglio, the amounts in column (d) reflect the aggregate grant date fair value of stock options granted during 2025, as computed in accordance with ASC 718. On May 21, 2025, each non-employee director elected at our 2025 Annual Meeting was granted, as part of their Annual Director Grant, a non-qualified stock option to purchase 13,474 ordinary shares, which option had an estimated grant date fair value of $13.92 per share. For information on the assumptions used to calculate the value of the stock options, refer to footnote 2 “Summary of Significant Accounting Policies” to our consolidated financial statements for the year ended December 31, 2025 included in our Annual Report under the heading “Share-Based Compensation”. These stock options vest in full on the one-year anniversary of the grant date and expire upon the earlier of ten years from the grant date or three years following termination of a director’s service relationship with the Company. All stock options granted to non-employee directors in 2025 provide for acceleration of vesting upon a termination of service due to death or permanent disability. There can be no assurance that any of these stock options will be exercised or that the value realized upon their exercise will equal their grant date fair value.

For Ms. Alva and Mr. Daglio, the amounts in column (d) reflect the incremental fair value, as computed in accordance with ASC 718, associated with the Compensation Committee’s determination on May 12, 2025 to accelerate by a period of 10 days the vesting of the Annual Director Grants awarded to Ms. Alva and Mr. Daglio at the Company’s 2024 annual general meeting of shareholders, as permitted by the 2018 Plan in connection with their retirement from the Board on the date of our 2025 Annual Meeting. This resulted in a deemed accounting modification in accordance with ASC 718, and under applicable SEC rules, the associated incremental fair value must be reported in column (d) for 2025.

(4)
As of December 31, 2025, our non-employee directors who served on the Board at any time during 2025 held outstanding restricted stock unit awards representing the following number of ordinary shares: Ms. Alva, none; Mr. Cooke, 6,142 shares; Mr. Daglio, none; Dr. Gaynor, 6,142 shares; Dr. Laurencin, 6,142 shares; Ms. Lurker, 13,645 shares; Mr. McKeon, 6,142 shares; Dr. Snyderman, 6,142 shares; Mr. Wilson, 6,142 shares; and Dr. Wright, 6,142 shares.
(5)
As of December 31, 2025, our non-employee directors who served on the Board at any time during 2025 held outstanding stock options representing the following number of ordinary shares: Ms. Alva, 82,604 shares; Mr. Cooke, 246,638 shares; Mr. Daglio, 89,854 shares; Dr. Gaynor, 171,005 shares; Dr. Laurencin, 77,591 shares; Ms. Lurker, 57,902 shares; Mr. McKeon, 103,058 shares; Dr. Snyderman, 196,199 shares; Mr. Wilson, 171,005 shares; and Dr. Wright, 74,593 shares.

ALKERMES PLC 2026 Proxy Statement 46

Other Corporate Governance Matters

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that applies to all of the Company’s directors, employees and officers, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics meets the requirements of a “code of ethics” (as defined in the regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act) and a “code of conduct” (as defined in the Nasdaq Rules). A current copy of our Code of Business Conduct and Ethics is available on the Corporate Governance page of the Investors section of our website at www.alkermes.com. We intend to disclose any amendments to our Code of Business Conduct and Ethics, or any waivers of its requirements, on our website. A copy of our Code of Business Conduct and Ethics may also be obtained, free of charge, upon request directed to: Alkermes Investor Relations, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6.

Members of the Board shall act at all times in accordance with the requirements of the Company’s Code of Business Conduct and Ethics, which is applicable to each director in connection with their activities relating to the Company. This obligation includes, without limitation, adherence to the Company’s policies with respect to conflicts of interest, confidentiality, protection and proper use of the Company’s assets, ethical conduct in business dealings, and respect for, and compliance with, applicable law. Any request for a waiver of any of the requirements of the Code of Business Conduct and Ethics shall be submitted in writing to the Company’s Chief Compliance Officer or to the Board and shall be subject to approval.

Insider Trading Policy and Hedging and Pledging Prohibitions

We maintain an Insider Trading Policy governing purchases, sales, gifts and other transactions in Company securities by our officers, directors, employees (including contract employees) and independent contractors. Our Insider Trading Policy also sets forth the Company’s policy to transact in Company securities in compliance with all applicable securities laws and regulations. We believe our Insider Trading Policy is reasonably designed to promote compliance with U.S. insider trading laws, rules and regulations, and Nasdaq listing standards. A current copy of our Insider Trading Policy is available on the Corporate Governance page of the Investors section of our website at www.alkermes.com.

Our Insider Trading Policy prohibits our officers, directors, employees (including contract employees) and independent contractors from, among other things, engaging in speculative transactions in our securities, including by way of the purchase or sale of “put” or “call” options or other derivative securities directly linked to our equity; short sales of our equity; the use of our equity as a pledge or as collateral in a margin account; and trading in straddles, equity swaps, or other hedging transactions directly linked to our equity, even if such persons do not possess material nonpublic information at the time of any such proposed transaction.

Talent Development and Succession Planning

The Nominating and Corporate Governance Committee and/or the full Board annually reviews with Company management the Company’s succession planning and talent development and assessment activities and results to ensure that the performance, development, retention and succession plans for leadership roles within the Company, including the CEO, chief financial officer, other named executive officers and certain members of management, are structured to meet the short- and long-term strategic objectives of the Company and to support successor development and readiness. As part of this annual assessment, management also reviews with the Nominating and Corporate Governance Committee and/or the full Board the process undertaken by the Company annually, and at times more frequently, to review and assess performance, retention risk and leadership and development potential for employees of the Company at non-executive levels.

ALKERMES PLC 2026 Proxy Statement 47

Corporate Responsibility and Sustainability

We are committed to operating and growing our business in a sustainable and responsible manner that promotes transparent governance and strong ethics.

Our most recent Corporate Responsibility Report, published in September 2025, highlights:

•
our environmental, health and safety performance data and risk management and mitigation activities;
•
our employee engagement strategy and initiatives, including employee wellness programs, career development activities and initiatives in support of an inclusive workplace environment; and
•
our investment in, and engagement with, the communities in which we work.

The report is available on the Responsibility section of our website at www.alkermes.com.

We are committed to engagement with our stakeholders, including our shareholders, employees, customers, vendors, patients and caregivers, policy makers and members of our local communities, to solicit and better understand their insights on our business and the corporate responsibility and sustainability matters of interest to them. When feedback is received from our stakeholders, it is communicated to our management team, the full Board and committees of the Board, as appropriate.

Human Capital Management

Our employees are the foundation upon which our business is built. As of the Record Date, we had approximately 2,050 full-time employees, of which approximately 1,950 were based in the U.S. and approximately 100 were based in Ireland.

Corporate Culture and Employee Development

We strive to foster and maintain a culture that embodies collaboration, respect for all, and an unwavering commitment to, and passion for, our work.

The expertise, intelligence and creativity of our employees drive our innovation, and their passion and commitment to excellence are the cornerstone of our success. We are committed to supporting our employees’ well-being in a transparent, inclusive and collaborative environment, and to providing our employees with access to training, support and resources intended to help them succeed professionally while appropriately balancing their personal and professional lives.

We encourage our employees to seek out professional learning opportunities both within Alkermes and externally, through part-time education and tuition reimbursement programs, and frequent offerings of voluntary Company-hosted trainings that cover topics including performance management, problem-solving, leadership development, diversity education and awareness, communication and mentorship, and as appropriate, more specialized skills-based programs. We also provide all employees access to our LinkedIn Learning platform, which provides virtual on-demand learning opportunities. We also conduct ongoing health and safety trainings in compliance with applicable U.S. federal and state, Irish and local regulations.

Employee Engagement

Our distinctive culture is characterized by a sense of inclusion and belonging among employees that reflects our company values of collaboration, respect for each voice and unwavering commitment. Through our multiple engagement initiatives, we strive to ensure that our employees feel part of our mission and that they have a voice in the Alkermes community. We conduct periodic engagement surveys to understand employee sentiment regarding, and satisfaction with, their work and workplace experience. We have used, and plan to continue to use, the data collected to help inform and evolve our human capital management strategy, including employee engagement initiatives.
ALKERMES PLC 2026 Proxy Statement 48

In response to employee feedback, we have sought to further cultivate and strengthen our unique culture through employee engagement programs, including the following:

•
Sponsored function- and site-specific mentoring programs.
•
Regularly solicited feedback from Company leaders, and adapted our remote work policies to allow more flexibility to our employees.
•
Enhanced our internal interactive communication channels.
•
Increased and refined the number, timing and content of in-person trainings, employee town halls and other voluntary educational, social and recognition events to keep employees feeling connected, motivated, supported and informed.

We have five Employee Resource Groups (“ERGs”), which share a common purpose of supporting and enhancing the inclusiveness of our company culture and providing opportunities for professional development, networking, learning and building deeper connections within Alkermes:

•
Limitless, a network to support people impacted by disabilities or illness;
•
MOSAIC, a multicultural network;
•
Operation Salute, a network to support active duty military members, veterans and their families;
•
Pride@Work, an LGBTQ+ and allies network; and
•
Women Inspired Network (WIN), a women’s network.

These ERGs are employee-led, voluntary and open to all Alkermes employees.

We also have global, cross-functional committees, comprised of employees and senior leaders throughout the organization, focused on employee engagement, creating connections, fostering conversations, promoting a culture of understanding and inclusion and helping to support alignment of our efforts across the range of perspectives and experiences in our organization.

Health, Safety and Wellness

We ask our employees to help us promote and sustain workplace environments that are safe, productive and protective of the health and well-being of our people and in compliance with applicable laws, rules and regulations. We maintain extensive EHSS corporate policies, adhere to all health and safety standards set by regulators in the locations in which we operate, and routinely assess workplace risks, conduct employee trainings and monitor our sites to reduce the risk of workplace accidents. These efforts contributed to our ability to maintain in 2025 rates of workplace accidents resulting in recordable injuries, and of accidents resulting in lost employee work time, below U.S. Bureau of Labor Statistics industry averages.

We are proud to have received external recognitions for our employee health, safety, well-being and benefits programs, and as a respected employer in our local communities. In 2025, Alkermes was certified as a Great Place to Work in the United States, named to Fortune Magazine’s Best Workplaces in BioPharma™ 2025 and, for the fourth consecutive year, awarded Mental Health America’s Platinum Bell Seal for Workplace Mental Health. Also in 2025, our Waltham, Massachusetts site was named one of the Boston Globe’s Top Places to Work in Massachusetts, was awarded a renewed three-year Fitwel® certification in recognition of our facility design intended to foster a healthy and productive workplace. Our site in Wilmington, Ohio was

ALKERMES PLC 2026 Proxy Statement 49

named a 2025 Best Place to Work in Greater Cincinnati by the Cincinnati Business Courier. In Ireland, we have, since 2020, maintained our certification to the Irish Business Employers Confederation’s (“IBEC”) KeepWell Mark™, an evidence-based workplace well-being accreditation awarded to companies that meet or exceed industry standards for well-being, health and safety, and Alkermes was included in IBEC’s listing of Ireland’s Leading in Wellbeing Top 100 Companies 2025, which recognizes companies that have implemented well-being best practices for employees and local business communities. Also in 2025, for the first time, our Irish operating entity was named one of Ireland’s Best Employers by the Sunday Independent and a Best Place to Work in Ireland by The Sunday Times Ireland.

Environmental Impact and Sustainability

At Alkermes, our goal is to conduct our business activities in a manner that minimizes the environmental impacts of our operations and promotes effective stewardship of environmental resources. We are committed to complying with applicable laws, rules and regulations and operating with the highest standards of conduct. All Alkermes facilities are subject to routine regulatory inspections, including in respect of EHSS, to confirm compliance with applicable laws and regulations. We work collaboratively across internal stakeholder groups and functions to identify ways to reduce our environmental impact, mitigate EHSS risk and increase operational efficiencies. These efforts and our environmental performance metrics are discussed in detail in our Corporate Responsibility Report. As a testament to these efforts, we are certified in Ireland to the Business Working Responsibly Mark, an independently audited standard for corporate social responsibility and sustainability based on ISO26000.

In recent years, we further strengthened our governance related to environmental sustainability matters through the establishment of cross-functional steering teams and oversight committees tasked with development and implementation of our environmental sustainability strategy. In support of this strategy, in 2025, we continued to work with third-party environmental service providers to support our efforts to enhance our environmental performance and our measurement and reporting of such performance, and to refine our environmental sustainability risk assessments and mitigations.

Product Quality and Patient Safety

Across our business, we maintain an unwavering focus on product quality and safety. All Alkermes development and/or manufacturing facilities are subject to routine regulatory inspections in respect of product quality and safety to confirm compliance with applicable laws and regulations. We have robust policies and procedures in place designed to promote safe and sustainable research, development, manufacture and commercialization of products, including a comprehensive quality management system that is designed to ensure that products we manufacture, store, test or distribute consistently meet applicable product specifications, safety and efficacy standards, “good practice” GxP quality guidelines and regulations (e.g., GCP, GMP, GLP) and other regulatory requirements.

We are committed to ensuring the authenticity of our medicines and guarding against counterfeit products (those not equivalent in quality, safety and efficacy, or not containing the correct amount of active ingredient and/or containing impurities) in the marketplace. We have standard operating procedures for routine monitoring and the timely and efficient removal from the market of any commercial drug product suspected or found to not meet our product quality or patient safety standards, which include notification of and consultation with applicable regulatory authorities, conduct of a health hazard assessment, and communications to customers, partners, healthcare providers and patients as directed by regulators or our internal policies.

Responsibility in Manufacturing and Supply Chain

We are committed to meeting our manufacturing objectives reliably and responsibly through the establishment and maintenance of a safe, sustainable and ethical supply chain. We contract with a broad network of third-party manufacturers to formulate certain products and produce components of products or product packaging for clinical and commercial use. All service providers involved in the manufacture and packaging of our products are subject to inspection by the FDA or comparable agencies in other jurisdictions and we require that our contract manufacturers adhere to current Good Manufacturing Practices (“GMP”) in the manufacture of these products and product components. All contract manufacturers and GxP suppliers must undergo an assessment and/or inspection by our quality personnel to assess their compliance with applicable standards and regulations prior to initiating work for Alkermes.

ALKERMES PLC 2026 Proxy Statement 50

We strive to conduct our business activities in a manner that minimizes the environmental impacts of our operations, and this commitment extends to our supply chain. We have a global, cross-functional steering team responsible for developing and informing our strategy for a sustainable procurement program and, since 2023, have worked with EcoVadis, an independent sustainability ratings provider, to evaluate certain of our key suppliers against a variety of sustainability metrics. In 2024, we adopted a new Supplier Code of Conduct, which outlines our expectations for the suppliers with whom we do business related to labor and human rights, safety, health and well-being, environmental protection and sustainability, and ethical business conduct.

Social Responsibility and Community Impact

We are committed to caring for the people and the environment in the local communities in which we work. Since 2008, many of our employees have volunteered each year as part of our ALKERMES IN ACTION volunteer program, with in-person events across our sites to support local organizations focused on education, caring for veterans, maintaining outdoor community spaces and providing for families and children in need.

We also support research and advocacy efforts to raise awareness of patient needs in the disease areas that our medicines are designed to treat, and to increase access to medicines and other forms of treatment in support of patient health and well-being. We proudly support not-for-profit organizations and independent researchers working in our therapeutic areas of focus.

Since 2018, our annual Alkermes Pathways Research Awards® program has provided funding to 27 early-career researchers working to advance our understanding of diseases in the field of neuroscience. This program provides grants of up to $100,000 per project, with a focus on research related to schizophrenia or bipolar I disorder, including sleep and circadian disturbances associated with these conditions.

Early Access Policy

We endeavor to make safe and effective medicines by conducting rigorous clinical trials and obtaining marketing approval from regulatory authorities, including the FDA. Participation in one of our clinical trials is the optimal way for patients to gain access to our investigational medicines prior to regulatory approval. However, we understand that some patients may not be able to participate in a clinical trial. If early data from our clinical trials suggest that an investigational treatment might offer benefits for patients facing serious or life-threatening conditions, we have a policy under which patients may be eligible to receive access to an investigational medicine outside the context of a clinical trial. Additional details, including eligibility criteria, can be found in the Alkermes Early Access Policy, a copy of which is available on the Early Access page of the Research and Development section of our website at www.alkermes.com.

Patient Advocacy and Community Engagement

Patient advocacy and community engagement are core to our mission. We regularly engage with policymakers and leaders in the patient advocacy community to better understand their perspectives and goals and the complex systems of care for individuals living with complex neurological and psychiatric disorders. Learnings from these interactions help to inform our business activities, including design of our clinical development and lifecycle management programs for our investigational and marketed medicines with specific patient outcomes in mind, and the nature and substance of our policy and advocacy efforts.

ALKERMES PLC 2026 Proxy Statement 51

PROPOSAL 2

NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

(Ordinary resolution)

Our Compensation Discussion and Analysis, which begins on page 76 of this proxy statement, describes our executive compensation program and the compensation decisions that the Compensation Committee made with respect to the compensation of our named executive officers for 2025. As required pursuant to Section 14A of the Exchange Act, our Board is asking that our shareholders cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the Company’s shareholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, and related compensation tables and narrative discussion.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Non-Binding, Advisory Vote. Our Board is asking that shareholders support this Proposal 2. This proposal is advisory and non-binding; as an ordinary resolution, approval of this proposal requires the affirmative vote of a majority of the votes cast on the resolution in person or by proxy (meaning that the number of shares voted “FOR” this Proposal 2 must exceed the number of shares voted “AGAINST” this Proposal 2). Although the vote is advisory, and therefore non-binding, we value the views of our shareholders, and the Compensation Committee will consider the outcome of the vote when designing our future compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of this Proposal 2 because they are not considered to be votes cast.

Recent Enhancements to Executive Compensation Programs. We value, and frequently solicit, shareholder feedback on our executive compensation programs, and have made meaningful enhancements to our executive compensation programs in recent years in response to such feedback and to further align the interests of our CEO and other named executive officers with those of our shareholders. For additional information, see the section entitled “Board Responsiveness – Enhancements to Compensation Practices” beginning on page 79 of this proxy statement.

Prior Say-on-Pay Vote on 2024 Executive Compensation. At our 2025 Annual Meeting, shareholders strongly supported our 2024 executive compensation program, with 98.7% of the votes cast in favor of our say-on-pay proposal. We believe this say-on-pay support reflects the substantial alignment of pay and performance in our executive compensation programs and recognition of the meaningful changes that our Compensation Committee has made to our executive compensation programs in recent years in response to shareholder feedback.

Prior Say-on-Frequency Vote. At our 2024 annual general meeting of shareholders, shareholders approved our say-on-frequency proposal providing for advisory say-on-pay votes to occur each year at our annual general meeting of shareholders. Based on these results, we intend to hold advisory votes on the compensation of the Company’s named executive officers on an annual basis. We expect to next advance an advisory say-on-frequency proposal to shareholders at our 2030 annual general meeting of shareholders.

2025 Compensation Highlights. For highlights of our 2025 executive compensation program, see the section entitled “2025 Compensation Highlights” beginning on page 13 of this proxy statement and the disclosure set forth in our Compensation Discussion and Analysis, which begins on page 76 of this proxy statement.

The Board unanimously recommends that you vote FOR Proposal 2

ALKERMES PLC 2026 Proxy Statement 52

PROPOSAL 3

NON-BINDING RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR AND ACCOUNTING FIRM AND BINDING AUTHORIZATION OF AUDIT AND RISK COMMITTEE TO SET INDEPENDENT AUDITOR AND ACCOUNTING FIRM’S REMUNERATION

(Ordinary resolution)

PwC served as our independent auditor and accounting firm for 2025. The Audit and Risk Committee reviewed and discussed the performance of PwC as the Company’s independent auditor and accounting firm for 2025 and, following such review and discussion, has retained PwC to serve as the Company’s independent auditor and accounting firm for 2026. Although we are not required to submit the appointment of PwC for shareholder approval, as a matter of good corporate governance, the Board has determined, upon the recommendation of the Audit and Risk Committee, to submit the selection of PwC for ratification by the Company’s shareholders and to ask the Company’s shareholders to authorize the Audit and Risk Committee to set the independent auditor and accounting firm’s remuneration. Even if the selection of PwC is ratified, the Audit and Risk Committee, in its discretion, may still select a different independent auditor and independent accounting firm at any time during 2026 if it determines that such a change would be in the best interests of the Company and its shareholders.

Majority Voting Standard. As an ordinary resolution, approval of this proposal requires the affirmative vote of the majority of the votes cast on the resolution in person or by proxy (meaning that the number of shares voted “FOR” this Proposal 3 must exceed the number of shares voted “AGAINST” this Proposal 3). Abstentions and broker non-votes (if any) will have no effect on the outcome of this Proposal 3 because they are not considered to be votes cast. The ratification of the appointment of PwC as the Company’s independent auditor and accounting firm is advisory and non-binding; the authorization for the Audit and Risk Committee to set PwC’s remuneration is binding.

One or more representatives of PwC is expected to attend the Annual Meeting. Such representative(s) will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The text of the resolution in respect of this Proposal 3 is as follows:

“RESOLVED, to ratify, on a non-binding, advisory basis, the appointment of PricewaterhouseCoopers LLP as the independent auditor and accounting firm of Alkermes plc and to authorize, in a binding vote, the Audit and Risk Committee to set the independent auditor and accounting firm’s remuneration.”

The Board unanimously recommends that you vote FOR Proposal 3

ALKERMES PLC 2026 Proxy Statement 53

PROPOSAL 4

APPROVAL OF ALKERMES PLC

2018 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED

(Ordinary resolution)

Overview

Our Board is requesting shareholder approval of amendments to the current Alkermes plc 2018 Stock Option and Incentive Plan, as amended. We refer to the current Alkermes plc 2018 Stock Option and Incentive Plan, as amended, as the “2018 Plan” and to the 2018 Plan, as it is proposed to be amended pursuant to this Proposal 4, as the “Amended 2018 Plan.” The proposed amendments would make the following material changes to the 2018 Plan:

▪
increase the number of ordinary shares authorized for issuance thereunder by 5,900,000 new ordinary shares (subject to adjustment for stock splits, stock dividends and similar events); and
▪
increase the number of ordinary shares that may be awarded in the form of incentive stock options thereunder by 5,900,000 new ordinary shares (subject to adjustment for stock splits, stock dividends and similar events).

The proposed Amended 2018 Plan is attached as Appendix A to this proxy statement and is incorporated herein by reference. If this Proposal 4 is approved by our shareholders, the Amended 2018 Plan will become effective as of the date of the Annual Meeting. In the event our shareholders do not approve this Proposal 4, the Amended 2018 Plan will not become effective and the 2018 Plan will continue to be effective in its current form.

Why do we believe our shareholders should approve the Amended 2018 Plan (including the increased number of shares authorized for issuance thereunder)?

1. We believe the size of our share reserve increase request is reasonable.

The size of our share reserve increase request for the Amended 2018 Plan is equal to 5,900,000 new ordinary shares (subject to adjustment for stock splits, stock dividends and similar events). We expect our request will provide us with sufficient ordinary shares to support approximately one to two years of equity awards at our current market value. Equity awards are key to our ability to attract, retain and incentivize employees who are integral to the successful development of our pipeline candidates, the manufacture and commercialization of our products and the accomplishment of transformative business transactions.

Our general compensation philosophy with respect to equity awards is to target around the 50th percentile by value of our comparable peer group, as determined using the Black-Scholes option pricing model for stock options and market prices for restricted stock unit awards, with the opportunity to increase or decrease the value of equity awards from the 50th percentile based upon individual performance and other factors. If our request is not approved, we may not have sufficient ordinary shares to support our next round of annual equity awards at our current market value.

2. Equity awards are integral to our compensation program and to our success.

Equity awards have been, and we believe will continue to be, an integral component of our competitive overall compensation program, enabling us to attract qualified and skilled employees and directors, retain our existing employees, including our experienced management team, and provide incentives for our employees to exert maximum efforts for our success, ultimately contributing to the creation of shareholder value.

We have built, and continue to devote significant resources to further develop and enhance, a comprehensive cross-functional infrastructure designed to support product development from discovery through commercialization and lifecycle management. We have a portfolio of proprietary commercial products, many of which we manufacture ourselves, that we market and sell in the U.S. We also manufacture a third party commercial product that incorporates our proprietary technologies under license and for which we receive manufacturing revenues. We also have a development pipeline of potential new proprietary products.

ALKERMES PLC 2026 Proxy Statement 54

We seek to attract, hire, develop, retain and motivate qualified and highly-skilled employees with experience in areas such as R&D, including early discovery, medicinal chemistry, translational medicine, formulation development and clinical trial operations capabilities; intellectual property prosecution, enforcement and defense; medical affairs; manufacturing operations; U.S. federal and state government affairs; regulatory affairs; sales and marketing; and market access, among others. Competition for such personnel in our industry and the geographic regions in which we operate is intense, with numerous companies also developing, manufacturing or marketing products, including products against which our products directly compete.

3. We balance equity usage, talent needs and shareholder alignment.

We carefully and thoughtfully manage our equity program, balancing attraction, retention and incentivization of our employees against dilution and burn rate considerations. As of the Record Date, our full dilution was approximately 17.6%, which is calculated as: (shares available for grant + shares subject to outstanding equity awards) / (shares outstanding + shares available for grant + shares subject to outstanding equity awards). The following two tables provide certain additional information regarding our equity incentive program and include awards granted under all of our equity incentive plans.

As of the Record Date
Total number of ordinary shares subject to outstanding stock options	17,049,908
Weighted-average exercise price of outstanding stock options	$30.92
Weighted-average remaining term of outstanding stock options	5.98 years
Total number of ordinary shares subject to outstanding full value awards(1)	6,957,811
Total number of ordinary shares available for grant under the 2018 Plan(2)	11,557,326
Total number of ordinary shares outstanding	166,252,718

(1) A “full value award” is an award other than a stock option or stock appreciation right.

(2)
As of the Record Date, there were no ordinary shares available for grant under any of our equity incentive plans other than the 2018 Plan.

	As of December 31,
	2025	2024	2023
Burn Rate(1)	2.67%	3.27%	3.98%

(1) Burn Rate is calculated as: (shares subject to stock options granted + shares subject to time-vesting full value awards granted + shares subject to performance-vesting full value awards vested)/weighted average ordinary shares outstanding. The share reserve under the 2018 Plan is reduced by 1.8 ordinary shares for each ordinary share issued pursuant to a full value award. The burn rates reported in this table are based on the terms of equity awards granted under our equity incentive plans on the date they were granted and, in the case of equity awards granted prior to the separation of the Company’s former oncology business in November 2023, do not reflect subsequent adjustments made to such equity awards in connection with this separation in accordance with the provisions of the 2018 Plan.

As of April 1, 2026, the per-share closing price of our ordinary shares as reported on Nasdaq was $35.05.

The following table sets forth our historic use of equity in 2025, 2024 and 2023:

	Year
	2025	2024	2023
Stock options granted(1)	1,807,610	2,615,357	3,479,898
Time-vesting full value awards granted(1)	2,115,535	2,260,345	2,884,122
Performance-vesting full value awards vested(2)	469,513	536,243	252,375
Weighted average ordinary shares outstanding	164,702,864	165,392,113	166,223,297

(1) The share numbers reported in this table reflect the number of shares underlying equity awards granted under our equity incentive plans on the date they were granted, and, in the case of equity awards granted prior to the separation of the Company’s former oncology business in November 2023, do not reflect subsequent adjustments made to such equity awards in connection with this separation in accordance with the provisions of the 2018 Plan.

(2) Consists of PRSUs that vested based on the Company’s achievements against the pipeline and/or financial goals to which the PRSUs granted in 2022, 2021 and 2020, respectively, to our employees at senior vice president level and above were subject.

ALKERMES PLC 2026 Proxy Statement 55

Important Aspects of the Amended 2018 Plan Designed to Protect our Shareholders’ Interests

The Amended 2018 Plan contains certain provisions, including those set forth below, designed to protect our shareholders’ interests and to reflect corporate governance best practices. The descriptions of these and other features of the Amended 2018 Plan contained in this Proposal 4 are intended to be summaries only and are qualified in their entirety by the full text of the Amended 2018 Plan attached hereto as Appendix A.

▪
Shareholder approval is required for additional shares. The Amended 2018 Plan does not contain an annual “evergreen” provision. Thus, shareholder approval is required each time we desire to increase the share reserve, allowing our shareholders the ability to have a say on our equity compensation programs.
▪
Share counting provisions. The share reserve under the Amended 2018 Plan is reduced by one ordinary share for each ordinary share issued pursuant to a stock option or stock appreciation right and by 1.8 ordinary shares for each ordinary share issued pursuant to a full value award. This helps to ensure that management and the Compensation Committee are using the share reserve effectively and with regard to the value of each type of equity award. The Amended 2018 Plan also prohibits liberal share recycling, which means that shares tendered or held back upon exercise of a stock option or stock appreciation right or settlement of an award to cover the exercise price or tax withholding for such option, right or award are not added back to the number of shares available for issuance under the Amended 2018 Plan.
▪
Flexibility in designing equity compensation scheme. The Amended 2018 Plan allows us to provide a broad array of equity incentives, including traditional option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, cash-based awards and performance share awards. By providing this flexibility, we are positioned to quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.
▪
No right to vote or receive dividends. Until shares are delivered in accordance with the Amended 2018 Plan, no right to vote or receive dividends or any other rights of a shareholder will exist with respect to shares to be issued in connection with equity awards.
▪
No repricing of options or stock appreciation rights. The Amended 2018 Plan explicitly prohibits repricing options and stock appreciation rights in any manner without shareholder approval, including canceling awards in exchange for cash or for another award under the Amended 2018 Plan.
▪
Minimum 1-year vesting requirement. Under the Amended 2018 Plan, all awards are subject to a minimum vesting period of one year before they can vest, and for options, become exercisable. Equity awards granted to non-employee directors on or after February 5, 2026 that vest (or, if applicable, become exercisable) on the earlier of the one-year anniversary of the date of grant or the date of the Company’s next annual general meeting of shareholders that occurs at least 50 weeks after the date of grant are excluded from this requirement. In addition, up to 5% of the ordinary shares available for issuance under the Amended 2018 Plan may be issued pursuant to awards that do not meet this minimum vesting (and, if applicable, exercisability) requirement.
▪
Equity Clawback. Equity awards granted to our named executive officers under the Amended 2018 Plan are subject to our Clawback Policy and our Recoupment Policy, as in effect from time to time, current copies of which can be found on the Corporate Governance page of the Investors section of our website at www.alkermes.com. For additional details, see the section entitled “Clawback Policy and Recoupment Policy” on page 101 of this proxy statement.

Majority Voting Standard

The resolution in respect of this Proposal 4 is an ordinary resolution that requires the affirmative vote of the majority of the votes cast on the resolution in person or by proxy (meaning that the number of shares voted “FOR” this Proposal 4 must exceed the number of shares voted “AGAINST” this Proposal 4). Abstentions and broker non-votes will have no effect on the outcome of this Proposal 4 because they are not considered to be votes cast.

The text of the resolution in respect of this Proposal 4 is as follows:

“RESOLVED, that the Alkermes plc 2018 Stock Option and Incentive Plan, as amended, be APPROVED.”

The Board unanimously recommends that you vote FOR Proposal 4

ALKERMES PLC 2026 Proxy Statement 56

Principal Features of the Amended 2018 Plan

The material features of the Amended 2018 Plan are described below. These descriptions are intended to be summaries only and are qualified in their entirety by the full text of the Amended 2018 Plan attached hereto as Appendix A.

▪
The Amended 2018 Plan will be administered by either the Compensation Committee or a similar committee performing the functions of the Compensation Committee which is comprised of not less than two independent, non-employee directors (in either case, the “Administrator”). The Administrator, in its discretion, may grant a variety of incentive awards based on our ordinary shares. The Administrator may delegate its authority and duties with respect to the granting of awards to a subcommittee of one or more members of the Board, subject to applicable law and certain limitations and guidelines set forth in the Amended 2018 Plan.
▪
The award of stock options (both incentive and non-qualified), stock appreciation rights, restricted stock unit awards, restricted stock awards, cash-based awards and performance share awards is permitted.
▪
For purposes of determining the number of our ordinary shares available for issuance under the Amended 2018 Plan, (a) the grant of any full value award (i.e., an award other than a stock option or stock appreciation right) is deemed an award of 1.8 ordinary shares for each ordinary share actually subject to the award and shall be treated similarly if added back to the number of shares available for issuance when forfeited or canceled under the Amended 2018 Plan, (b) the grant of a stock option or stock appreciation right is deemed an award of one ordinary share for each ordinary share actually subject to the award and shall be treated similarly if added back to the number of shares available for issuance when forfeited or canceled under the Amended 2018 Plan, (c) any Prior Plans Returning Share (as defined in the Amended 2018 Plan and described below) subject to a full value award shall be added to the number of shares available for issuance as 1.8 ordinary shares, and (d) any Prior Plans Returning Share subject to a stock option or stock appreciation right shall be added to the number of shares available for issuance as one ordinary share. The term “Prior Plans Returning Share” generally means any ordinary share underlying any outstanding award granted under the Alkermes plc 2011 Stock Option and Incentive Plan, as amended (the “2011 Plan”) or the Alkermes plc Amended and Restated 2008 Stock Option and Incentive Plan, as amended, in each case that, from and after May 20, 2020, was or is forfeited, canceled, repurchased or otherwise terminated (other than by exercise).
▪
Our Board or the Administrator may at any time amend or discontinue the Amended 2018 Plan, and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, except as otherwise provided in the applicable award certificate for a specific grant, no such action may adversely affect any rights under any outstanding award without the award holder’s consent. Additionally, no option or stock appreciation right may be repriced in any manner without shareholder approval. Amendments to the Amended 2018 Plan will be subject to approval by our shareholders to the extent required under the rules of any securities exchange or market system on which our ordinary shares are listed or any other applicable rules. Amendments shall also be subject to approval by our shareholders if and to the extent such approval is determined by the Administrator to be required by the Code in order to preserve the qualified status of incentive stock options.

The maximum number of ordinary shares that may be issued under the Amended 2018 Plan is equal to the sum of the following (subject to adjustment for stock splits, stock dividends and similar events): (i) 59,347,405 ordinary shares; (ii) 1,199,965 ordinary shares, which is the number of 2011 Plan Available Shares (as defined in the Amended 2018 Plan and described below); and (iii) the Prior Plans Returning Shares, as such shares become available from time to time. For purposes of this limitation, shares underlying any awards granted under the Amended 2018 Plan that are forfeited, canceled, repurchased or otherwise terminated (other than by exercise) will be added back to the number of shares available for issuance under the Amended 2018 Plan. Shares tendered or held back upon exercise of an option or stock appreciation right or settlement of an award to cover the exercise price or tax withholding for such option, right or award are not added back to the number of shares available for issuance under the Amended 2018 Plan. Shares purchased in the open market with proceeds from the exercise of options or stock appreciation rights will not be added to the number of shares available for issuance under the Amended 2018 Plan. In addition, in the event that a stock appreciation right is settled in shares, the gross number of shares subject to the stock appreciation right will be deducted from the number of shares available for issuance under the Amended 2018 Plan. The shares issued under the Amended 2018 Plan may be issued from treasury or otherwise.

ALKERMES PLC 2026 Proxy Statement 57

The term “2011 Plan Available Shares” generally means the 1,199,965 ordinary shares that remained available for grant under the 2011 Plan as of May 20, 2020, which ordinary shares ceased to be available for grant under the 2011 Plan (and became available for grant under the 2018 Plan) as of such date.

Summary of the Amended 2018 Plan

Plan Administration. The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended 2018 Plan. The Administrator may also determine and modify the terms and conditions, including restrictions, not inconsistent with the terms of the Amended 2018 Plan, of any award and accelerate the exercisability or vesting of all or any portion of any award, except that for awards subject to the minimum vesting period described above and set forth in the Amended 2018 Plan, vesting may be accelerated within such minimum vesting period only in the case of a grantee’s death, disability or retirement or upon a Sale Event (as defined in the Amended 2018 Plan). Subject to applicable law, the Administrator may also delegate to a subcommittee comprised of one or more members of the Board all or part of the Administrator’s authority and duties with respect to the granting of awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Administrator shall include a limitation as to the amount of awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price, if applicable, and the vesting criteria.

Eligibility and Limitations on Grants. Persons eligible to participate in the Amended 2018 Plan will be those officers, employees, non-employee directors and consultants of the Company and its subsidiaries as selected from time to time by the Administrator. The intention in making awards to eligible persons under the Amended 2018 Plan will be to align the compensation of these individuals over a multi-year period directly with the interests of our shareholders and serve as a tool in the recruitment and retention of these individuals. As of the Record Date, we (including our subsidiaries) had approximately 2,050 employees (including officers), 8 non-employee directors, and approximately 675 consultants. The maximum number of ordinary shares that can be awarded in the form of incentive stock options under the Amended 2018 Plan will not exceed 68,850,000 ordinary shares (subject to adjustment for stock splits, stock dividends and similar events).

Stock Options and Stock Appreciation Rights. The Amended 2018 Plan permits the granting of (1) stock options intended to qualify as incentive stock options under Section 422 of the Code, (2) stock options that do not so qualify and (3) stock appreciation rights. Options granted under the Amended 2018 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Non-qualified options and stock appreciation rights may be granted to any persons eligible to receive incentive stock options and to non-employee directors and consultants. The exercise price of each option and stock appreciation right will be determined by the Administrator but will not be less than 100% of the fair market value of our ordinary shares on the date of grant; provided, however, that for any incentive stock option granted to an employee who, at the time of grant, owns or is deemed to own shares possessing more than 10% of our total combined voting power or that of any subsidiary (a “10% Owner”), such exercise price will not be less than 110% of the fair market value of our ordinary shares on the date of grant.

The term of each option and stock appreciation right will be fixed by the Administrator and will not exceed ten years from the date of grant; provided, however, that for any incentive stock option granted to a 10% Owner, such term will not exceed five years from the date of grant. Options and stock appreciation rights may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. Subject to the minimum vesting requirement set forth in the Amended 2018 Plan, the Administrator will determine at what time or times, and in what installments, each option and stock appreciation right may vest and become exercisable. Options and stock appreciation rights may be exercised in whole or in part with written or electronic notice to the Company’s delegate. Upon exercise of non-qualified stock options, unless otherwise determined by the Administrator, the purchase price must be paid through a net reduction in the number of ordinary shares issuable upon such exercise, based on the fair market value of our ordinary shares on the date of exercise. Upon exercise of incentive stock options and those non-qualified options for which the Administrator elects not to utilize the above payment method, the option exercise price may be paid in full either in cash, by certified check, bank check or other instrument acceptable to the Administrator or by delivery (or attestation to the ownership) of ordinary shares that are

ALKERMES PLC 2026 Proxy Statement 58

beneficially owned by the optionee based on the fair market value of our ordinary shares on the date of exercise or, subject to applicable law, by delivery to the Company of an exercise notice together with irrevocable instructions to a broker to promptly deliver cash or a check payable to the Company for the purchase price. The appreciation distribution payable on the exercise of a stock appreciation right will not be greater than an amount equal to the excess of (i) the fair market value (on the date of exercise) of a number of shares equal to the number of share equivalents being exercised under the stock appreciation right, over (ii) the exercise price of such share equivalents. The appreciation distribution may be paid in ordinary shares, in cash, in any combination of the two or in any other form of consideration determined by the Administrator and set forth in the applicable award certificate.

To qualify as incentive stock options, options must meet additional U.S. federal tax requirements, including a $100,000 limit on the value of our ordinary shares subject to incentive stock options that first become exercisable by a participant in any one calendar year.

Restricted Stock Unit Awards. The Administrator may award stock units as restricted stock unit awards to participants. Restricted stock unit awards are ultimately payable in the form of ordinary shares and, subject to the minimum vesting requirement set forth in the Amended 2018 Plan, may be otherwise subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. To the extent a restricted stock unit award is subject to Section 409A of the Code (“Section 409A”), it may contain such additional terms and conditions as the Administrator shall determine in order for such award to comply with the requirements of Section 409A.

The Administrator, in its sole discretion, may permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a restricted stock unit award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of phantom stock units (which may be fully vested) based on the fair market value of our ordinary shares on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred.

Restricted Stock. The Administrator may award ordinary shares as restricted stock to participants, subject to the minimum vesting requirement set forth in the Amended 2018 Plan and to such other conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period.

Cash-Based Awards. Each cash-based award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a cash-based award may be made in cash or in ordinary shares, as the Administrator determines. Except as may otherwise be provided by the Administrator, a grantee’s right in all cash-based awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its subsidiaries for any reason (including if a subsidiary ceases to be a subsidiary of the Company).

Performance Share Awards. The Administrator may grant performance share awards independent of, or in connection with, the granting of other awards under the Amended 2018 Plan. The Administrator, in its sole discretion, determines whether and to whom performance share awards will be granted, the performance goal(s) subject to the award, the period during which performance is to be measured, which will not be less than one year, and such other conditions as the Administrator shall determine. Upon the attainment of the performance goal(s), the grantee is entitled to receive ordinary shares.

Performance-Based Awards. The Administrator may grant performance-based awards under the Amended 2018 Plan (consisting of restricted stock awards, restricted stock unit awards, cash-based awards or performance share awards) that are payable upon the attainment of performance goals established by the Administrator, subject to such conditions and restrictions as the Administrator may determine and to the minimum vesting requirement set forth in the Amended 2018 Plan. The Administrator will define the manner of calculating the performance criteria it selects to use for any performance goals, which may be expressed in

ALKERMES PLC 2026 Proxy Statement 59

terms of overall performance of the Company or the performance of a subsidiary, unit, division, group, or an individual. The performance criteria that may be used to establish such performance goals are the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of our ordinary shares, economic value-added, initiation or completion of clinical trials, results of clinical trials, drug development or commercialization milestones, collaboration milestones, operational measures including production capacity and capability, hiring and retention of key managers, expense management, capital raising transactions, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, shareholder returns, gross or net profit levels, operating margins, earnings (loss) per ordinary share, sales or market shares, and any other measures of performance selected by the Administrator, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

The Administrator may adjust or modify the calculation of any performance goals to make adjustments deemed appropriate by the Administrator, including but not limited to, in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or its subsidiaries, or the financial statements of the Company or its subsidiaries, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

Tax Withholding. Participants in the Amended 2018 Plan are responsible for the payment of any U.S. federal, state or local taxes, and non-U.S. or other taxes that the Company is required by law to withhold upon any option or stock appreciation right exercise or vesting of other awards. The Company has the right to deduct any such taxes from any payment otherwise due to a grantee, including the right to reduce the number of ordinary shares otherwise required to be issued to the grantee in an amount that, on the date of issuance, would have a fair market value equal to all such taxes required to be withheld by the Company, or such other amount as may be permitted while still avoiding classification of the award as a liability for financial accounting purposes.

Change in Control Provisions. The following provisions apply to outstanding awards granted on or after May 31, 2024 under the Amended 2018 Plan in the event of a Sale Event, unless otherwise provided in the applicable award certificate, in any other written agreement between us or one of our subsidiaries and the grantee, or in any director compensation policy we adopt.

In the event of a Sale Event, any surviving or acquiring corporation (or its parent company) may assume or continue any or all outstanding awards under the Amended 2018 Plan, or may substitute similar awards for such outstanding awards (including, but not limited to, awards to acquire the same consideration paid to our shareholders pursuant to the Sale Event), and any reacquisition or repurchase rights held by us in respect of shares issued pursuant to any outstanding awards under the Amended 2018 Plan may be assigned by us to the surviving or acquiring corporation (or its parent company). The terms of any such assumption, continuation or substitution will be set by the Board or the Administrator.

In the event of a Sale Event in which the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards under the Amended 2018 Plan, or substitute similar awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued or substituted and that are held by grantees whose service with us has not terminated prior to the effective time of the Sale Event (the “Current Grantees”), the vesting (and exercisability, if applicable) of such awards will be accelerated in full (and with respect to any such awards that are subject to performance-based vesting conditions or requirements, vesting will be deemed to be satisfied at the greater of (i) the target level of performance or (ii) the actual level of performance measured in accordance with the applicable performance goals as of the date of the Sale Event) to a date prior to the effective time of the Sale Event (contingent upon the closing or completion of the Sale Event) as the Administrator will determine (or, if the Administrator does not determine such a date, to the date that is five days prior to the effective time of the Sale Event), and such awards will terminate if not exercised (if applicable) prior to the effective time of the Sale Event in accordance with the exercise procedures determined by the Administrator, and any reacquisition or repurchase rights held by us with respect to such awards will lapse (contingent upon the closing or completion of the Sale Event).

ALKERMES PLC 2026 Proxy Statement 60

In the event of a Sale Event in which the surviving or acquiring corporation (or its parent company) does not assume or continue outstanding awards under the Amended 2018 Plan, or substitute similar awards for such outstanding awards, then with respect to any such awards that have not been assumed, continued or substituted and that are held by individuals other than the Current Grantees, such awards will terminate if not exercised (if applicable) prior to the effective time of the Sale Event in accordance with the exercise procedures determined by the Administrator; provided, however, that any reacquisition or repurchase rights held by us with respect to such awards will not terminate and may continue to be exercised notwithstanding the Sale Event.

Notwithstanding the foregoing, in the event any outstanding award under the Amended 2018 Plan held by an individual will terminate if not exercised prior to the effective time of a Sale Event, the Administrator may provide that such individual may not exercise such award but instead will receive a payment, in such form as may be determined by the Administrator, equal in value to the excess, if any, of (i) the value of the property such individual would have received upon the exercise of such award immediately prior to the effective time of the Sale Event, over (ii) any exercise price payable by such individual in connection with such exercise.

Shareholder Rights. Until shares are delivered in accordance with the Amended 2018 Plan, no right to vote or receive dividends or any other rights of a shareholder will exist with respect to shares to be issued in connection with equity awards, notwithstanding the exercise of a stock option or stock appreciation right or any other action by the grantee with respect to an equity award.

Amendments and Termination. Our Board or the Administrator may at any time amend or discontinue the Amended 2018 Plan, and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in applicable law or for any other lawful purpose. However, except as otherwise provided in the applicable award certificate, no such action may adversely affect any rights under any outstanding award without the award holder’s consent. Amendments will be subject to approval by our shareholders to the extent such approval is required under the rules of any securities exchange or market system on which our ordinary shares are listed or any other applicable rules. Amendments shall also be subject to approval by our shareholders if and to the extent such approval is determined by the Administrator to be required by the Code in order to preserve the qualified status of incentive stock options. In addition, except in connection with a reorganization or other similar change in the capital shares of the Company or a merger or other transaction, without prior shareholder approval, the Administrator will not reduce the exercise price of an outstanding stock option or stock appreciation right, or effect a re-pricing of an outstanding stock option or stock appreciation right through cancellation or re-grants or through cancellation in exchange for cash or another award. Unless the Amended 2018 Plan is sooner terminated, awards of incentive stock options may be granted under the Amended 2018 Plan until March 29, 2028 (which is the tenth anniversary of the date the 2018 Plan was first approved by the Board).

Changes in Shares. If, as a result of any reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar change in the Company’s capital shares, the Company’s outstanding ordinary shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such ordinary shares or other securities, or, if, as a result of any merger or consolidation, or sale of all or substantially all of the assets of the Company, the Company’s outstanding ordinary shares are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator will make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Amended 2018 Plan, including the maximum number of shares that may be issued in the form of incentive stock options, (ii) the number and kind of shares or other securities subject to any then outstanding awards under the Amended 2018 Plan, (iii) the repurchase price, if any, per share subject to each outstanding restricted stock award, and (iv) the price for each share subject to any then outstanding option and stock appreciation right, without changing the aggregate exercise price with which such option or stock appreciation right remains exercisable. The Administrator will also make equitable or proportionate adjustments in the number of shares subject to outstanding awards and the exercise price and the terms of outstanding awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event.

ALKERMES PLC 2026 Proxy Statement 61

New Plan Benefits under the Amended 2018 Plan

Awards granted under the Amended 2018 Plan to our executive officers, directors and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended 2018 Plan, and our Board and Compensation Committee have not granted any awards under the Amended 2018 Plan subject to shareholder approval of Proposal 4. Accordingly, the benefits or amounts that will be received by, or allocated to, the Company’s CEO, the Company’s other named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees (including all current officers who are not executive officers) as a group under the Amended 2018 Plan, are not determinable.

Plan Benefits under the 2018 Plan

The following table sets forth, for each of the individuals and various groups indicated, the total number of ordinary shares subject to awards that have been granted under the 2018 Plan as of the Record Date.

Number of Shares*
Named executive officers
Richard F. Pops	3,717,684
Chief Executive Officer and Chairman
Joshua Reed	323,537
Senior Vice President, Chief Financial Officer
Blair C. Jackson	1,295,914
Executive Vice President, Chief Operating Officer and Chief Risk Officer; Former Interim Principal Financial Officer
David J. Gaffin	1,302,957
Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary
Craig C. Hopkinson, M.D.	1,518,523
Executive Vice President, Research and Development and Chief Medical Officer
C. Todd Nichols	948,647
Senior Vice President, Chief Commercial Officer
All current executive officers as a group	9,107,262
All current directors who are not executive officers as a group	1,038,834
Each nominee for election as a director
Shane M. Cooke	140,625
Richard B. Gaynor, M.D.	140,625
Cato T. Laurencin, M.D., Ph.D.	129,893
Nancy S. Lurker	85,635
Brian P. McKeon	150,888
Richard F. Pops	3,717,684
Nancy L. Snyderman, M.D.	140,625
Frank Anders Wilson	140,625
Christopher I. Wright, M.D., Ph.D.	109,918
Each associate of any executive officer, current director or director nominee	—
Each other person who received or is to receive 5% of awards
Richard F. Pops	3,717,684
All employees (including all current officers who are not executive officers) as a group	21,949,425

* The share numbers reported in this table reflect the number of shares underlying equity awards granted under the 2018 Plan on the date they were granted and, in the case of equity awards granted prior to the separation of the Company’s former oncology business in November 2023, do not reflect subsequent adjustments made in connection with this separation in accordance with the provisions of the 2018 Plan.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the Amended 2018 Plan. It does not describe all U.S. federal tax consequences under the Amended 2018 Plan, U.S. state or local tax consequences or tax consequences outside of the U.S. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code (“Section 162(m)”) and the satisfaction of our tax reporting obligations.

ALKERMES PLC 2026 Proxy Statement 62

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If ordinary shares issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) we will not be entitled to any deduction for U.S. federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee. An incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply. If ordinary shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the ordinary shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (2) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares.

Non-Qualified Options. No taxable income is generally realized by the optionee upon the grant of a non-qualified option. Generally (1) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount, and (2) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Stock Appreciation Rights. Generally, if a stock appreciation right is granted with an exercise price equal to the fair market value of the underlying shares on the grant date, the participant will recognize ordinary income equal to the fair market value of the shares or cash received upon such exercise, and we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Other Awards. We will generally be entitled to a tax deduction in connection with an award under the Amended 2018 Plan in an amount equal to the ordinary income realized by the participant at the time the income is recognized. Participants typically are subject to income tax and recognize that tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments

The vesting of any portion of a stock option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated award to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% U.S. federal excise tax on all or a portion of such payments (in addition to other taxes ordinarily payable).

Limitation on the Company’s Deductions

Under Section 162(m), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Awards granted under the Amended 2018 Plan will be subject to the deduction limit under Section 162(m) and will not be eligible to qualify for the performance-based compensation exception under Section 162(m) pursuant to the transition relief provided by the Tax Cuts and Jobs Act of 2017. For more information regarding the deduction limit under Section 162(m), see the section entitled “Tax and Accounting Considerations” on page 104 of this proxy statement.

A copy of the Amended 2018 Plan is attached as Appendix A to this proxy statement.

ALKERMES PLC 2026 Proxy Statement 63

PROPOSAL 5

RENEWAL OF BOARD AUTHORITY TO ALLOT AND ISSUE SHARES UNDER IRISH LAW

(Ordinary resolution)

Background. Under Irish law, the directors of an Irish plc must have specific authority from the company’s shareholders to allot and issue any shares, including shares which are part of the company’s authorized but unissued share capital. Under Irish law, this authority can be granted by a company’s shareholders for up to the maximum of a company’s authorized but unissued share capital and for a period of up to five years, at which point such authority will lapse unless renewed by the company’s shareholders.

At our 2025 Annual Meeting, our shareholders approved our Board’s authority to allot and issue shares up to a maximum of 20% of our issued share capital, for a period of 18 months. Accordingly, our Board’s current authority to allot and issue shares will expire on November 21, 2026, unless sooner renewed, varied or revoked.

Renewal Request. Under this Proposal 5, we are asking our shareholders to renew our Board’s authority to allot and issue our authorized shares, up to a maximum of 20% of our issued share capital as at April 1, 2026 (the latest practicable date before the filing of this proxy statement), for a period of 18 months from the date of shareholder approval of the below resolution, unless sooner renewed, varied or revoked. Granting to a company’s board of directors authority to allot and issue shares is a routine matter for public companies incorporated in Ireland. We expect to next propose renewal of the Board’s general authority to allot and issue shares at our 2027 annual general meeting of shareholders.

We are not asking our shareholders to approve an increase to our authorized ordinary share capital or to approve a specific issuance of shares; rather, approval of this Proposal 5 will simply provide our Board with certain continued flexibility to allot and issue shares that are already within our authorized share capital on the terms set forth in this proposal, in order to advance our business and drive shareholder value, including, if applicable, in connection with capital-raising and potential strategic transactions.

Because we are a Nasdaq-listed company and considered a U.S. domestic reporting company under SEC rules, we are and will continue to be subject to applicable SEC disclosure and other regulations, and Nasdaq requirements to obtain shareholder approval prior to certain share issuances, and our Board will continue to exercise its fiduciary duties under Irish law to act in good faith and in the best interests of the Company and our shareholders.

This authorization is required as a matter of Irish law and is not required for other Nasdaq-listed companies not incorporated in Ireland with which we compete. Accordingly, failure to approve this proposal could put us at a distinct disadvantage compared to many of our peers who are not similarly required to obtain share issuance authorities from their shareholders.

If our shareholders approve this Proposal 5, our Board’s authority to allot and issue shares, as set forth in this Proposal 5, will be effective as of the date of such approval. If our shareholders do not approve this Proposal 5, our Board’s current authority will continue to apply until November 21, 2026; however, after such date, our Board will generally not be able to allot and issue any shares (other than to certain employees pursuant to our employee equity plans or pursuant to a pre-existing contractual obligation), without first seeking and obtaining shareholder approval for each such issuance.

Majority Voting Standard. Under Irish law, the resolution in respect of this Proposal 5 is an ordinary resolution that requires the affirmative vote of the majority of the votes cast on the resolution in person or by proxy (meaning that the number of shares voted “FOR” this Proposal 5 must exceed the number of shares voted “AGAINST” this Proposal 5). Abstentions and broker non-votes (if any) will have no effect on the outcome of this Proposal 5 because they are not considered to be votes cast.

ALKERMES PLC 2026 Proxy Statement 64

The text of the resolution in respect of this Proposal 5 is as follows:

“RESOLVED, that the directors of the Company be and are hereby generally and unconditionally authorized pursuant to section 1021(1) of the Irish Companies Act 2014, with effect from the passing of this resolution, to exercise all powers of the Company to allot and/or issue relevant securities (within the meaning of section 1021(12) of the Irish Companies Act 2014) up to an aggregate nominal amount of $367,185 (equivalent to 36,718,501 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 1, 2026 (the latest practicable date before the filing of this proxy statement)), and the authority conferred by this resolution shall expire 18 months from the date of passing of this resolution, unless sooner renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired and, in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

The Board unanimously recommends that you vote FOR Proposal 5

ALKERMES PLC 2026 Proxy Statement 65

PROPOSAL 6

RENEWAL OF BOARD AUTHORITY TO DISAPPLY

THE STATUTORY PRE-EMPTION RIGHTS UNDER IRISH LAW

(Special resolution)

Background. Under Irish law, the directors of an Irish plc must have specific authority from the company’s shareholders to allot and issue any shares (see Proposal 5 above) and, unless otherwise authorized by its shareholders, an Irish plc generally may not issue any such shares for cash without first offering those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the “statutory pre-emption rights”). Shareholders of an Irish plc can grant their boards of directors authority to “dis-apply” these statutory pre-emption rights for up to the maximum of a company’s authorized but unissued share capital and for a period of up to five years, at which point such authority will lapse unless renewed by the company’s shareholders.

At our 2025 Annual Meeting, our shareholders approved our Board’s authority to issue new shares for cash, up to the amount of approximately 20% of our issued share capital, without first offering them to existing shareholders on a pro-rata basis (referred to as the “pre-emption disapplication authority”), for a period of 18 months. Accordingly, our Board’s current pre-emption disapplication authority will expire on November 21, 2026, unless sooner renewed, varied or revoked. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration or pursuant to employee equity plans.

Renewal Request. Under this Proposal 6, we are asking our shareholders to renew our Board’s pre-emption disapplication authority in accordance with the terms described herein, for a period of 18 months from the date of shareholder approval of the below resolution, unless sooner renewed, varied or revoked.

Specifically, we are asking our shareholders to renew the Board’s authority to disapply the statutory pre-emption rights that would otherwise apply under Irish law in the event of issuances of shares for cash if the issuances (in the aggregate excluding issuances pursuant to employee equity plans) are limited to up to 20% of our issued share capital as at April 1, 2026 (the latest practicable date before the filing of this proxy statement), subject to renewal of the Board’s authority to allot and issue such shares as set forth in Proposal 5. Granting pre-emption disapplication authority to a company’s board of directors is a routine matter for public companies incorporated in Ireland. We expect to next propose renewal of the Board’s pre-emption disapplication authority at our 2027 annual general meeting of shareholders.

Under this Proposal 6, we are not asking our shareholders to approve an increase to our authorized ordinary share capital or to approve a specific issuance of shares; rather, approval of this Proposal 6 will simply provide our Board with certain continued flexibility to issue shares for cash (subject to renewal of the Board’s authority to allot and issue such shares as set forth in Proposal 5) that are already within our authorized share capital for cash on a non-pre-emptive basis, in accordance with the terms described herein, to advance our business and drive shareholder value, including, if applicable, in connection with potential capital-raising or strategic transactions.

Furthermore, this authorization is required as a matter of Irish law and is not otherwise required for Nasdaq-listed companies not incorporated in Ireland with which we compete. Failure to approve this proposal could put us at a distinct disadvantage compared to many of our peers in competing for acquisitions, licensing and similar transactions, would considerably reduce the speed at which we could complete capital-raising activities undertaken in furtherance of transactional opportunities, would increase our costs and otherwise might make it difficult for us to complete strategic transactions, thus potentially limiting our ability to deploy capital in support of our business strategy and in the best interests of our shareholders.

If our shareholders approve this Proposal 6, our Board’s pre-emption disapplication authority, as set forth in this Proposal 6, will be effective as of the date of such approval. If our shareholders do not approve this Proposal 6, our Board’s current authority will continue to apply until November 21, 2026; however, after such date, our Board will generally not be able to issue any shares for cash to any new shareholders without first offering such shares on the same or more favorable terms to our existing shareholders on a pro-rata basis

ALKERMES PLC 2026 Proxy Statement 66

(other than to certain employees pursuant to our employee equity plans or pursuant to a pre-existing contractual obligation), without first seeking and obtaining shareholder approval for each such issuance.

Supermajority Voting Standard. Under Irish law, the resolution in respect of this Proposal 6 is a special resolution that requires the affirmative vote of the holders of at least 75% of the votes cast on the resolution in person or by proxy for approval. Abstentions and broker non-votes (if any) will have no effect on the outcome of this Proposal 6 because they are not considered to be votes cast.

In addition, approval of this Proposal 6 is conditioned upon approval of Proposal 5 above because Irish law requires that a general authority to issue shares be granted before a pre-emption disapplication authority in respect of any issuances of such shares can be granted. Therefore, if Proposal 5 is not approved by our shareholders, this Proposal 6 will fail and not be implemented, notwithstanding any approval of this Proposal 6 by our shareholders.

The text of the resolution in respect of this Proposal 6 is as follows:

“RESOLVED, as a special resolution, that, subject to the passing of the resolution in respect of Proposal 5 (Board authority to allot and issue shares) as set out above, and with effect from the date of the passing of this resolution, the directors of the Company be and they are hereby empowered pursuant to section 1023 of the Irish Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by Proposal 5 as if sub-section (1) of section 1022 did not apply to any such allotment, provided that this power shall be limited to the allotment of equity securities up to an aggregate nominal value of $367,185 (equivalent to 36,718,501 shares) (being equivalent to approximately 20% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 1, 2026 (the latest practicable date before the filing of this proxy statement)); and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless sooner renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired and, in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

The Board unanimously recommends that you vote FOR Proposal 6

ALKERMES PLC 2026 Proxy Statement 67

Report of the Audit and Risk Committee

No portion of this Report of the Audit and Risk Committee shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed ‘soliciting material’ or deemed to be ‘filed’ under either the Securities Act or the Exchange Act.

As more fully described in its charter, the Audit and Risk Committee oversees the Company’s financial reporting process on behalf of the Board. Company management has day-to-day responsibility for the Company’s financial reporting process, including assuring that the Company develops and maintains adequate financial controls and procedures and monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. PricewaterhouseCoopers LLP, the Company’s independent auditor and accounting firm (“PwC”), is responsible for performing an independent audit of the annual financial statements and expressing opinions on the conformity of the financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal controls over financial reporting.

In its performance of its oversight function, the Audit and Risk Committee has, among other things:

•
Discussed with PwC the overall scope and plans for the audit.
•
Met with PwC, with and without management present, to discuss the results of PwC’s audit examination, judgments as to the quality of the Company’s key accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, the substance and clarity of disclosures in the financial statements, and the Company’s disclosure control process and internal control over financial reporting.
•
Reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025, which it made in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.
•
Discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
•
Reviewed and discussed with management and PwC the audited consolidated financial statements of the Company for 2025, which are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and PwC’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 related to PwC’s audit of the consolidated financial statements and the effectiveness of internal control over financial reporting.
•
Discussed with PwC the independence of PwC from management and the Company, and received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit and Risk Committee concerning independence.

Based on these reviews and discussions, the Audit and Risk Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

Respectfully submitted by the Audit and Risk Committee,

Shane M. Cooke (Chair)

Nancy L. Snyderman, M.D.

Frank Anders Wilson

Christopher I. Wright, M.D., Ph.D.

For more information about the Audit and Risk Committee and its charter, see the Corporate Governance page of the Investors section of our website at www.alkermes.com.

ALKERMES PLC 2026 Proxy Statement 68

Audit Fees

Aggregate Fees for 2025 and 2024

During 2025 and 2024, PwC provided various audit, audit-related, tax and other services to us. The Audit and Risk Committee understands the need for PwC to maintain objectivity and independence in its audit of our financial statements and our internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of PwC, the Audit and Risk Committee has adopted policies and procedures which require such committee to review and pre-approve all audit and non-audit services performed by PwC. All of the services provided by PwC to the Company for 2025 and 2024 described below were pre-approved by the Audit and Risk Committee.

The aggregate fees of PwC payable by the Company for 2025 and 2024 were as follows:

	2025	2024
Audit fees(1)	$3,247,825	$3,050,345
Audit-related fees(2)	11,000	10,500
Tax fees(3)	1,342,998	746,864
All other fees(4)	586,615	2,000
Total	$5,188,438	$3,809,709
(1)
Consists of fees for services related to the audit of our annual consolidated financial statements, statutory audits and review of our quarterly consolidated financial statements, including audit of our internal controls over financial reporting. Audit fees in 2024 also include the audit of the sale of our development and manufacturing business in Athlone, Ireland. Included in these amounts for 2025 and 2024 are expenses of $17,150 and $17,845, respectively.
(2)
Consists of audit-related fees associated with assurance services related to employee benefit plan audits.
(3)
Consists of fees for tax compliance, other than those related to the audit of our annual consolidated financial statements and review of our quarterly consolidated financial statements, and tax advisory services during 2025 and 2024. No expenses are included in these amounts for 2025 or 2024.
(4)
Consists of fees for access to certain PwC online accounting resources, and in 2025, information system reviews and other advisory and consulting services not performed in connection with the audit of our annual consolidated financial statements and review of our quarterly consolidated financial statements.

ALKERMES PLC 2026 Proxy Statement 69

Ownership of the Company’s Ordinary Shares

The following table and notes provide information about the beneficial ownership of our ordinary shares as of the Record Date by:

•
each of the Company’s current directors;
•
the Company’s CEO;
•
each of the Company’s other named executive officers, as set forth in the Summary Compensation Table on page 106 of this proxy statement; and
•
all of the Company’s current directors and executive officers as a group.

According to SEC rules, the Company has included in the column entitled “Number of Issued Ordinary Shares” all shares over which the person has sole or shared voting or investment power, and in the column entitled “Number of Ordinary Shares Issuable” all shares that the person has the right to acquire within 60 days after the Record Date through the exercise of any stock option, vesting of any stock award or other right. All shares that a person has a right to acquire within 60 days of the Record Date are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person.

Unless otherwise indicated, each person has the sole power (except to the extent authority is shared by spouses) to invest and vote the shares listed opposite the person’s name. The Company’s inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table. The business address of each of the Company’s current non-employee directors is c/o Alkermes, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6. The business address of each of the Company’s current executive officers is 900 Winter Street, Waltham, MA 02451.

Ownership by Directors and Executive Officers

	Number of Issued Ordinary Shares	Number of Ordinary Shares Issuable(1)	Total	Percent(2)
Shane M. Cooke	103,744	171,964	275,708	*
Richard B. Gaynor, M.D.	31,084	157,531	188,615	*
Cato T. Laurencin, M.D., Ph.D.	29,102	64,117	93,219	*
Nancy S. Lurker	10,705	40,812	51,517	*
Brian P. McKeon	43,869	89,584	133,453	*
Richard F. Pops	1,377,740	2,076,576	3,454,316	2.08%
Nancy L. Snyderman, M.D.	31,511	182,725	214,236	*
Frank Anders Wilson	31,084	157,531	188,615	*
Christopher I. Wright, M.D., Ph.D.	23,013	61,119	84,132	*
Joshua Reed	—	—	—	*
Blair C. Jackson	241,308	720,927	962,235	*
David J. Gaffin	235,626	734,139	969,765	*
Craig C. Hopkinson, M.D.	89,389	362,820	452,209	*
C. Todd Nichols	109,769	447,209	556,978	*
All directors and executive officers as a group (14 persons)	2,357,944	5,267,054	7,624,998	4.59%

* Represents less than 1% of the Company’s outstanding ordinary shares.

(1)
Shares that can be acquired through stock options exercisable and restricted stock unit awards vesting by May 12, 2026, which is 60 days from the Record Date.
(2)
Applicable percentage of ownership as of the Record Date is based upon 166,252,718 ordinary shares outstanding as of the Record Date.

ALKERMES PLC 2026 Proxy Statement 70

Ownership by Principal Shareholders

The following table and notes provide information about the beneficial ownership of our ordinary shares as of the Record Date, or as of the date otherwise set forth below, by each shareholder known to us to be the beneficial owner of more than 5% of our ordinary shares.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, it is believed that each shareholder identified in the table possesses sole voting and investment power over all of our ordinary shares shown as beneficially owned by that shareholder. The percentages of beneficial ownership listed in the table below are based on the most recent Schedule 13G filings made with the SEC as of the Record Date and based on 166,252,718 ordinary shares outstanding as of the Record Date.

	Number of Ordinary Shares Beneficially Owned	Percent
BlackRock, Inc.(1)	25,368,477	15.26%
50 Hudson Yards
New York, NY 10001
The Vanguard Group(2)	18,971,637	11.41%
100 Vanguard Blvd.
Malvern, PA 19355
T. Rowe Price Associates, Inc.(3)	10,041,900	6.04%
1307 Point Street
Baltimore, MD 21231
Baker Bros. Advisors LP(4)	10,012,267	6.02%
860 Washington Street, 3rd Floor
New York, NY 10014
State Street Corporation(5)	8,540,351	5.14%
1 Congress Street, Suite 1
Boston, MA 02114
(1)
Based solely on a Schedule 13G/A filed April 28, 2025, BlackRock, Inc., in its capacity as a parent holding company or control person, beneficially owned, as of March 31, 2025, 25,638,477 ordinary shares of Alkermes. BlackRock, Inc. has sole voting power over 25,364,123 ordinary shares of Alkermes and sole dispositive power over 25,638,477 ordinary shares of Alkermes. Of the various subsidiaries of BlackRock, Inc. that beneficially own ordinary shares of Alkermes, BlackRock Fund Advisors is the only subsidiary that beneficially owns 5% or greater of the total outstanding ordinary shares. Various other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the ordinary shares of Alkermes. The interest of one such person, iShares Core S&P Small-Cap ETF, in the ordinary shares of Alkermes is more than 5% of the total outstanding ordinary shares.
(2)
Based solely on a Schedule 13G/A filed November 12, 2024, The Vanguard Group, in its capacity as an investment adviser, was deemed to beneficially own, as of September 30, 2024, 18,971,637 ordinary shares of Alkermes. The Vanguard Group reported as of such date: shared voting power over 322,244 ordinary shares of Alkermes, sole dispositive power over 18,461,942 ordinary shares of Alkermes and shared dispositive power over 509,695 ordinary shares of Alkermes; that The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the ordinary shares of Alkermes; and that no one such other person’s interest in the ordinary shares of Alkermes is more than 5%. The Vanguard Group subsequently reported that: due to an internal realignment, certain subsidiaries or business divisions of subsidiaries of the Vanguard Group, Inc. that formerly had, or were deemed to have, beneficial ownership with The Vanguard Group, Inc. will report beneficial ownership separately (on a disaggregated basis); and that The Vanguard Group, Inc. no longer has, or is deemed to have, beneficial ownership over ordinary shares of Alkermes beneficially owned by such subsidiaries and/or business divisions.

ALKERMES PLC 2026 Proxy Statement 71

(3)
Based solely on a Schedule 13G/A filed August 14, 2025, T. Rowe Price Associates, Inc. (“Price Associates”), in its capacity as investment advisor, was deemed to beneficially own, as of June 30, 2025, 10,041,900 ordinary shares of Alkermes. Price Associates has sole voting power over 9,983,207 ordinary shares of Alkermes and sole dispositive power over 10,041,900 ordinary shares of Alkermes. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, the ordinary shares of Alkermes. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, the ordinary shares of Alkermes, is vested in the individual and institutional clients for which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. No one such client’s interest in the ordinary shares of Alkermes is more than 5%.
(4)
Based solely on a Schedule 13G filed February 17, 2026, Baker Bros. Advisors LP (the “Adviser”), in its capacity as investment advisor and a partnership, Baker Bros. Advisors (GP) LLC (the “Adviser GP”), in its capacity as a parent holding company, and Felix J. Baker and Julian C. Baker, in their capacity as individual control persons, were each deemed to beneficially own, as of December 31, 2025, 10,012,267 ordinary shares of Alkermes, for which they have sole voting power and sole dispositive power, 845,828 of which are held directly by 667, L.P. 667 (“667”) and 9,166,439 of which are held directly by Baker Brothers Life Sciences, L.P. (“Life Sciences” and together with 667, the “Funds”). Pursuant to the management agreements, as amended, among the Adviser, the Funds and their respective general partners, the Funds' respective general partners relinquished to the Adviser all discretion and authority with respect to the investment and voting power of the securities held by the Funds, and thus the Adviser has complete and unlimited discretion and authority with respect to the Funds’ investments and voting power over investments. The Adviser GP is the sole general partner of the Adviser. The Adviser GP, Felix J. Baker and Julian C. Baker as managing members of the Adviser GP, and the Adviser may be deemed to be beneficial owners of securities of the Company directly held by the Funds.
(5)
Based solely on a Schedule 13G filed November 10, 2025, State Street Corporation, in its capacity as a parent holding company or control person and an investment advisor, beneficially owned, as of September 30, 2025, 8,540,351 ordinary shares of Alkermes. State Street Corporation has shared voting power over 8,026,911 ordinary shares of Alkermes and has shared dispositive power over 8,540,351 ordinary shares of Alkermes. The subsidiaries of State Street Corporation that beneficially own the ordinary shares of Alkermes are SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company and State Street Global Advisors, Ltd.

Disclosure of Shareholder Interests under the Companies Act

Under the Companies Act, our shareholders must notify us if, as a result of a transaction, the shareholder will become interested in 3% or more of our shares or, if as a result of a transaction, a shareholder who was interested in more than 3% of our shares ceases to be so interested. When a shareholder is interested in more than 3% of our shares, the shareholder must notify us of any alteration of its interest that brings its total holdings through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital (or any such class of share capital in issue). When the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. We must be notified within five business days of the transaction or alteration of the shareholder’s interest that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any of our shares that it holds shall not be enforceable, either directly or indirectly. However, such person may apply to the Irish High Court to have the rights attaching to such shares reinstated.

ALKERMES PLC 2026 Proxy Statement 72

Executive Officers

The following table sets forth our executive officers, their ages and the position held by each such person as of April 1, 2026, and the biographical descriptions that follow set forth additional information regarding each executive officer, including such officer’s business experience that is most relevant to such officer’s current position(s). Each of our executive officers is employed by Alkermes, Inc., our U.S. operating subsidiary.

Name	Age	Position
Richard F. Pops	64	Chief Executive Officer and Chairman of the Board
Joshua Reed*	53	Senior Vice President, Chief Financial Officer
Blair C. Jackson	53	Executive Vice President, Chief Operating Officer and Chief Risk Officer
David J. Gaffin+	54	Executive Vice President, Chief Legal Officer and Chief Compliance Officer
Craig C. Hopkinson, M.D.	58	Executive Vice President, Research and Development and Chief Medical Officer
C. Todd Nichols	57	Senior Vice President, Chief Commercial Officer

* Mr. Reed joined the Company in September 2025.

+ Mr. Gaffin also serves as Secretary of the Company.

Information about the number of our ordinary shares beneficially owned by our executive officers, directly and indirectly, appears in the section entitled “Ownership of the Company’s Ordinary Shares” beginning on page 70 of this proxy statement. Information about our recently announced CEO transition, to take effect later in 2026, appears in the section entitled “CEO Retirement and Management Transition” beginning on page 9 of this proxy statement.

Biographical Information

Richard F. Pops Chief Executive Officer and Chairman of the Board
Appointment to Current Position(s): September 2011

Experience: Prior to assuming his current positions, Mr. Pops served as Chief Executive Officer of Alkermes, Inc. from February 1991 to April 2007 and as Chief Executive Officer and President from September 2009 to September 2011. Mr. Pops currently serves on the boards of directors of Neurocrine Biosciences, Inc., a publicly-traded biotechnology company, the MBAA, BIO and PhRMA. He previously served on the boards of directors of Acceleron Pharma, Inc., a publicly-traded biotechnology company, from 2004 to December 2019; Epizyme, Inc., a publicly-traded biotechnology company, from 2008 to October 2020; and the National Health Council, a nonprofit organization, from 2016 to December 2019. Mr. Pops also previously served on the advisory board of Polaris Venture Partners and as a member of the Harvard Medical School Board of Fellows through June 2012.

Joshua Reed Senior Vice President, Chief Financial Officer
Appointment to Current Position(s): September 2025

Experience: Prior to assuming his current position, Mr. Reed most recently served as Chief Financial Officer of Omega Therapeutics, Inc., a then publicly-traded biotechnology company, from May 2022 to May 2024. Prior to that, Mr. Reed served as Chief Financial Officer of Aldeyra Therapeutics, Inc., a publicly-traded biotechnology company, from July 2018 to May 2022. Earlier in his career, Mr. Reed held various finance and operations positions of increasing responsibility at Bristol-Myers Squibb Company, a publicly-traded global biopharmaceutical company. Mr. Reed has served on the board of directors of Scholar Rock Holding Corporation, a publicly-traded biotechnology company, since March 2021.

ALKERMES PLC 2026 Proxy Statement 73

Blair C. Jackson Executive Vice President (EVP), Chief Operating Officer (COO) and Chief Risk Officer (CRO)
Appointment to Current Position(s): April 2024 (CRO) January 2021 (EVP, COO)

Experience: Prior to assuming his current positions, Mr. Jackson served as Executive Vice President, Chief Operating Officer from January 2021 to April 2024. Mr. Jackson also served as Interim Principal Financial Officer from February 2024 to September 2025. Prior to these positions, Mr. Jackson served as Senior Vice President, Corporate Planning of Alkermes, Inc. from July 2018 to January 2021, responsible for our business development and alliance management, business planning, new product planning, data analytics and market research and corporate operations functions. From May 2016 to July 2018, Mr. Jackson served as Senior Vice President, Business Development of Alkermes, Inc. From 2006 to May 2016, Mr. Jackson served as Vice President, Business Development of Alkermes, Inc. Prior to that, Mr. Jackson held various scientific and corporate roles within Alkermes, Inc. since joining Alkermes in 1999. Mr. Jackson is a member of the board of directors of Synchronicity Pharma, Inc., a private biopharmaceutical company.

David J. Gaffin Executive Vice President, Chief Legal Officer and Chief Compliance Officer; Secretary of Alkermes plc
Appointment to Current Position(s): July 2022

Experience: Prior to assuming his current positions, Mr. Gaffin served as Senior Vice President, Chief Legal Officer and Chief Compliance Officer of Alkermes, Inc. and Secretary of the Company from March 2018 to July 2022. Prior to that, Mr. Gaffin served as Senior Vice President and Chief Legal Officer of Alkermes, Inc. and Secretary of the Company from December 2017 to March 2018; Senior Vice President and Chief Legal Officer of Alkermes, Inc. from May 2016 to December 2017; Vice President, U.S. General Counsel of Alkermes, Inc., from January 2014 to May 2016; and Vice President, Deputy General Counsel of Alkermes, Inc. from October 2011 to January 2014; and prior to that in roles of increasing responsibility since joining Alkermes, Inc. in 2005. Prior to joining Alkermes, Mr. Gaffin held the role of Assistant General Counsel at Biogen Inc. (“Biogen”), a global biopharmaceutical company, where he provided legal counsel on product-related matters and collaboration and licensing transactions.

Craig C. Hopkinson, MBChB (M.D.) Executive Vice President, Research and Development and Chief Medical Officer
Appointment to Current Position(s): January 2020

Experience: Prior to assuming his current positions, Dr. Hopkinson was our Chief Medical Officer, and Senior Vice President of Medicines Development and Medical Affairs of Alkermes, Inc. from February 2018 to January 2020, and Chief Medical Officer and Senior Vice President of Clinical Development and Medical Affairs of Alkermes, Inc. from May 2017 to February 2018. Prior to joining Alkermes, Dr. Hopkinson served as Senior Vice President of Clinical Development and Head of Global Medical Affairs at Vertex Pharmaceuticals Incorporated, a global biopharmaceutical company, from July 2014 until May 2017. Prior to that, Dr. Hopkinson held various executive management positions at Eisai Pharmaceuticals, including President Eisai Value Maximization Systems from January 2013 to July 2014 and President and Chief Medical Officer of the Frontier Product Creation Unit from October 2011 to December 2012. Dr. Hopkinson has extensive experience in research and development, medical affairs, and interactions with the FDA. Dr. Hopkinson served on the board of directors of Albireo Pharma, Inc., a publicly-traded biopharmaceutical company, from December 2022 through its acquisition by Ipsen in March 2023. Dr. Hopkinson earned a Bachelor of Medicine and Bachelor of Surgery (the equivalent of an M.D. in the United States and, for ease of reference, referred to as “M.D.” throughout this proxy statement) at the University of the Orange Free State in South Africa.

ALKERMES PLC 2026 Proxy Statement 74

C. Todd Nichols Senior Vice President, Chief Commercial Officer
Appointment to Current Position(s): May 2020

Experience: Prior to assuming his current position, Mr. Nichols served as Senior Vice President, Sales and Marketing of Alkermes, Inc. from May 2019 to May 2020. Prior to joining Alkermes, Inc., Mr. Nichols served as Vice President of Sales and Marketing, Inflammation and Immunology at Celgene Corporation, a global biopharmaceutical company, from 2018 to 2019 and as Vice President of Sales and Field Operations, Neurology and Hemophilia at Biogen from 2014 to 2017. Prior to that, Mr. Nichols worked for Merck, serving as Vice President and Head of the US Vaccines Business Unit from 2011 to 2014 and as National Sales Leader, Specialty Commercial Operations-Women’s Health Care from 2009 to 2011. Prior to that, Mr. Nichols held a variety of positions at Schering-Plough Corporation (acquired by Merck in 2009), including Area Vice President, Sales and Regional Sales Director.

ALKERMES PLC 2026 Proxy Statement 75

Executive Compensation—Compensation Discussion and Analysis (“CD&A”)

Frequently viewed compensation information:

2025 Business Priorities and Performance Highlights	Page 77	2025 Executive Compensation Decisions > Base Salary	Page 88
Multi-Year Shareholder Engagement and Board Responsiveness	Page 78	> Annual Cash Performance Pay— Short-Term Incentive Plan (STIP)	Page 88
Executive Compensation Program Highlights	Page 81	> Long-Term Equity Incentive Compensation—Annual Grant	Page 95
2025 CEO “At-Risk” Compensation	Page 82	2023 LTIP – Achievements and Payout	Page 98
Executive Compensation Philosophy and Objectives	Page 84	Stock Ownership and Holding Guidelines	Page 101
2025 Peer Group and Selection Process	Page 85	Clawback Policy and Recoupment Policy	Page 101
Compensation Design and Key Elements	Page 87	Compensation Risk Assessment	Page 104

Executive Summary

This CD&A discusses our executive compensation policies and arrangements as they relate to the following executive officers of the Company, referred to as our “named executive officers” or “NEOs”, for 2025:

Named Executive Officer	Position in 2025
Richard F. Pops	Chief Executive Officer and Chairman of the Board
Joshua Reed*	Senior Vice President, Chief Financial Officer
Blair C. Jackson*	Executive Vice President, Chief Operating Officer and Chief Risk Officer; Former Interim Principal Financial Officer
David J. Gaffin	Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary
Craig C. Hopkinson, M.D.	Executive Vice President, Research and Development and Chief Medical Officer
C. Todd Nichols	Senior Vice President, Chief Commercial Officer

* In September 2025, Mr. Reed joined the Company and assumed the responsibilities of principal financial officer, which had been assigned to and performed by Mr. Jackson on an interim basis since February 2024.

CEO Retirement and Management Transition

As previously disclosed, following a distinguished 35 years of service as the Company’s Chief Executive Officer, on February 24, 2026, Mr. Pops notified the Company of his decision to retire from the position of Chief Executive Officer, effective July 31, 2026. In preparation for this transition, the Board had engaged in a thorough and rigorous succession planning process and, on February 24, 2026, appointed Mr. Jackson, our current Executive Vice President, Chief Operating Officer, to serve as the Company’s next Chief Executive Officer, effective August 1, 2026. To support the Company during this transition, Mr. Pops will serve as a Senior Advisor to the Company through December 31, 2026 and, subject to his re-election at the Annual Meeting, will remain on the Board, serving as non-executive Chairman.

Because Mr. Pops’ decision to retire occurred after December 31, 2025 and will not be effective until July 31, 2026, this CD&A describes the compensation arrangements that were in effect for Mr. Pops during 2025. Please see the section entitled “CEO Retirement and Transition Arrangements” beginning on page 103 of this proxy statement for discussion of the arrangements entered into with Mr. Pops in 2026 in connection with his continued service as a Senior Advisor to the Company and non-executive Chairman of the Board.

ALKERMES PLC 2026 Proxy Statement 76

Business Overview

We are a global biopharmaceutical company that seeks to develop innovative medicines designed to help people living with complex and difficult-to-treat psychiatric and neurological disorders. We manufacture and commercialize VIVITROL for the treatment of alcohol dependence and opioid dependence, ARISTADA for the treatment of schizophrenia, ARISTADA INITIO for initiation onto ARISTADA for the treatment of schizophrenia and LYBALVI for the treatment of schizophrenia and bipolar I disorder and, starting in mid-February 2026, we commercialize LUMRYZ for the treatment of narcolepsy. We also manufacture commercial products that incorporate our proprietary technologies under license and receive manufacturing revenues and/or royalties from these and other products that incorporate our proprietary technologies. We have a pipeline of clinical and preclinical candidates in development for neurological disorders, including late-stage candidates in narcolepsy and idiopathic hypersomnia, and early-stage candidates in attention-deficit hyperactivity disorder (ADHD) and fatigue associated with multiple sclerosis and Parkinson’s disease. Headquartered in Ireland, we also have a corporate office and R&D center in Massachusetts and a manufacturing facility in Ohio.

In October 2025, we announced entry into an agreement to acquire Avadel and, in February 2026, we completed the acquisition, thereby accelerating our entry into the sleep medicine market with the addition of a new narcolepsy product to our commercial portfolio and an experienced commercial organization.

2025 Business Priorities and Performance Highlights

Three strategic priorities guided our management of the business in 2025: drive strong commercial performance and revenue growth, advance development of our portfolio of orexin 2 receptor agonists, and deliver significant profitability and cash generation. At the same time, we were also focused on exploring opportunities to expand our pipeline and/or commercial products portfolio. Underpinning these priorities and the operation of our business is our foundation of strong corporate governance, our dedication to patients and to our employees, and our commitment to operating in an ethical and responsible manner.

WE EXCEEDED OUR 2025 OBJECTIVES. highlights included:

Successfully grew our revenue
•	Generated total revenues of approximately $1.48 billion, exceeding the high end of our financial guidance issued in February 2025 by more than $40 million.
•

Achieved approximately $1.2 billion in proprietary product net sales, representing 9% growth year-over-year and exceeding the high end of both our aggregate and product-specific financial guidance ranges issued in February 2025 for each of ARISTADA, LYBALVI and VIVITROL.

•	Generated approximately $468 million in VIVITROL annual net sales, representing a 2% increase year-over-year.
•	Increased LYBALVI annual net sales by 24% year-over-year, generating approximately $347 million.
•	Achieved ARISTADA annual net sales of $370 million, representing a 7% increase year-over-year.

Significantly advanced our development pipeline
•	Generated positive topline results in Vibrance-1 phase 2 study of alixorexton (formerly known as ALKS 2680), an orexin 2 receptor agonist, in patients with narcolepsy type 1.
•

Generated positive topline results in Vibrance-2 phase 2 study of alixorexton in patients with narcolepsy type 2, the first positive large phase 2 study of an orexin 2 receptor agonist in this patient population.

•	Initiated Vibrance-3 phase 2 study of alixorexton in patients with idiopathic hypersomnia.
•	Significantly advanced our portfolio of orexin 2 receptor agonists and initiated phase 1 studies for ALKS 4510 and ALKS 7290 in humans.
•	Obtained FDA Breakthrough Therapy designation for alixorexton in NT1.

ALKERMES PLC 2026 Proxy Statement 77

GENERATED STRONG profitability AND CASH FLOW
•	Achieved GAAP net income of approximately $242 million, and Adjusted EBITDA of $394 million. See Appendix B for a reconciliation of net income in accordance with GAAP to Adjusted EBITDA.
•	Generated significant cash flow, increasing our total cash, cash equivalents, restricted cash and investments by approximately $495 million on a year-over-year basis.

ANNOUNCED STRATEGIC ACQUISITION, ACCELERATING COMMERCIAL ENTRY INTO SLEEP MEDICINE MARKET
•

  Negotiated and announced the acquisition of Avadel, enhancing our commercial portfolio and accelerating our entry into the commercial sleep medicine market, in advance of the potential future launch of alixorexton.

Strengthened our commitment to our people and our stakeholders
•

Published our 8th Corporate Responsibility Report, highlighting our key environmental performance data, site-specific conservation and sustainability efforts, employee engagement, wellness and career development programs, community engagement and other employee-related initiatives.

•

Engaged with third-party sustainability consultants to support our efforts to enhance, measure and report our environmental performance in preparation for emerging sustainability reporting obligations.

Multi-Year Shareholder Engagement and Board Responsiveness

Our Board is committed to implementing executive compensation policies and practices that support the Company’s strategic objectives and align with best practices and the creation of shareholder value. We engage regularly with our shareholders on a variety of topics, including our business and growth strategy, financial performance, corporate governance, corporate responsibility and sustainability and executive compensation.

Shareholder Outreach, Engagement and Feedback

For the past several years, our management team and our Board have been actively soliciting, and responding to, shareholder feedback. Following each of our annual meetings held from 2019 through 2024, we requested engagement meetings with investment stewardship teams of shareholders who, collectively, held more than 60% of our outstanding shares and, based on their expressed interest in engaging with us, held meetings each year with investment stewardships teams of shareholders who, collectively, held more than 50% of our outstanding shares. In 2025, while we requested engagement meetings with investment stewardship teams of shareholders holding collectively the same percentage of our shares, we received interest from, and met with, investment stewardship teams of shareholders holding collectively 25% of our shares.

2025 OUTREACH >60% OF SHAREHOLDINGS	2025 ENGAGEMENT ~25% OF SHAREHOLDINGS

During our 2025 engagements, shareholders did not raise any specific concerns in respect of our executive compensation programs, and generally acknowledged our strong alignment of pay and performance, the responsiveness of our Board and Compensation Committee to shareholder feedback and the significant enhancements to our executive compensation programs in recent years. At our 2025 Annual Meeting, shareholders expressed strong support for our executive compensation program, with 98.7% of the votes cast in favor of our say-on-pay proposal.

Our Lead Independent Director and other members of our Board participated in certain of these engagements alongside representatives of management. Shareholder feedback received in these meetings was communicated to management, the Board and committees of the Board, as appropriate.

ALKERMES PLC 2026 Proxy Statement 78

Board Responsiveness – Enhancements to Compensation Practices

Our Compensation Committee continually seeks to enhance our executive compensation program based on the evolving needs of our business, market trends in compensation practices and shareholder feedback. This year, and over the past few years, the Compensation Committee has implemented significant changes to our executive compensation program based on these considerations in order to enhance its performance-based nature and alignment with shareholder value creation, including:

Developed objective and measurable approach to the determination of STIP payouts

2025 STIP. Enhanced STIP design to include objective, measurable, pre-determined goals, including commercial and operational (45% weighting), neuroscience pipeline (45% weighting) and corporate responsibility (10% weighting). For additional information on the 2025 STIP, see the section entitled “2025 STIP Design In Line with Shareholder Feedback” on page 89 of this proxy statement.

Enhanced disclosure around determination of STIP payouts

Enhanced our Compensation Discussion and Analysis disclosure detailing how our company performance, as measured against our annual corporate objectives, and the individual performance of each of our named executive officers (other than the CEO) translated into individual STIP payouts.

Expanded use of performance-based equity

Since 2020, structured our executive compensation to ensure that a majority of the total target value of our CEO’s annual equity grant consisted of PRSUs and expanded use of PRSUs as part of the annual equity grants for all of our named executive officers.

In 2025, increased the percentage of PRSUs granted to our named executive officers (other than our CEO) from 25% to 33% of the total target value of their annual equity grants, while maintaining greater than 50% of the CEO’s total target value of annual equity awards as performance-vesting.

Double Trigger Change in Control Vesting

Since 2023, eliminated single trigger change in control vesting provisions in all equity awards granted to our named executive officers, replacing them with double trigger change in control vesting provisions.

Tied long-term incentive plan (“LTIP”) metrics to shareholder value creation

2025 LTIP. Incorporated three-year late-stage pipeline (50% weighting) and early-stage pipeline (50% weighting) performance goals that are distinct from the annual corporate objectives utilized in our 2025 STIP and that align with our long-term business strategy. Included a relative total shareholder return (“TSR”) modifier that may increase or decrease the total number of vested shares underlying the PRSUs by up to 25%. For additional information on the 2025 LTIP, see the section entitled “2025 LTIP – PRSU Design In Line with Shareholder Feedback” on page 95 of this proxy statement.

Linked executive compensation to profitability

2025 STIP. Included an annual objective based on the Company’s annual Adjusted EBITDA expectations, as guided by the Company in February 2025. See Appendix B for information regarding the non-GAAP financial target underlying this objective.

For additional detail, see the section entitled “2025 Corporate Objectives” beginning on page 89 of this proxy statement.

Incorporated corporate responsibility objectives into the Company’s STIP

2025 STIP. Included corporate responsibility objectives related to advancement of our corporate responsibility and sustainability strategy and human capital management initiatives in support of the business, with performance metrics focused on environmental performance data collection and reporting, employee assessments and career development and education. For details, see the section entitled “2025 Corporate Objectives” beginning on page 89 of this proxy statement.

Utilized a peer group that reflects our company profile

Updated our peer group at least annually to align with our Company profile, including to eliminate companies whose market capitalizations were significantly higher than ours or whose profiles were expected to change significantly based on company events. For additional detail, see the section entitled “Peer Group Selection and Review Process” on page 85 of this proxy statement.

ALKERMES PLC 2026 Proxy Statement 79

For information on additional actions taken by our Board in recent years in response to shareholder feedback on matters relating to corporate governance, see the section entitled “Recent Enhancements to Corporate Governance Policies and Practices” beginning on page 11 of this proxy statement.

We remain committed to executive compensation best practices and regular engagement with our shareholders and other stakeholders to solicit and consider their views on these practices, our business strategy and performance, and our corporate governance and corporate responsibility and sustainability initiatives. We invite stakeholders to email us at investor_relations@alkermes.com with any suggestions, comments or inquiries. Shareholder proposals, nominations and other notifications required under the Companies Act or our Articles of Association should not be sent to this e-mail address, but rather should be delivered as set forth in this proxy statement, our Articles of Association and/or in the Companies Act, as applicable.

ALKERMES PLC 2026 Proxy Statement 80

Executive Compensation Program Highlights

Our executive compensation program is focused on attracting, retaining and incentivizing experienced and well-qualified executive officers to advance our critical business objectives and create long-term shareholder value.

Strong Compensation Governance Attributes

Our policies and practices are designed to align pay and performance, enhance governance of our executive compensation program and further our compensation objectives. These policies and practices include:

Key Features of Our Executive Compensation Program
☑	Alignment of executive pay and performance	☑	Independent compensation consultant
☑	Annual advisory vote on executive compensation program	☑	Annual risk assessment of compensation policies and practices
☑	Annual use of performance-based equity for all executive officers	☑	Compensation Committee comprised of 100% independent directors
☑	Significant portion of CEO and other executive compensation is “at-risk”	☑	No excessive perquisites
☑	Profitability and corporate responsibility objectives incorporated in STIP	☑	Clawback Policy and Recoupment Policy in respect of certain equity and cash compensation
☑	Minimum 1-year vesting period for equity awards	☑	Prohibition of hedging and pledging by executive officers and directors
☑	Relative TSR incorporated in LTIP to align payouts with shareholder experience	☑	Share ownership and holding guidelines for executive officers and directors
☑	Annual review of peer group companies	☑	No guaranteed bonuses or base salary increases
☑	Caps on payouts from our STIP and LTIP	☑	No tax gross-ups on severance or change in control benefits for individuals hired after 2009
☑	Double trigger change-in-control vesting in all equity awards to named executive officers	☑	No repricing of stock options

Focus on Pay for Performance; Alignment with Shareholder Interests

We believe in a pay-for-performance approach to executive compensation that supports our business strategy and aligns the interests of our named executive officers with those of our shareholders and other stakeholders. Our executive compensation program is focused on total direct compensation opportunity utilizing a balance of compensation elements, including:

▪
Base Salary: The Compensation Committee determines base salaries for our named executive officers based on a variety of factors, including level of responsibility within the Company, experience and performance in the role, and the Compensation Committee’s competitive positioning philosophy. For information about 2025 base salaries for our named executive officers, see the section entitled “Base Salary” beginning on page 88 of this proxy statement.
▪
Short-Term Cash Incentive Compensation: The Compensation Committee designs annual incentives that incorporate near-term corporate objectives—including financial, operating, strategic, pipeline, and/or corporate responsibility-related objectives—that it believes will meaningfully advance our corporate strategy and contribute to the creation of shareholder value. For information about the annual cash performance pay awarded to our named executive officers for 2025, see the section entitled “Annual Cash Performance Pay – Short-Term Incentive Plan” beginning on page 88 of this proxy statement.
▪
Long-Term Equity Incentive Compensation: The Compensation Committee annually considers the appropriate mix of performance-vesting and time-vesting equity awards to encourage our named executive officers to focus on the Company’s ongoing and future activities and, in this context, ensures that a meaningful portion of the annual equity grants made to our named executive officers is conditioned on achievement of long-term performance goals that are aligned with our corporate strategy and the creation of long-term value for the Company and our shareholders. For information about long-term equity awards granted to our named executive officers in 2025, see the section entitled “Long-Term Equity Incentive Compensation – Annual Grant” beginning on page 95 of this proxy statement.

ALKERMES PLC 2026 Proxy Statement 81

2025 Executive Compensation At a Glance

Pay Mix – Significant Portion of Executive Compensation is “At-Risk”

A significant portion of the target total direct compensation opportunity for each of our named executive officers, including our CEO, is comprised of “at-risk” compensation in the form of annual cash performance pay opportunities and long-term equity awards that are either performance-vesting awards tied to achievement of pre-determined corporate objectives designed to drive value creation for our shareholders or time-vesting awards that, in the case of stock options, have value only if our share price increases from the price on the grant date or, in the case of restricted stock unit awards (“RSUs”), have value that fluctuates based on our share price performance.

The following chart represents the breakdown of 2025 total direct compensation for our CEO and the average breakdown for our other named executive officers who were employed by us for the full year, and illustrates the predominance of long-term equity incentives, performance-based components, and compensation that is “at-risk” in our executive pay. Included in each chart are: (i) the approved annual base salary for 2025; (ii) the annual bonus award paid for 2025; and (iii) the approved target value of equity awards granted in 2025.

91% of 2025 CEO Compensation “At-Risk”

85% of 2025 Other NEO Compensation “At-Risk”

2025 Equity Grants Conditioned on Performance

In February 2025, the Compensation Committee conditioned:

▪
approximately 53% of the total target value of our CEO’s 2025 annual equity grant; and
▪
approximately 33% of the total target value of each other then-serving named executive officer’s 2025 annual equity grant,

on the achievement, over a three-year performance period, of early- and late-stage pipeline performance goals intended to increase shareholder value over the long-term, and on relative total shareholder return over the same period, to align executive compensation with shareholder experience.

* Excluding Mr. Reed, who joined the Company in September 2025 and received a new hire equity grant consisting of 67% time-vesting options and 33%

time-vesting RSUs. Mr. Reed received no additional equity awards in 2025.

All equity awards granted to our named executive officers in 2025 contained double trigger change in control vesting provisions. For additional detail regarding the long-term equity awards granted to our named executive officers in 2025, see the section entitled “Long-Term Equity Incentive Compensation – Annual Grant” beginning on page 95 of this proxy statement.

ALKERMES PLC 2026 Proxy Statement 82

2025 STIP and LTIP Designs Reflective of Shareholder Feedback

Our Compensation Committee approved 2025 STIP and 2025 LTIP designs that include short-term and long-term pre-determined goals, respectively, that are measurable and performance-based—including commercial, financial, operational, pipeline and corporate responsibility-related goals—and that aligned with the Company’s business priorities and shareholder feedback.

2025 STIP (Annual Cash Bonus)		2025 LTIP (Long-Term Equity)
Time-Based
• Stock Options / RSUs • 4-year annual vesting
Performance-Based (53% for CEO; 33% for other NEOs*)
* Excluding Mr. Reed, who was not eligible to receive a PRSU award due to his employment commencement date in September 2025, approximately nine months into the plan performance period.
CEO Payout	100% Company Performance
Other NEO Payouts	75% Company Performance 25% Individual Performance

Performance-Based Achievements and Payouts in 2025

Annual Bonus Payouts Based on Pay-for-Performance Philosophy

2025 was a transformational year for the Company, with significant achievements that furthered our short- and long-term objectives and supported significant cash generation and value creation for our shareholders. Our 2025 corporate objectives emphasized the Company’s strategic business priorities, including, among others, profitability, commercial and manufacturing execution, advancement of our pipeline, exploration of strategic transactions, and advancement of our corporate responsibility initiatives, and were set at a level that our Compensation Committee considered rigorous and attainable only with strong performance.

In recognition of the Company’s exceptional performance in 2025, in which the Company exceeded many of its annual performance objectives, the Compensation Committee approved a Company performance payout percentage of 130% under the 2025 STIP. After assessing the individual performance and contributions of each named executive officer (other than our CEO, whose annual cash performance pay opportunity is based entirely on Company performance), the Compensation Committee approved 2025 STIP cash performance payouts for our named executive officers ranging from 130% to 140% of their performance pay targets.

Long-Term Equity Achievements and Payout

The Company achieved stretch performance on 2023 LTIP goals related to advancement of its development pipeline and did not meet the pre-specified financial goals due to a change in business strategy and investment priorities, discussed with and approved by the Board, during the performance period and the affirmative decision not to modify these goals. The Company’s strong relative TSR during the period contributed to an overall 2023 LTIP payout of 82.43%, as shown in the table below. For additional details on 2025 performance-based achievements and payouts to our named executive officers, see the sections entitled “2025 Cash Performance Payouts” and “2023 LTIP – Achievements and Payout” beginning on page 94 and page 98 of this proxy statement, respectively.

2023 PRSUs Performance Goals	% Weighting	Achievement Level	Total Vested (% of category)	Total Vested (% of PRSUs)
Pipeline	50%	Stretch performance	150% of metric weighting	75%
Financial	50%	Below threshold performance	None	0%
Payout (% of Target)				75%
				x
Relative TSR Modifier	+/- 25%	~59.91st percentile of iShares Biotechnology ETF	+ 9.91%	1.0991x
Actual Payout (% of Target)				82.43%

ALKERMES PLC 2026 Proxy Statement 83

Detailed Discussion and Analysis

Executive Compensation Philosophy and Objectives

Our executive compensation program is focused on attracting and retaining experienced and well-qualified executive officers who will help advance our critical business objectives, and rewarding them for performance that contributes meaningfully to the creation of shareholder value. We structure our executive compensation based on scope of job responsibility, external peer comparisons, individual performance and our overall Company performance. The Compensation Committee establishes our executive compensation program each year with the following objectives:

ALIGNMENT OF PAY AND PERFORMANCE	Structure a significant proportion of an individual’s compensation as performance-based
ALIGNMENT WITH SHAREHOLDER INTERESTS

Provide an overall compensation package that rewards individual and Company performance against corporate objectives as a means to promote the creation and retention of value for the Company and its shareholders

BALANCE OF SHORT- AND LONG-TERM INCENTIVES	Align with the short- and long-term focus required for success in the biopharmaceutical industry
MARKET COMPETITIVENESS AND RETENTION	Attract and retain a highly-skilled workforce by providing a total compensation package that is competitive with other employers who compete with us for talent

How Target Compensation is Determined for our Named Executive Officers

Role of the Compensation Committee

The Compensation Committee reviews, oversees and administers our compensation policies, plans and programs, and reviews and determines the compensation to be paid to our executive officers. The Compensation Committee’s full set of roles and responsibilities are set forth in the Compensation Committee’s written charter adopted by the Board, which is available on the Corporate Governance page of the Investors section of our website at www.alkermes.com.

Role of the Independent Compensation Consultant

The Compensation Committee annually engages an independent compensation consulting firm to review market data and the Company’s various incentive programs and to advise on executive compensation structure and compensation levels. This includes assistance with establishing our cash- and equity-based compensation targets and awards in support of our business strategy, based, in large part, upon a peer group identification and assessment, and the retentive value of current holdings.

For the 2025 compensation cycle, the Compensation Committee renewed its engagement of Alpine Rewards LLC (“Alpine Rewards”) to serve as its independent compensation consultant (the “Compensation Consultant”) and to provide advisory services related to executive compensation and non-employee director compensation decisions. As part of this work, the Compensation Consultant assisted the Compensation Committee in developing its 2025 peer group, evaluating current pay practices and philosophies, and analyzing peer group and other market data to determine 2025 compensation for our named executive officers (including performance pay targets and pay ranges, base salaries, target equity awards, and cash performance payouts) and for our non-employee directors (including cash retainers and equity awards). The Compensation Consultant was not engaged by the Company to provide any additional services other than the services requested by or on behalf of the Compensation Committee. The Compensation Committee, in its sole authority, has the right to retain or terminate outside compensation consultants. The Compensation Committee considered whether the work of the Compensation Consultant caused any conflict of interest and concluded that there was no conflict. Alpine Rewards was the only compensation consultant engaged by the Compensation Committee to assist with executive compensation program design and pay decisions for the 2025 compensation cycle.

Competitive Assessment of Compensation – Peer Companies and Market Data

We seek to attract and retain highly-qualified executive officers in an extremely competitive market. The Compensation Committee believes that it is important, when making compensation decisions, to be informed as to the current practices of comparable public companies with which we compete for executive talent.

ALKERMES PLC 2026 Proxy Statement 84

Market Data

At the direction of the Compensation Committee, the Compensation Consultant periodically conducts peer group analyses to enable the Compensation Committee to compare our executive compensation program as a whole, and also the pay of individual executives, to that of our peer companies. The compensation consultant also includes data from a broader survey group of public commercial-stage biopharmaceutical companies within a relevant revenue range in each of its analyses, using data from public SEC filings and other sources of market data to construct a benchmark for comparison.

Peer Group Selection and Review Process

The Compensation Committee reviews the composition of our peer group at least annually and revises the group as needed to account for changes in our business and in the businesses of the companies in our peer group. As a global biopharmaceutical company, we have built, and continue to devote significant resources to further develop and enhance, a comprehensive cross-functional organization designed to support product development from discovery through commercialization and lifecycle management. As part of this effort, we invest significantly in R&D, including early discovery, medicinal chemistry, translational medicine, formulation development and clinical trial operations capabilities; intellectual property prosecution, enforcement and defense; medical affairs; manufacturing operations; U.S. federal and state government affairs; regulatory affairs; sales and marketing; and market access, among other areas.

There are a limited number of companies that are similar to us in terms of the diversity and complexity of our business. As such, the companies with which we compete directly for executive talent are not always similar to us in size, revenue or market capitalization.

In mid-2024, when developing the recommended list of peer group companies to be used in connection with 2025 compensation decisions for our named executive officers, the Compensation Consultant considered a mix of quantitative and qualitative factors, including those listed in the table immediately below. Because we are a commercial-stage company, the Compensation Consultant placed heavier emphasis on a narrower range of revenue as the primary peer identification criteria in light of the typical correlation of revenue with pay practices, and on R&D expense as a secondary criteria to yield peers that are similarly invested in pipeline development, while also looking at market capitalization and other factors.

Factor Considered	What We Look For
Similar industry	Biotechnology or pharmaceutical industry (GICS codes 352010 or 352020)
Neuroscience - Commercial	Companies who market and sell commercial biopharmaceutical medicines, with a preference for companies with therapeutic areas of focus similar to ours
R&D expenditure

Significant investment in R&D to develop and advance products from discovery through to regulatory approval and commercialization, with a focus on companies with greater than ~$100 million in R&D expense

Revenue	Revenue of approximately 0.5 times to 2.5 times our trailing 12-month revenue of ~$1.5 billion as of August 2024, resulting in a revenue range of $750 million to $3.75 billion
Market capitalization

Market capitalization of approximately 0.3 times to 3.0 times our then-current market value of ~$4.4 billion, based on our 30-day average market capitalization as of August 26, 2024, resulting in a market capitalization range of $1.5 billion to $13.5 billion

Number of employees	Employee headcount that is similar in number to ours and reflective of a similarly complex and cross-functional business
Geography/market competition

Companies, like us, that operate in “hub” geographic locations and compete in similar markets for executive talent or those in geographic proximity to us with which we compete directly for executive talent

Alkermes in peer group	Inclusion of Alkermes in a company’s peer group, as reported in the company’s proxy statement from the prior year

ALKERMES PLC 2026 Proxy Statement 85

2025 Peer Group

In September 2024, when selecting our peer group for 2025, our Compensation Committee targeted a group of 14 to 18 peers. Since few companies align with us on all of the factors considered, the Compensation Committee included in our peer group companies meeting a majority of the quantitative and qualitative criteria described above, and, consistent with the recommendations of the Compensation Consultant, with a greater weight placed on companies with a similar business model to ours––namely, those that market and sell commercial biopharmaceutical products, generate substantial revenue from such commercial activities and invest significantly in R&D and manufacturing—and with less of a focus placed on market capitalization. In this context, the Compensation Committee excluded biopharmaceutical companies with business models that are dissimilar to ours, such as companies that focus on over-the-counter and generic medicines, medical diagnostics or veterinary pharmaceuticals, as we do not compete for executive talent with these companies and including them within our peer group could disadvantage us in attracting and retaining leadership talent.

Following this review, the Compensation Committee approved the removal from the peer group of three companies with oversized/undersized valuations or with revenue or expected performance trajectories dissimilar to ours, and added four companies that were more aligned with the peer selection criteria, resulting in the “2025 Peer Group” used for 2025 compensation decisions, as set forth in the table below. In September 2025, the Compensation Committee again reviewed the peer group and made additional incremental refinements, resulting in the “2026 Peer Group” used for 2026 compensation decisions, as set forth in the table below.

Use of Peer Group Data

At the direction of the Compensation Committee, the Compensation Consultant analyzes our peer group and other market data to prepare its executive compensation analyses and recommendations each year. The timing of the Compensation Committee’s decision-making with respect to compensation for each of our named executive officers is as follows:

December	Set performance pay targets and pay ranges for upcoming year
January	Review and adjust salaries for current year in context of total target compensation Determine prior year cash performance pay awards
February	Determine target equity award values and equity award mix for current year Determine achievements and any resulting vesting under completed long-term incentive plans

The Compensation Committee’s philosophy is to generally target around the 50th percentile of the peer group for overall total compensation for our named executive officers. However, the comparative data provided by the Compensation Consultant is just one of many factors that the Compensation Committee takes into consideration in determining executive compensation. As discussed in detail in this CD&A, the Compensation Committee increases or decreases the variable elements of pay from the 50th percentile based upon actual individual and Company performance and other considerations, including retentive and incentive value.

ALKERMES PLC 2026 Proxy Statement 86

Executive Compensation Program Design and Key Elements

The Compensation Committee establishes the total target compensation opportunity for each named executive officer. The Compensation Committee believes that a mix of fixed and variable, short-term and long-term, and of cash-based and equity-based compensation is appropriate to achieve our executive compensation program goals and corporate objectives.

To align our named executive officers’ incentives with our business priorities and the interests of our shareholders, a significant portion of their compensation opportunity is variable compensation, comprised of annual cash performance pay opportunities and long-term equity awards.

The table below describes the key elements of our 2025 executive compensation program.

	Purpose	Time Period	Payment Form	% of 2025 Total Compensation*
Base Salary (page 88)	▪ Provide a fixed level of compensation that is competitive within our industry and geographic locations to attract and retain executives	Annual	Cash
Annual Cash Performance Pay (page 88)
▪
Align executive officers with business strategy and motivate them to achieve short-term corporate objectives
▪
Reward executive officers based on performance against pre-determined targets during the year
		Annual	Cash
Long-Term Equity Incentives (page 95)
▪
Appropriately reward, recognize and retain key executive officers
▪
Align interests of executive officers with the Company’s long-term business strategy and the creation of shareholder value
▪
Provide executive officers with the opportunity to share in the future value of the Company that they are responsible for creating
		Annual vesting over four years	Time-Vesting Options
Time-Vesting RSUs
	▪ Align executive compensation with specific achievements expected to drive value for our shareholders	Three-year performance period	Performance-Vesting RSUs

* Total compensation includes approved annual base salary for 2025, annual bonus award paid for 2025, and approved target value of equity awards granted in 2025; numbers may not sum due to rounding. Mr. Reed was excluded from this calculation as his cash compensation was prorated based on his commencement of employment in September 2025 and his new hire equity grant mix differed from the 2025 annual equity grant mix awarded to our other named executive officers.

ALKERMES PLC 2026 Proxy Statement 87

Base Salary

In January 2025, the Compensation Committee reviewed and adjusted, as it deemed appropriate, the base salaries of our then-serving named executive officers for 2025. In determining such adjustments, the Compensation Committee considered a number of factors, including peer group market data, the competitive market for executive talent in our industry and the geographic regions in which we operate, individual named executive officer responsibilities and contributions within the Company, and the Compensation Committee’s competitive positioning philosophy.

Based on this review, and information provided by the Compensation Consultant, the Compensation Committee determined that each then-serving named executive officer should receive a 3.0% increase of their base salary for 2025. Mr. Reed’s base salary was established in September 2025 in connection with his appointment as Chief Financial Officer, based on the same considerations outlined above. The approved base salaries for our named executive officers for 2025 were as follows:

Named Executive Officer	2024 Base Salary	2025 Base Salary	% Increase
Richard F. Pops	$1,214,339	$1,250,769	3.0%
Joshua Reed*	—	$615,000	—
Blair C. Jackson	$715,000	$736,450	3.0%
David J. Gaffin	$664,560	$684,497	3.0%
Craig C. Hopkinson, M.D.	$742,560	$764,837	3.0%
C. Todd Nichols	$596,960	$614,869	3.0%

* See the Summary Compensation Table on page 106 of this proxy statement for the amount paid to Mr. Reed for 2025, which was prorated based on the date he commenced employment with the Company.

Annual Cash Performance Pay – Short-Term Incentive Plan (STIP)

Each of our named executive officers is eligible to receive an annual cash performance pay award, the amount of which is determined by the Compensation Committee based on pre-determined performance pay targets and pay ranges for each named executive officer. The Compensation Committee works with Company management and the Board to set annual corporate objectives—including financial, operating, pipeline, strategic and/or corporate responsibility-related objectives—on which the Board believes the Company should focus during the year to achieve its strategic goals. Annual cash performance payouts are based upon the Company’s performance against these annual corporate objectives and, for executive officers other than the CEO, their individual performance in contributing to the achievement of such objectives.

2025 Cash Performance Pay Targets and Pay Ranges

The Compensation Committee annually reviews and approves individual performance pay targets and pay ranges (in each case expressed as a percentage of base salary) for each of our named executive officers, taking into consideration comparable competitive market data for officers in similar positions at our peer group companies, and generally selecting performance pay targets around the 50th percentile of such market data.

In December 2024, the Compensation Committee determined that the performance pay targets and pay ranges for the 2025 performance period should remain at the same levels as the targets and pay ranges for the 2024 performance period for all then-serving named executive officers. Mr. Reed’s performance pay target and pay range were established in September 2025 in connection with his appointment as Chief Financial Officer, based on the same considerations outlined above. The approved performance pay targets and pay ranges for our named executive officers for 2025 were as follows:

Named Executive Officer	2025 Performance Pay Range as % of Base Salary	2025 Performance Pay Target as % of Base Salary
Richard F. Pops	0% to 200%	100%
Joshua Reed*	0% to 100%	50%
Blair C. Jackson	0% to 120%	60%
David J. Gaffin	0% to 120%	60%
Craig C. Hopkinson, M.D.	0% to 120%	60%
C. Todd Nichols	0% to 100%	50%

* Mr. Reed’s performance pay target and pay range were approved for application to his base salary, as prorated based on the date he commenced employment with the Company.

ALKERMES PLC 2026 Proxy Statement 88

2025 STIP Design In Line with Shareholder Feedback

We design our STIPs to incentivize employees to accomplish annual goals that we believe will meaningfully advance our corporate strategy and create shareholder value. The Compensation Committee recognizes the importance to our employees and shareholders of establishing objective, measurable goals and metrics. In designing the 2025 STIP, the Compensation Committee:

●

established pre-determined objective quantitative and qualitative metrics to assess performance against each of the Company’s 2025 corporate objectives (see the section entitled “2025 Company Performance Assessment” beginning on page 90 of this proxy statement);

●

assigned relative percentage weightings (as shown in the graphic to the right) for each category of objectives, reflecting the Compensation Committee’s assessment of their relative importance in contributing to the Company’s overall business strategy and to shareholder value creation; and

●	assigned relative percentage weightings for corporate and individual performance for each named executive officer for use in the determination of their annual cash performance pay as follows:

2025 Corporate Objectives

In December 2024, the Compensation Committee determined, and the Board subsequently approved, seven annual corporate objectives for 2025 against which to measure the performance of the Company and our employees, including our named executive officers.

The 2025 corporate objectives were each set at a level that our Compensation Committee considered rigorous and attainable only with strong performance, and were designed to meaningfully advance our business strategy and, in so doing, contribute to the creation of shareholder value. Our 2025 business strategy focused on key drivers of shareholder value creation, including delivery of strong commercial growth and profitability, advancement of our lead orexin development candidate and expansion of our neuroscience pipeline, and assessment of external opportunities to further broaden our pipeline and/or our commercial product portfolio. Underpinning these priorities and our business strategy is our commitment to corporate responsibility.

As a result, our 2025 corporate objectives were as follows (with the metrics underlying these objectives set forth in greater detail in the table beginning on the next page of this proxy statement):

Commercial and Operational (45% weighting)

▪
Commercial Growth: achieve annual net sales targets for our proprietary products.
▪
Profitability: achieve the Adjusted EBITDA guidance set forth in the Company’s issuance of financial expectations in February 2025.
▪
Manufacturing: execute manufacturing activities in line with demand.
▪
Strategic Opportunities: assess opportunities to diversify the Company’s pipeline and/or marketed products portfolio.

Neuroscience Pipeline (45% weighting)

▪
Alixorexton: complete phase 2 studies in NT1 and NT2 and initiate a phase 2 study in IH.
▪
Preclinical Orexin Development Program: complete phase 1 enabling activities for two new orexin agonist molecules and initiate a phase 1 first-in-human study for at least one of the two molecules.

Corporate Responsibility (10% weighting)

▪
Sustainability: advance sustainability strategy and initiatives in support of the business and continue preparedness activities for emerging sustainability reporting obligations.
▪
Human Capital Management: sustain environment of diversity, inclusion and belonging through broad employee engagement and educational and development opportunities.

ALKERMES PLC 2026 Proxy Statement 89

2025 Company Performance Assessment

The Compensation Committee’s evaluation of the Company’s performance against the 2025 corporate objectives served as the foundation for determining annual cash performance pay for our named executive officers. The following chart shows the Company’s performance against each of its 2025 corporate objectives:

Corporate Objective	Metrics Used to Assess Performance	Accomplishments	Assessment
Commercial and Operational Goals: 45% weighting
Grow sales of VIVITROL, ARISTADA and LYBALVI among appropriate patients

Achieve aggregate 2025 annual net sales target for proprietary products VIVITROL, ARISTADA+ and LYBALVI of $1.115 billion

+ References to ARISTADA net sales are inclusive of both ARISTADA and ARISTADA INITIO

✓+ Generated aggregate annual net sales of $1.185 billion, exceeding our target by approximately 5%, and exceeding annual net sales expectations for each individual product as follows:

▪
VIVITROL annual net sales of $467.9 million exceeded the high end of our February 2025 financial guidance range by approximately $8 million
▪
ARISTADA+ annual net sales of $370.0 million exceeded the high end of our February 2025 financial guidance range by approximately $15 million
▪
LYBALVI annual net sales of $346.7 million exceeded the high end of our February 2025 financial guidance range by approximately $7 million

In addition, the Compensation Committee noted favorably the commercial contribution from these products, which exceeded expectations and grew approximately 10% since the prior year

Significantly Exceeded
Achieve 2025 financial guidance for annual Adjusted EBITDA*	Achieve annual Adjusted EBITDA*, as guided in February 2025, in the range of $310 to $340 million

✓+ Achieved annual Adjusted EBITDA* of approximately $394 million, exceeding the high end of our February 2025 financial guidance range by more than $50 million

* See Appendix B for a GAAP to non-GAAP reconciliation of this financial measure

Exceeded
Manufacture commercial products and clinical trial material to meet the Company’s goals of quality, quantity, reliability and efficiency

▪ Meet Alkermes proprietary commercial product demand from customers at a rate equal to or greater than 98%

▪ Ensure supply of clinical drug product to support overall study execution across clinical programs

▪ Receive no critical findings from regulatory authority inspections of manufacturing facilities

✓     Achieved commercial order fulfillment levels in excess of 98%

✓     Clinical drug product supply and distribution met all program requirements

✓     No critical findings received from any regulatory authorities’ inspections of our Wilmington, Ohio facility

Achieved
Assess opportunities to diversify the Company’s pipeline and/or marketed products portfolio	▪ Strategically assess internal R&D efforts and/or external business development opportunities to broaden the Company’s development pipeline and/or marketed products portfolio

✓     Achieved critical milestones across internal discovery programs to identify new targets

✓     Conducted extensive evaluation of external product opportunities in neuroscience space

✓+  Negotiated and executed a definitive agreement to acquire Avadel, and a related bridge term loan facility to fund the acquisition, on an accelerated timeline, adding a marketed commercial product and new development programs to our portfolio

Exceeded

ALKERMES PLC 2026 Proxy Statement 90

Corporate Objective	Metrics Used to Assess Performance	Accomplishments	Assessment
Neuroscience Pipeline Goals: 45% weighting
Progress development program for alixorexton (formerly known as ALKS 2680)

▪ Initiate phase 2 study of alixorexton in patients with IH in the first half of 2025

▪ Complete double-blind portion of alixorexton phase 2 studies in patients with NT1 and NT2 in the second half of 2025

✓+ Initiated phase 2 study of alixorexton in patients with IH in the first quarter of 2025

✓+  Completed double-blind portion of phase 2 studies of alixorexton in patients with NT1 and NT2 in the second quarter (ahead of schedule) and fourth quarter of 2025, respectively, and generated positive topline results in both studies

In addition, the Compensation Committee noted favorably the Company’s initiation of the alixorexton phase 2/3 long-term extension study well ahead of schedule to allow uninterrupted patient rollover, and early initiation of lifecycle management activities to support the program

Exceeded
Progress orexin portfolio development	▪ Complete phase 1 first-in-human (“FIH”) study-enabling activities for two orexin 2 receptor agonist molecules, and initiate a phase 1 FIH study for at least one of the two molecules	✓+ Completed phase 1 FIH study-enabling activities for two orexin receptor agonist molecules, ALKS 4510 and ALKS 7290, and initiated phase 1 FIH studies for both molecules	Exceeded
Corporate Responsibility Goals: 10% weighting
Advance corporate responsibility strategy, including initiatives related to sustainability and diversity, inclusion and belonging

▪ Prepare for emerging sustainability reporting obligations and anticipated assurance requirements

▪ Sustain and enhance the Company’s inclusive environment through training, education and development opportunities

▪ Achieve favorability rating of 70% or higher in respect of the Company’s diversity, inclusion and belonging efforts on employee surveys or other assessments

▪ Publish an annual Corporate Responsibility Report or equivalent

✓     Advanced preparedness for emerging sustainability reporting obligations and anticipated assurance requirements, including through risk assessments, data analysis and verification and ongoing sustainability initiatives

✓     Attended a variety of career events, sponsored employee participation in multiple career development programs, and exceeded goal of hosting voluntary education, awareness and training programs to foster a positive workplace environment

✓     Achieved positive employee survey ratings of 81%-89% favorable

✓     Published 8th Corporate Responsibility Report in September 2025

Achieved

2025 Company Performance Overall Assessment: Exceeded

In January 2026, the Compensation Committee considered the Company’s achievements against its 2025 corporate objectives—including that the Company significantly exceeded one objective, exceeded four objectives, and achieved two objectives—and the relative weightings of the three categories of objectives, and determined an overall Company performance assessment of ‘Exceeded’.

Company Performance Payout Percentage: 130%

Based on the Company’s overall performance rating of ‘Exceeded,’ the Compensation Committee approved a Company performance payout percentage of 130% of target performance pay for all employees, including our named executive officers. Company performance serves as a significant factor in the Compensation Committee’s determination of individual cash performance payouts for our named executive officers, accounting for 100% of the performance payout for our CEO and 75% of the performance payout for our other named executive officers, with the remaining 25% for such other named executive officers determined based on their individual performance, as described in detail below.

ALKERMES PLC 2026 Proxy Statement 91

2025 Individual Performance Assessments

In January 2026, Mr. Pops presented to the Compensation Committee, and the Compensation Committee considered, an assessment of the individual performance during 2025 of each named executive officer other than himself and a corresponding recommendation in respect of the proposed individual performance payout percentage for each named executive officer other than himself. The assessment included discussion of each named executive officer’s overall leadership of their respective functions and their respective contributions to the business and to the Company’s 2025 accomplishments.

Specifically, the Compensation Committee considered the following key contributions and achievements of each named executive officer (other than Mr. Pops):

Named Executive Officers – Individual Contributions in 2025
Blair C. Jackson Executive Vice President, Chief Operating Officer; Former Interim Principal Financial Officer

✓ Strong oversight and management of strategic planning and corporate services, leading global operations, quality, information technology, business development, and corporate planning functions.

✓+ Acted as interim principal financial officer through mid-September 2025, overseeing financial activities, strategic deployment of capital and generation of significant cash; and led efforts, through disciplined investments and expense management, that resulted in the Company exceeding its annual Adjusted EBITDA profitability target.

✓+ Provided extensive corporate, operational and strategic input, leadership and oversight in support of information technology initiatives; commercial payer and execution strategies; and ongoing research and development activities, including build out of a new clinical manufacturing suite, commercial readiness activities, accelerated advancement of the orexin portfolio programs and new product ideation.

✓+ Oversaw activities related to the acquisition of Avadel, spanning from ideation, diligence and planning to negotiation, execution and integration on accelerated timelines, and contributed significantly to the Company’s ability to negotiate and secure acquisition financing with favorable pricing and terms.

✓ Supported corporate responsibility objectives, including through active oversight of operations in support of enhancements to environmental performance, working with human resources on equitable pay initiatives and extensive participation in employee engagement and development activities.

David J. Gaffin Executive Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary

✓ Strong leadership, oversight and management of the legal, intellectual property and compliance functions to provide strategic support across the organization.

✓+ Successfully managed potentially material adversarial and other third-party matters to achieve beneficial outcomes, including negotiating and executing an authorized generic agreement on favorable terms and securing judicial and U.S. Patent and Trade Office decisions in support of key intellectual property.

✓+ Led extensive efforts related to the acquisition of Avadel, including intellectual property assessment; negotiation and execution of the transaction, bridge financing and related agreements on an accelerated timeline; strategic planning for acquisition financing and structuring; oversight of announcements and filings required under the Irish Takeover Rules; and integration planning.

✓+ Collaborated cross-functionally on commercial strategy, activities and program design related to market access, policy and pricing, resulting in significant savings to the Company.

✓+ Worked closely with the Board and its committees on corporate governance and compensation matters, and achieved high levels of shareholder support on all company proposals at the 2025 Annual Meeting.

✓ Supported corporate responsibility initiatives through talent development activities, ERG sponsorship, leadership of the Company’s enterprise risk management program, and active oversight of the Company’s sustainability reporting initiatives, including preparation for compliance with disclosure regulations and work on the Company’s 8th annual Corporate Responsibility Report.

ALKERMES PLC 2026 Proxy Statement 92

Named Executive Officers – Individual Contributions in 2025
Craig C. Hopkinson, M.D. Executive Vice President, Research and Development and Chief Medical Officer

✓ Strong leadership of the R&D, clinical development, medical affairs and regulatory functions during a year of extensive clinical and regulatory activity.

✓+ Contributed significantly to the expansion and advancement of the Company’s pipeline, on accelerated timelines, while maintaining disciplined R&D capital allocation, including:

✓+ Significantly advanced the alixorexton development program, achieving the following: completed Vibrance-1 and Vibrance-2 phase 2 studies in patients with NT1 and NT2, respectively, ahead of timeline expectations, with positive topline results in each study and an extensive data presentation at the World Sleep meeting; initiated Vibrance-3, a phase 2 study in IH, with enrollment progressing ahead of schedule; accelerated initiation of phase 2/3 long-term extension study for roll-over patients; obtained FDA Breakthrough Designation in NT1; and progressed phase 3 readiness.

✓+ Completed IND-enabling activities and initiated phase 1 single-ascending dose and multiple-ascending dose programs for orexin portfolio development candidates ALKS 4510 and ALKS 7290 and determined initial indications of focus.

✓+ Implemented target ideation strategy and machine learning tools to support discovery activities.

✓+ Supported lifecycle management activities for LYBALVI, generating new real-world evidence data related to treatment patterns, adherence and healthcare resource utilization.

✓ Supported human capital management initiatives, with a focus on employee learning and development efforts, talent engagement and support of mentorship and educational programming.

C. Todd Nichols Senior Vice President, Chief Commercial Officer

✓+ Strong leadership of the commercial organization, including the sales and marketing, commercial operations, and market access functions.

✓+ Led commercial efforts resulting in approximately $1.2 billion in annual proprietary product net sales, representing 9% growth year-over-year, and exceeded annual net sales expectations across each of ARISTADA, LYBALVI and VIVITROL while maintaining operational efficiencies.

✓+ Successfully executed robust cross-functional brand plans resulting in demand sales growth, market share gains, expansion of prescribing and increased share of voice.

✓+ Contributed significantly to diligence efforts and assessments related to acquisition of Avadel and planning activities related to onboarding and integration of the Avadel commercial organization.

✓ Sponsored increased employee engagement and retention initiatives in a competitive market environment and focused on broad leadership and development opportunities within the commercial organization.

Joshua Reed Senior Vice President, Chief Financial Officer

✓+ Rapidly integrated into the Company and assumed strong leadership and management of the finance, strategic sourcing, tax, and travel & expense functions.

✓+ Led extensive efforts to obtain the financing needed to fund the acquisition of Avadel, including numerous presentations to lenders and rating agencies, and successfully negotiated favorable term loan pricing and provisions, positioning the Company to close the transaction with beneficial terms.

✓ Contributed significantly to preparation for the Company’s annual earnings call, development of its 2026 budget and issuance of 2026 financial guidance.

✓ Supported corporate responsibility goals, including by focusing on talent development opportunities and fostering an inclusive and retentive culture, and joined the Company’s Executive ESG steering committee.

ALKERMES PLC 2026 Proxy Statement 93

2025 Cash Performance Payouts

Performance Payout for CEO

In January 2026, in determining Mr. Pops’ 2025 cash performance payout, the Compensation Committee considered the Company’s exceptional 2025 performance and awarded Mr. Pops a performance payout equal to 130% of his performance pay target, consistent with the Company performance payout percentage as described above.

Performance Payouts for Named Executive Officers Other than the CEO

In January 2026, in determining the cash performance payouts for each named executive officer other than the CEO, the Compensation Committee considered the strong overall Company performance against the 2025 corporate objectives (and the corresponding Company performance payout percentage of 130% of target), the individual performance of the named executive officer as set forth above, the performance pay targets and pay ranges established for the named executive officers for 2025, data from the Compensation Consultant regarding cash performance pay for peer group executive officers, comparable market data for experienced executive officers in the biopharmaceutical industry and the recommendations of Mr. Pops with respect to cash performance payouts for each such named executive officer. In consideration of the foregoing, the Compensation Committee approved the following 2025 cash performance payout amounts for each of our named executive officers:

Named Executive Officer	2025 Performance Payout Amount	2025 Target Performance Pay as a % of Base Salary	2025 Actual Performance Pay as a % of Base Salary	2025 Actual Performance Pay as a % of Target Performance Pay
Richard F. Pops	$1,626,000	100%	130%	130%
Joshua Reed*	$118,286	50%	65%	130%
Blair C. Jackson	$618,618	60%	84%	140%
David J. Gaffin	$574,978	60%	84%	140%
Craig C. Hopkinson, M.D.	$642,463	60%	84%	140%
C. Todd Nichols	$430,408	50%	70%	140%

* The 2025 performance payout amount awarded to Mr. Reed was prorated based on the date he commenced employment with the Company.

ALKERMES PLC 2026 Proxy Statement 94

Long-Term Equity Incentive Compensation – Annual Grant

We utilize long-term equity awards to align executive compensation and performance, drive the advancement of our critical business objectives, promote the creation of long-term shareholder value, and reward, incentivize and retain our employees. Consistent with this approach, a significant portion of our named executive officers’ total annual compensation is in the form of long-term equity awards.

Equity Mix – Performance Awards for Named Executive Officers

The Compensation Committee annually considers the appropriate mix of equity awards for our named executive officers. Since 2020, the Compensation Committee has incorporated PRSUs into the annual equity grants awarded to all employees at the senior vice president level and above, including each of our named executive officers, to enhance the link between pay and performance and align the interests of management with those of our shareholders.

Change in 2025 to Increase Proportion of Performance-Based Awards. In February 2025, the Compensation Committee determined to increase the percentage of performance-based equity granted to each of our then-serving named executive officers (other than the CEO) from 25% to 33% of the total target value of their annual equity awards in order to further align their interests with those of our shareholders.

2025 Equity Mix. In February 2025, as part of the 2025 annual equity grant, the Compensation Committee granted the following mix of performance- and time-vesting equity awards to each of our then-serving named executive officers:

●

for our CEO, approximately 53% of total target equity award value was in the form of PRSUs that vest, if earned, following a three-year performance period, with the remaining target equity award value delivered in the form of time-vesting stock options that vest in four equal annual installments commencing on the first anniversary of the grant date; and

●

for our other named executive officers, 33% of total target equity award value was in the form of PRSUs that vest, if earned, following a three-year performance period, with their remaining target equity award value delivered in the form of time-vesting RSUs (33%) and time-vesting stock options (33%), all of which vest in four equal annual installments commencing on the first anniversary of the grant date.

*Excluding Mr. Reed, who joined the Company in September 2025 and received a new hire equity grant consisting of 67% time-vesting options and 33%

 time-vesting RSUs. Mr. Reed received no additional equity awards in 2025.

2025 LTIP – PRSU Design In Line with Shareholder Feedback

In February 2025, the Compensation Committee adopted the 2025 LTIP to incentivize our senior-level executives to achieve long-term performance goals designed to drive value for our shareholders and to provide our executives with the opportunity to share in the value they are responsible for creating. The Compensation Committee incorporated the following features into the 2025 LTIP:

●	PRSUs subject to multiple objective, long-term performance-based goals, with relative percentage weightings assigned based on their criticality to the Company’s business strategy and value creation;
●	a three-year performance period for achievement of each of the performance goals, with no vesting opportunity until after the end of the performance period; and
●	a relative TSR modifier tied to share price performance as compared to the iShares Biotechnology ETF (also known as the IBB Index) over the three-year performance period.

ALKERMES PLC 2026 Proxy Statement 95

Performance goals and relative weightings aligned with strategic focus. In establishing the 2025 LTIP performance goals and relative weightings, the Compensation Committee considered the criticality of expansion and advancement of the Company’s pipeline to the Company’s business strategy and to the creation of long-term shareholder value, and the continued inclusion in the STIP of rigorous annual financial and profitability goals, and determined to condition vesting of 100% of the target number of shares underlying the 2025 LTIP on achievement of the following pipeline performance goals that it believed to be appropriately rigorous and challenging for the Company and our named executive officers to achieve.

•
Late-stage pipeline performance goals (50% weighting) related to advancement of our late-stage development programs, with specified threshold, target, stretch and maximum performance opportunities based on the number and nature of such goals achieved during the performance period.
•
Early-stage pipeline performance goals (50% weighting) related to generation of our early-stage development pipeline, with specified target and maximum performance opportunities based on the number of such goals achieved during the performance period.

We have not disclosed the specific performance goals and targeted levels of achievement, as they are confidential, and disclosure prior to the end of the performance period could lead to competitive harm.

Vesting. Vesting of the 2025 LTIP PRSUs is subject to the Compensation Committee’s determination, following the end of the performance period, of the Company’s level of achievement against the performance goals, with corresponding potential payouts ranging from 0% to 160% of the target number of shares awarded based on the level of achievement.

Relative TSR Modifier. To further align executive compensation with shareholder experience, the number of vested PRSU shares is then subject to upward or downward adjustment based on the Company’s relative TSR compared to the 50th percentile of the IBB Index over the three-year performance period, the impact of which is to increase or decrease the total number of vested shares underlying the PRSUs by up to 25%, up to a total maximum payout of 200% of the target number of shares awarded. Measuring our share price performance relative to an index serves to mitigate any impacts, positive or negative, that affect the biotechnology industry and/or share price performance more broadly and that are outside the control of our named executive officers.

Distinct from 2025 STIP performance objectives. The Compensation Committee deliberately differentiated the multi-year goals in the 2025 LTIP from the annual objectives utilized in the 2025 STIP to focus our named executive officers on achievement of distinct critical measures of short-term and long-term strategic importance, all of which are designed to drive value for our shareholders.

How Sizes of 2025 Annual Equity Grant Awards Were Determined

The Compensation Committee grants all equity awards to our named executive officers based on an aggregate target dollar value for each award.
ALKERMES PLC 2026 Proxy Statement 96

Determination of 2025 Target Award Values. In February 2025, in determining the aggregate target dollar value of the annual equity awards to be granted to each of our then-serving named executive officers, the Compensation Committee took the following into consideration: (i) the criticality of each named executive officer’s skillset and expected future contributions to the achievement of the Company’s long-term strategy; (ii) comparable peer group and market equity award value data provided by the Compensation Consultant; (iii) the ability of the equity mix to incentivize achievement of the Company’s long-term objectives and, in so doing, increase shareholder value over the long-term; (iv) the overall equity position of each named executive officer and the retentive value of such overall equity position given our share price; and (v) the performance of the Company in 2024, including share price performance. For named executive officers other than Mr. Pops, the Compensation Committee also took into consideration the recommendations of Mr. Pops based on his assessment of their individual performance in 2024 and future expected contributions.

In September 2025, in determining the aggregate target dollar value of the new hire equity award for Mr. Reed in connection with his appointment as Chief Financial Officer, the Compensation Committee took into consideration comparable peer group and market equity award value data provided by the Compensation Consultant and determined an aggregate target dollar value that it believed necessary and appropriate to secure the employment of Mr. Reed.

The approved target dollar values for the annual equity grants to our named executive officers for 2025 were as follows:

Named Executive Officer	Time-Vesting Stock Options*	Time-Vesting Restricted Stock Unit Awards*	Performance-Vesting Restricted Stock Unit Awards*
Richard F. Pops	$5,052,500	$—	$5,697,500
Joshua Reed**	$2,345,000	$1,155,000	$—
Blair C. Jackson	$1,333,333	$1,333,333	$1,333,333
David J. Gaffin	$1,100,000	$1,100,000	$1,100,000
Craig C. Hopkinson, M.D.	$1,100,000	$1,100,000	$1,100,000
C. Todd Nichols	$866,667	$866,667	$866,667

* Amounts approved by the Compensation Committee differ from those set forth in the Summary Compensation Table and 2025 Grants of Plan-Based Awards Table on pages 106 and 108 of this proxy statement, respectively, due to the SEC requirement to value the equity amounts reported in such tables at aggregate grant date fair value computed in accordance with ASC 718, which, in the case of the 2025 PRSUs, is determined using a Monte Carlo simulation instead of the closing stock price on the grant date.

** Amounts shown for Mr. Reed represent his new hire equity grant awarded in October 2025. Mr. Reed was not eligible to be granted PRSU awards under the 2025 LTIP due to the date of commencement of his employment in September 2025, approximately nine months into the plan performance period.

Conversion into Share Amounts

In accordance with our annual equity grant procedures (and, for Mr. Reed, our new hire equity grant procedures), the target dollar value of each award is converted into a number of underlying ordinary shares using per share value based on the closing price of our ordinary shares on the Nasdaq Global Select Market on the date of grant and, for awards of stock options, the Black-Scholes valuation model. Based upon the factors and methodology discussed above, the Compensation Committee granted the following awards to each of our named executive officers as part of the 2025 annual equity grant (and for Mr. Reed, as his new hire grant):

Named Executive Officer	Time-Vesting Stock Options	Time-Vesting Restricted Stock Unit Awards	Performance-Vesting Restricted Stock Unit Awards
Richard F. Pops	293,921	—	158,971
Joshua Reed	158,743	36,656	—
Blair C. Jackson	77,565	37,203	37,203
David J. Gaffin	63,991	30,692	30,692
Craig C. Hopkinson, M.D.	63,991	30,692	30,692
C. Todd Nichols	50,417	24,182	24,182

For additional information about these equity awards granted to our named executive officers in 2025, see the 2025 Grants of Plan-Based Awards Table on page 108 of this proxy statement. These equity awards are subject to early vesting in certain circumstances as described in the 2018 Plan and in the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 114 of this proxy statement. No other equity awards were granted to our named executive officers in 2025.

ALKERMES PLC 2026 Proxy Statement 97

2023 LTIP – Achievements and Payout

LTIP Design

In February 2023, the Compensation Committee granted PRSUs (the “2023 PRSUs”) to all employees at the senior vice president level and above, including each of our then-serving named executive officers. Vesting of the 2023 PRSUs was conditioned upon achievement of specified performance goals over a three-year performance period, and the number of vested shares underlying the 2023 PRSUs, if any, was then subject to a relative TSR modifier tied to the Company’s share price performance in comparison to the IBB Index over the same period, which could increase or decrease the total number of vested shares by up to 25%. The performance period for the 2023 PRSUs ended on December 31, 2025.

The 2023 LTIP performance goals, established by the Compensation Committee in February 2023, consisted of Pipeline goals related to advancement and expansion of the Company’s development pipeline (50% weighting) and a Financial goal reflecting the Company’s then-operative long-term profitability target for FY 2025 (50% weighting) to align executive compensation with the Company’s public commitment to R&D and managing the business toward long-term profitability.

Overall Payout

In February 2026, the Compensation Committee assessed the Company’s performance against each of the pre-determined performance goals set forth in the 2023 LTIP over the three-year performance period and, based on Company performance, determined a payout of 75% of the total target number of shares underlying the 2023 PRSUs. After application of the relative TSR modifier set forth in the 2023 LTIP, the Compensation Committee determined an overall payout equal to 82.43% of the total target number of shares underlying the 2023 PRSUs.

2023 PRSUs Performance Goals	% Weighting	Achievement Level	Total Vested (as % of goal category)	Total Vested (as % of all PRSUs)
Pipeline	50%	Stretch performance	150% of metric weighting	75%
Financial	50%	Below threshold performance	None	0%
Payout (% of Target)				75%
				x
Relative TSR Modifier	+/- 25%	~59.91st percentile of the iShares Biotechnology ETF	+ 9.91%	1.0991x
Actual Payout (% of Target)				82.43%

Details of the determinations in respect of the pipeline and financial performance goals, and the calculation of payouts under the 2023 LTIP, are set forth below.

ALKERMES PLC 2026 Proxy Statement 98

❖
Pipeline Goals Determination (50% weighting)

During the performance period, the Company made significant progress in advancing alixorexton (formerly known as ALKS 2680) and expanding its clinical development pipeline of orexin agonists, including ALKS 4510. Based on these accomplishments, the details of which are set forth below, the Compensation Committee determined that the Company achieved the “stretch” level of achievement, based on the 2023 LTIP payout schedule, and that 75% of the total target number of shares underlying the 2023 PRSUs were to be vested.

Pipeline Goals (50% weighting)	Payout Schedule	Achievements	Total Vested (as % of all PRSUs)
1.
Obtain positive results from a phase 2 study of a product candidate that supports its further development in at least one indication
2.
Acquire a clinical stage compound
3.
File and have accepted an investigational new drug application (IND) or equivalent for an internal development compound
Threshold -- 50% of weighting (achievement of one pipeline goal) Target -- 100% of weighting (achievement of two pipeline goals) Stretch -- 150% of weighting (achievement of three pipeline goals)
✓
Obtained positive topline results from Vibrance-1 phase 2 study of alixorexton in patients with NT1 that support its further development in NT1
✓
Obtained positive topline results from Vibrance-2 phase 2 study of alixorexton in patients with NT2 that support its further development in NT2
✓
Completed filing of clinical trial notification (an Australian IND equivalent) for ALKS 4510, an orexin agonist candidate
75% vested (representing 150% achievement of the pipeline goals)
❖
Financial Goal Determination (50% weighting)

The Company did not meet the financial goal underlying the 2023 PRSUs, which was based on long-term profitability targets that were operative at the time the 2023 LTIP was approved in February 2023, due to a change in business strategy and investment priorities discussed with and approved by the Board during the performance period. Specifically, in September 2023, based on evolving opportunities in the business, including compelling initial clinical data from the Company’s orexin agonist franchise, Company management and the Board made a strategic decision to move away from the profitability margin targets reflected in the 2023 LTIP and to focus instead on growth through expansion of the orexin development program and increased investment in commercial sales and marketing, while maintaining disciplined cost management.

These strategic changes were accretive to the Company’s overall value and yielded significant positive results for the Company, while still generating significant cash. The Company ended the 2023 LTIP performance period in a strong financial position, having achieved total FY 2025 revenues of approximately $1.48 billion, EBITDA of $285.6 million and Adjusted EBITDA of $394 million, far exceeding the Company’s annual FY 2025 profitability objectives. Despite the significant changes in Company strategy and circumstances and the accretive nature of these changes, the Compensation Committee determined not to make any changes to the financial goals underlying the 2023 LTIP.

Financial Goals (50% weighting)	Payout Schedule	Achievements	Total Vested (as % of all PRSUs)

FY 2025 non-GAAP net income (“NGNI”) margin+ and EBITDA margin+ equal to 30% and 25% of total revenues, respectively (Target)

FY 2025 EBITDA margin+ equal to or greater than 30% of total revenues (Stretch)

	Target -- 100% of weighting Stretch -- 150% of weighting	FY 2025 NGNI margin+ of 23% of total revenues FY 2025 EBITDA margin+ of 19% of total revenues + See Appendix B for information regarding this non-GAAP financial measure	0% vested

ALKERMES PLC 2026 Proxy Statement 99

TSR Modifier Calculation (+/- 25%)

In February 2026, the relative TSR multiplier was applied to the total number of shares that vested in accordance with the performance and payout conditions underlying the 2023 PRSUs. The Company’s total shareholder return over the three-year performance period was at the 59.91st percentile of the IBB Index, which, based on the payout schedule set forth in the 2023 LTIP, as shown in the table below, resulted in upward modification of the total number of vested shares underlying the 2023 PRSUs by 9.91%.

2023 PRSUs	Performance Period	Comparator Index	At or Below 25th Percentile	Between 25th and 75th Percentile	At or Above 75th Percentile
Relative TSR Modifier	Jan. 1, 2023 to Dec. 31, 2025	iShares Biotechnology ETF (the IBB Index)	Reduced by 25%	Reduced / Increased by 1% for every percent that the Company falls below / above 50th percentile	Increased by 25%
Company Percentile Compared to Comparator Index: 59.91st			Resulting Modifier = Increase total vested shares by 9.91%

The Compensation Committee’s assessment of achievement against the 2023 LTIP resulted in the following 2023 PRSU shares vesting for each named executive officer:

Named Executive Officer	2023 PRSU Target Shares *	2023 PRSUs Total Earned Shares
Richard F. Pops	181,458	149,580
Joshua Reed**	—	—
Blair C. Jackson	34,950	28,810
David J. Gaffin	30,756	25,352
Craig C. Hopkinson, M.D.	30,756	25,352
C. Todd Nichols	25,630	21,127

* 2023 PRSU target share numbers reflect adjustments made to then-outstanding equity awards in connection with the separation of the Company’s former oncology business in November 2023, in accordance with the provisions of the 2018 Plan.

** Mr. Reed joined the Company in September 2025 and was therefore not eligible to participate in the 2023 LTIP.

ALKERMES PLC 2026 Proxy Statement 100

Additional Compensation Information

Share Ownership and Holding Guidelines

Our Board members and “officers” (as such term is defined in Section 16a-1(f) of the Exchange Act), including our named executive officers, are subject to our minimum share ownership and holding guidelines (our “Share Ownership and Holding Guidelines”). These Share Ownership and Holding Guidelines are designed to align the interests of our Board members and officers with those of our shareholders by encouraging our Board members and officers to have a meaningful financial stake in our long-term success. These Share Ownership and Holding Guidelines establish minimum required levels of share ownership value by position as set forth below:

* First measurement date is the date that is at least five (5) full years from the date of initial election to the Board or designation as an officer, as applicable.

For purposes of determining the value of shares owned by a Board member or officer under our Share Ownership and Holding Guidelines, we include the value of all shares directly or beneficially owned by such Board member or officer and the value of all unvested time-vesting RSUs held by such Board member or officer. Unexercised stock options, whether vested or unvested, and unvested performance-vesting RSUs are not included in determining the value of shares owned pursuant to our Share Ownership and Holding Guidelines. We assess compliance with our Share Ownership and Holding Guidelines annually on the first business day of each year, using the 60-day trailing average closing price of our shares as of such date as the value of our shares for measurement purposes.

Our Share Ownership and Holding Guidelines require that each officer of the Company retain 50% of the shares that they acquire upon the vesting of RSUs and/or the exercise of stock options (net of tax liability and any amounts used to pay exercise price, as applicable) until such officer meets their required level of share ownership value.

Compliance with the Share Ownership and Holding Guidelines is monitored by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee determined that, as of the measurement date of January 2, 2026, Mr. Pops and all other directors and officers subject to the guidelines were in compliance with their respective required share ownership values.

A current copy of our Share Ownership and Holding Guidelines can be found on the Corporate Governance page of the Investors section of our website at www.alkermes.com.

Clawback Policy and Recoupment Policy

We have two policies currently in effect related to the clawback and recoupment of certain cash and equity compensation, each of which is generally applicable to our current and former “officers” (again as such term is defined in Section 16a-1(f) of the Exchange Act), including our named executive officers.

Our Clawback Policy, adopted in 2016 and last amended in May 2021, applies to certain cash-based compensation and equity-based compensation. Under the Clawback Policy, in the event the Board determines that (i) an officer engaged in fraud or intentional misconduct that requires a material restatement of our financial results, and (ii) such fraud or intentional misconduct resulted in an incorrect determination that an incentive compensation performance goal had been achieved, then (iii) the Board may take appropriate action to recoup from such officer any equity-based incentive compensation awarded on or after March 23, 2016 and any cash-based incentive compensation awarded on or after May 19, 2021 that the Board determines had been paid to such officer as a result of such incorrect determination during the three-year period preceding the filing of such material restatement of our financial results. The Clawback Policy is applicable to all Incentive Compensation received by a covered current or former officer prior to October 2, 2023, the effective date of our Recoupment Policy.

ALKERMES PLC 2026 Proxy Statement 101

Our Recoupment Policy, which became effective in October 2023, is designed to comply, and be administered and interpreted in accordance with, Rule 10D-1 promulgated under the Exchange Act and Nasdaq Listing Rule 5608. Under the Recoupment Policy, in the event the Company is required to prepare an accounting restatement due to the Company’s material non-compliance with any financial reporting requirement under the federal securities laws, the Company must reasonably promptly recoup the full amount of any Recoverable Incentive Compensation received by a Covered Executive (each such term as defined in the Recoupment Policy) during the applicable recoupment period (generally the three completed fiscal years immediately preceding the accounting restatement) that exceeds the amount that otherwise would have been received had it been determined based on the accounting restatement. The Recoupment Policy replaces and supersedes the Clawback Policy with respect to all Incentive Compensation (as defined in the Recoupment Policy) received by a Covered Executive on or after October 2, 2023, the effective date of the Recoupment Policy.

Current copies of our Clawback Policy and Recoupment Policy can be found on the Corporate Governance page of the Investors section of our website at www.alkermes.com.

Retirement Benefits

The terms of our 401(k) Savings Plan (“401(k) Plan”) provide for broad-based participation by our executive officers and eligible employees resident in the U.S. Under the 401(k) Plan, all of our U.S. employees are eligible to receive matching contributions from the Company. Our matching contribution for the 401(k) Plan for 2025 was as follows: dollar for dollar on each participant’s eligible compensation up to a maximum of 5% of such compensation, subject to applicable U.S. federal limits.

Other Benefits

Executive officers are eligible to participate in our medical, dental and life insurance employee benefit plans on the same terms as all other employees. We may also provide relocation expense reimbursement, which is negotiated on an individual basis with employees, including executive officers, in a manner consistent with our internal guidelines.

Executive officers are also entitled to certain benefits upon death or disability. Under our flexible benefits program, our executive officers receive long-term disability coverage that will pay up to 65% of their base salary, up to a monthly maximum of $27,500, during disability and, in cases of catastrophic disability, a supplemental amount based on their base salary. Also, under our flexible benefits program, we provide life insurance coverage for all of our eligible U.S. employees, including our named executive officers, equal to two times base salary, with a maximum of $1,000,000 in coverage paid by the Company. In addition to life insurance, U.S. employees, including our named executive officers, are also covered by accidental death and dismemberment insurance benefits, providing up to two times base salary in coverage paid by the Company, up to a maximum of $1,000,000 for accidental death or loss of hand, foot or eyesight. In addition, all U.S. employees, including our named executive officers, are eligible to participate in optional supplemental life insurance up to a maximum of $1,000,000.

Post-Termination Compensation and Benefits

We have a program in place under which each of our named executive officers receives severance benefits if such named executive officer is terminated without “cause” (as defined in each executive officer’s employment agreement with the Company) or resigns for “good reason” (e.g., a material diminution in their responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which such executive officer must perform their employment), subject to signing a general release of claims. Additionally, each named executive officer receives severance benefits if, within a period of time following a corporate transaction or a change in control, such executive officer is terminated without “cause” or resigns for “good reason.” The terms of, and the amounts payable under, these arrangements are described in more detail below under “Potential Payments upon Termination or Change in Control.” We provide these severance arrangements because we believe that, in a competitive market for talent, severance arrangements are necessary to attract and retain high quality executives. In addition, the change in control benefit allows and incentivizes executives to maintain their focus on our business during a period when they otherwise might be unduly distracted by the potential personal consequences of a contemplated business transaction.

ALKERMES PLC 2026 Proxy Statement 102

CEO Retirement and Transition Arrangements

As noted above in this proxy statement, on February 24, 2026, Mr. Pops notified the Company of his decision to retire from his position of CEO, effective July 31, 2026, following a distinguished 35 years of service in this role. To support the Company during this transition, Mr. Pops will serve as a Senior Advisor to the Company through December 31, 2026 (the “Senior Advisor Service Term”) and, subject to his re-election at the Annual Meeting, will remain on the Board, serving as non-executive Chairman. While serving as a Senior Advisor, Mr. Pops will support the Company in an orderly transition of his services and responsibilities and will continue to work on policy matters important to the Company, including but not limited to his active involvement with industry-related trade associations and his advocacy on behalf of the Company in support of its Federal policy priorities. He will also be available to consult with the incoming CEO on other management activities critical to the Company’s business.

In connection with his retirement, on February 24, 2026, Mr. Pops entered into a letter agreement with the Company (the “Letter Agreement”) to memorialize the terms of his continued service as a Senior Advisor to the Company and non-executive Chairman of the Board. Pursuant to the Letter Agreement, Mr. Pops will be eligible to receive (i) a monthly cash retainer of $75,000 while serving as a Senior Advisor, (ii) a 2026 annual cash performance bonus, expected to be paid in the first quarter of 2027, at the target level, pro-rated to reflect his service as CEO during 2026, (iii) in lieu of a standard CEO annual equity grant for 2026, time-vesting RSUs, with a grant value consistent with Mr. Pops’ 2025 annual equity grant, pro-rated to twelve-forty eighths (12/48) of such grant value to reflect Mr. Pops’ service during 2026 through the Senior Advisor Service Term, that will vest in full on December 31, 2026, and (iv) for his service as non-executive Chairman beginning August 1, 2026, an annual retainer of $40,000, pro-rated to reflect his term of service. While serving on the Board, Mr. Pops’ outstanding equity awards will continue to vest in accordance with their terms based on his continued service relationship with the Company, and, while serving as a non-employee director, Mr. Pops will participate in the Company’s non-employee director cash compensation program. Upon the end of Mr. Pops’ service on the Board, (i) his outstanding time-vesting stock options that were scheduled to vest during the 21-month period following the end of his service on the Board (the “Post-Service Vesting Period”) will become fully vested, (ii) his performance-vesting stock options will remain outstanding during the Post-Service Vesting Period and will vest, if at all, based on actual performance (but will expire no later than the expiration date set forth in such stock options), and (iii) his 2025 PRSUs that may have been eligible to vest during the Post-Service Vesting Period will remain outstanding and will vest, if at all, based on actual performance during the applicable performance period. In addition, upon the end of Mr. Pops’ service on the Board, the post-termination exercise periods of Mr. Pops’ outstanding vested stock options will be extended to the earlier of (i) the end of the Post-Service Vesting Period and (ii) the original expiration date of the applicable stock option. In the event of a change in control or sale event with respect to the Company following the end of Mr. Pops’ service on the Board and prior to the end of the Post-Service Vesting Period, his outstanding equity awards will become fully vested immediately prior to the closing of such transaction, with any performance-based vesting conditions determined in accordance with the terms of the applicable awards. Mr. Pops will receive reimbursements of up to $60,000 in legal fees incurred in connection with the leadership transition.

Equity Grant Timing

In accordance with our annual equity grant procedures, annual equity grants (consisting of stock options, RSUs and/or PRSUs) to our employees, including our executive officers, are typically granted on a pre-determined grant date in February or March, which date is established by our Compensation Committee no later than January of each year and occurs after the announcement of the Company’s year-end financial results and at a time when the Company’s window to trade in Company securities has reopened (which generally occurs upon the close of the second trading day following the announcement of such financial results).

Our Compensation Committee or its designees also grant equity awards (consisting of stock options, RSUs and/or PRSUs) to employees at other times during the year in connection with significant personnel events, such as being newly hired or promoted. In accordance with our equity grant procedures, new hire and promotion equity grants during the year are typically granted on our pre-determined monthly New Hire Grant Date (defined as the first Wednesday following the first Monday of each month (or the first business day thereafter if such Wednesday is a holiday for which Nasdaq is closed)).

ALKERMES PLC 2026 Proxy Statement 103

The Company does not grant equity awards in anticipation of the release of material nonpublic information (“MNPI”), and we have not timed the release of MNPI based on equity award grant dates or for the purposes of affecting the value of executive compensation. Under our equity grant procedures, if the Company determines that it is in possession of MNPI on or around an anticipated grant date, the Compensation Committee has the authority to defer the grant date. During 2025, we did not grant stock options to any named executive officer during any period beginning four business days before and ending one business day after the filing of any Form 10-Q or 10-K, or the filing or furnishing of a Form 8-K that disclosed MNPI.

For information about equity grants to our non-employee directors, including the timing of such grants, see the discussion in the section entitled “Non-Employee Director Compensation Program—Equity Compensation” on page 44 of this proxy statement. For additional information about our equity compensation plan, see the section entitled “Equity Compensation Plan Information” on page 122 of this proxy statement.

Compensation Risk Assessment

Our Compensation Committee, based on its review and discussion of a risk assessment prepared by the Compensation Consultant, concluded that the risks arising from our 2025 employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Our Compensation Committee believes that our 2025 compensation programs and practices encourage employees to remain focused on execution of our short-term and long-term strategic goals and contain a mix and design of elements that do not encourage our employees to assume excessive risk, including:

✓
a balance of fixed cash compensation and variable cash and equity compensation, with variable compensation tied both to short- and long-term performance objectives and the long-term value of our share price;
✓
use of rigorous, pre-specified, market-aligned performance metrics;
✓
caps on payouts under our annual and long-term performance incentive plans;
✓
share ownership and holding guidelines applicable to our directors and reporting officers;
✓
application of our Clawback Policy and our Recoupment Policy and the anti-hedging and anti-pledging provisions in our Insider Trading Policy; and
✓
Compensation Committee discretion in determining incentive program payouts and equity awards.

At the request of the Compensation Committee, the Compensation Consultant also conducted a risk assessment of the Company’s 2025 annual cash performance incentive plan and 2025 long-term equity incentive plan, and determined there to be an overall low level of risk under both plans.

Tax and Accounting Considerations

Under Section 162(m), compensation paid to each of the Company’s “covered employees” that exceeds $1,000,000 per taxable year is generally non-deductible for federal income tax purposes unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at a number of other factors in making its decisions and retains the flexibility to provide compensation to the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its shareholders. The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs. Under ASC 718, the Company is required to estimate and record an expense for each award of equity-based compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis in accordance with ASC 718.

ALKERMES PLC 2026 Proxy Statement 104

Compensation Committee Report

No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed ‘soliciting material’ or deemed to be ‘filed’ under either the Securities Act or the Exchange Act.

The Compensation Committee of the Board, which is comprised solely of (i) independent directors within the meaning of applicable Nasdaq Rules, (ii) outside directors within the meaning of Section 162 of the Code and (iii) non-employee directors within the meaning of Rule 16b-3 under the Exchange Act, has reviewed and discussed with management the Compensation Discussion and Analysis section contained in this proxy statement and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and/or the Company’s annual report for 2025.

Respectfully submitted by the Compensation Committee,

Richard B. Gaynor, M.D. (Chair)

Nancy S. Lurker

Brian P. McKeon

Christopher I. Wright, M.D., Ph.D.

For more information about the Compensation Committee and its charter, see the Corporate Governance page of the Investors section of our website at www.alkermes.com.

ALKERMES PLC 2026 Proxy Statement 105

Executive Compensation Tables

Summary Compensation Table

The following table presents and summarizes the compensation paid to, or earned by, our named executive officers for 2025, 2024 and 2023, as applicable:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(2)	(f)(3)	(g)(4)	(h)	(i)(5)	(j)
Richard F. Pops	2025	1,250,769	—	—	5,020,812	1,626,000	—	17,500	7,915,081
Chief Executive Officer and Chairman	2024	1,214,339	—	3,640,820	4,044,445	1,214,339	—	17,250	10,131,193
	2023	1,178,970	—	2,897,991	3,933,841	1,414,764	—	16,500	9,442,066
Joshua Reed (1)	2025	181,978	—	1,155,031	2,334,091	118,286	—	7,688	3,797,074
Senior Vice President, Chief Financial Officer
Blair C. Jackson	2025	736,450	—	1,333,356	1,324,981	618,618	—	17,500	4,030,905
Executive Vice President, Chief Operating Officer;	2024	715,000	—	1,699,940	1,986,944	471,900	—	17,250	4,891,034
Former Interim Principal Financial Officer	2023	650,000	—	1,495,711	1,892,704	507,000	—	16,500	4,561,915
David J. Gaffin	2025	684,497	—	1,100,001	1,093,107	574,978	—	17,500	3,470,083
Executive Vice President, Chief Legal Officer,	2024	664,560	—	1,395,582	1,639,227	398,736	—	17,250	4,115,355
Chief Compliance Officer and Secretary	2023	639,000	—	1,316,222	1,665,586	498,420	—	16,500	4,135,728
Craig C. Hopkinson, M.D.	2025	764,837	—	1,100,001	1,093,107	642,463	—	17,500	3,617,908
Executive Vice President, Research and	2024	742,560	—	1,454,864	1,639,227	490,090	—	17,250	4,343,991
Development and Chief Medical Officer	2023	714,000	—	1,316,222	1,665,586	514,080	—	16,500	4,226,388
C. Todd Nichols	2025	614,869	—	866,683	861,234	430,408	—	17,500	2,790,694
Senior Vice President, Chief Commercial Officer	2024	596,960	—	1,114,855	1,291,526	298,480	—	17,250	3,319,071

Notes to Summary Compensation Table

(1)
The amounts shown for Mr. Reed in columns (c) and (g) are prorated based on his employment commencement date of September 15, 2025.
(2)
The amounts in column (e) reflect the aggregate grant date fair value of stock awards granted during 2025, 2024 and 2023, as indicated, computed in accordance with ASC 718. The weighted average grant date fair values of stock awards granted during these years are included in footnote 14 “Share-Based Compensation” to our consolidated financial statements for the year ended December 31, 2025 included in our Annual Report.

Included in the stock awards granted in 2025 to our named executive officers (other than Mr. Reed, who was not eligible due to his employment commencement date) are PRSUs, which, in order to vest, require achievement of certain pipeline performance conditions over a three-year performance period and are subject to a relative TSR modifier at the end of the performance period (the “2025 PRSUs”). For additional detail regarding the 2025 PRSUs, see the section entitled “Long-Term Equity Incentive Compensation – Annual Grant” beginning on page 95 of this proxy statement. The grant date fair value of these PRSUs was zero, as determined in accordance with ASC 718, based upon the then-probable outcome as of the date of grant as to achievement of each of the pipeline performance conditions underlying such awards. Assuming on the date of grant that the highest level of performance would be achieved, the fair value of the 2025 PRSUs as calculated in accordance with ASC 718 was $13,789,145, $3,226,988, $2,662,224, $2,097,547 and $2,662,224 for Messrs. Pops, Jackson, Gaffin and Nichols, and for Dr. Hopkinson, respectively, which values, due to the market condition component of the awards, were computed using a Monte Carlo simulation.

ALKERMES PLC 2026 Proxy Statement 106

(3)
The amounts in column (f) reflect the aggregate grant date fair value of option awards granted during 2025, 2024 and 2023, as indicated, computed in accordance with ASC 718. The assumptions used in the calculation of the fair value of option awards granted by us during these periods are included in footnote 2 “Summary of Significant Accounting Policies” to our consolidated financial statements for the year ended December 31, 2025 included in our Annual Report under the heading “Share-Based Compensation”. For additional details regarding the equity granted to our named executive officers in 2025, see the discussion in the section entitled “Long-Term Equity Incentive Compensation – Annual Grant” beginning on page 95 of this proxy statement.
(4)
The amounts in column (g) reflect the performance cash awards paid to our named executive officers for services performed during 2025, 2024 and 2023, as indicated, pursuant to the Alkermes plc Affiliated Company 2025 Reporting Officer Performance Pay Plan (the “2025 Performance Pay Plan”), the Alkermes plc Affiliated Company 2024 Reporting Officer Performance Pay Plan and the Alkermes plc Affiliated Company 2023 Reporting Officer Performance Pay Plan, respectively. The performance cash award amounts paid to our named executive officers for services in 2025, as compared to their target performance cash awards for 2025, reflect 130% of target for Mr. Pops and Mr. Reed (prorated for Mr. Reed based on his employment commencement date of September 15, 2025) and 140% of target for Messrs. Jackson, Gaffin, Nichols and Dr. Hopkinson.
(5)
The amounts in column (i) reflect the Company’s match on contributions made by our named executive officers to our 401(k) Plan.

ALKERMES PLC 2026 Proxy Statement 107

2025 Grants of Plan-Based Awards Table

The following table presents information on all grants of plan-based awards made in 2025 to our named executive officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date	Compensation Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares or Units (#)	Underlying Options (#)	Option Awards ($/Sh)	Option Awards ($)
(a)	(b)	(b)	(c)	(d)(1)	(e)(1)	(f)	(g)(2)	(h)(2)	(i)(3)	(j)(4)	(k)	(l)(5)
Richard F. Pops	2/19/2025	2/11/2025	—	—	—	—	—	—	—	293,921	35.84	5,020,812
	2/19/2025	2/11/2025	—	—	—	—	158,971	317,942	—	—	—	—
	N/A	N/A	—	1,250,769	2,501,539	—	—	—	—	—	—	—
Joshua Reed	10/8/2025	10/7/2025	—	—	—	—	—	—	36,656	—	—	1,155,031
	10/8/2025	10/7/2025	—	—	—	—	—	—	—	158,743	31.51	2,334,091
	N/A	N/A	—	90,989	181,978	—	—	—	—	—	—	—
Blair C. Jackson	2/19/2025	2/11/2025	—	—	—	—	—	—	37,203	—	—	1,333,356
	2/19/2025	2/11/2025	—	—	—	—	—	—	—	77,565	35.84	1,324,981
	2/19/2025	2/11/2025	—	—	—	—	37,203	74,406	—	—	—	—
	N/A	N/A	—	441,870	883,740	—	—	—	—	—	—	—
David J. Gaffin	2/19/2025	2/11/2025	—	—	—	—	—	—	30,692	—	—	1,100,001
	2/19/2025	2/11/2025	—	—	—	—	—	—	—	63,991	35.84	1,093,107
	2/19/2025	2/11/2025	—	—	—	—	30,692	61,384	—	—	—	—
	N/A	N/A	—	410,698	821,396	—	—	—	—	—	—	—
Craig C.	2/19/2025	2/11/2025	—	—	—	—	—	—	30,692	—	—	1,100,001
Hopkinson, M.D.	2/19/2025	2/11/2025	—	—	—	—	—	—	—	63,991	35.84	1,093,107
	2/19/2025	2/11/2025	—	—	—	—	30,692	61,384	—	—	—	—
	N/A	N/A	—	458,902	917,804	—	—	—	—	—	—	—
C. Todd Nichols	2/19/2025	2/11/2025	—	—	—	—	—	—	24,182	—	—	866,683
	2/19/2025	2/11/2025	—	—	—	—	—	—	—	50,417	35.84	861,234
	2/19/2025	2/11/2025	—	—	—	—	24,182	48,364	—	—	—	—
	N/A	N/A	—	307,435	614,869	—	—	—	—	—	—	—

Notes to 2025 Grants of Plan-Based Awards Table

(1)
Represents the target and maximum amounts that could have been earned by each named executive officer under the 2025 Performance Pay Plan for the performance period of January 1, 2025 to December 31, 2025. The cash performance pay range for Mr. Pops was 0% to 200% of base salary with a target cash performance pay of 100% of base salary. The cash performance pay range for Dr. Hopkinson and Messrs. Gaffin and Jackson was 0% to 120% of base salary with a target cash performance pay of 60% of base salary. The cash performance pay range for Messrs. Nichols and Reed was 0% to 100% of base salary with a target cash performance pay of 50% of base salary. There are no other applicable estimated future payouts under non-equity incentive plan awards for our named executive officers under the 2025 Performance Pay Plan. For more information, see the discussion in the section entitled “Annual Cash Performance Pay – Short-Term Incentive Plan” beginning on page 88 of this proxy statement, and see the Summary Compensation Table on page 106 of this proxy statement for the actual cash performance pay amounts paid to our named executive officers for performance during 2025.
(2)
Represents the target and maximum payouts for the 2025 PRSUs granted under the 2018 Plan that, in order to vest, require achievement of certain pipeline performance conditions over a three-year performance period and are subject to a relative TSR modifier at the end of the same performance period. For additional detail, see the section entitled “Long-Term Equity Incentive Compensation – Annual Grant” beginning on page 95 of this proxy statement. No dividend equivalents are paid on unvested PRSUs. No amount has been included in column (l) for these awards, as the grant date fair value for these awards as calculated in accordance with ASC 718 was zero, as described in footnote 2 to the Summary Compensation Table on page 106 of this proxy statement.

ALKERMES PLC 2026 Proxy Statement 108

(3)
Represents time-vesting RSUs granted under the 2018 Plan, which vest in four equal annual installments commencing on the first anniversary of the grant date. No dividend equivalents are paid on unvested RSUs.
(4)
Represents time-vesting stock options granted under the 2018 Plan, which vest in four equal annual installments commencing on the first anniversary of the grant date. Certain of the stock options qualify as incentive stock options under Section 422 of the Code.
(5)
Represents the estimated grant date fair value of stock options and RSUs granted to our named executive officers during 2025, as computed in accordance with ASC 718. Assumptions used in the calculation of the fair value of option awards and stock awards granted by us during 2025 are included in footnote 2 “Summary of Significant Accounting Policies” to our consolidated financial statements for the year ended December 31, 2025 included in our Annual Report under the heading “Share-Based Compensation”. There can be no assurance that the stock options will be exercised (in which case no value will be realized by the optionee) or what value, if any, will be realized upon settlement of the RSUs.

Narrative Disclosure to Summary Compensation Table and 2025 Grants of Plan-Based Awards Table

Employment Agreements. Each of our named executive officers has entered into a written employment agreement with us that provides for payment of base salary, eligibility for cash incentive compensation, participation in incentive compensation plans and employee benefit programs and potential severance benefits. For information regarding the base salaries, annual cash performance pay, long-term equity opportunities and employee benefit programs for our named executive officers, see the section entitled “Executive Compensation—Compensation Discussion and Analysis” beginning on page 76 of this proxy statement. For information regarding severance benefits provided under the employment agreements for our named executive officers, see the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 114 of this proxy statement.

Base Salaries. For information regarding 2025 base salaries for our named executive officers, see the section entitled “Base Salary” on page 88 of this proxy statement.

Annual Cash Performance Pay Awards. Under our reporting officer performance pay plans, our named executive officers are eligible to receive an annual cash performance pay award based on the Company’s performance against its corporate objectives and, for named executive officers other than the CEO, the contributions of each named executive officer to the achievement of our corporate objectives and such named executive officer’s individual performance. For additional information regarding 2025 annual cash performance pay awarded to our named executive officers, see the section entitled “Annual Cash Performance Pay – Short-Term Incentive Plan” beginning on page 88 of this proxy statement.

Equity Awards. Our 2018 Plan provides for the grant of stock options and stock awards to our eligible named executive officers, employees, non-employee directors and consultants. In 2025, we granted to our named executive officers time-vesting stock options and/or time-vesting RSUs that vest in four equal annual installments commencing on the first anniversary of the grant date; we also granted PRSUs to each named executive officer (other than Mr. Reed, who was not eligible for such an award due to his employment commencement date) that, in order to vest, require achievement of certain pipeline performance goals that are in line with our long-term business strategy over a three-year performance period and are subject to a relative TSR modifier at the end of the performance period. For additional information regarding our 2018 Plan, see Proposal 4 beginning on page 54 of this proxy statement and the summaries that follow, and for additional information regarding the equity awards granted to our named executive officers in 2025, see the 2025 Grants of Plan-Based Awards table and related footnotes above and the section entitled “Long-Term Equity Incentive Compensation – Annual Grant” beginning on page 95 of this proxy statement.

No Option or SAR Repricing. Our 2018 Plan explicitly prohibits repricing of options and stock appreciation rights in any manner without shareholder approval, including canceling awards in exchange for cash or another award under the 2018 Plan, and we did not engage in any repricings during the year ended December 31, 2025.

Other Compensatory Arrangements. See the section entitled “Additional Compensation Information” beginning on page 101 of this proxy statement for a description of other compensatory arrangements and policies applicable to our named executive officers, including our Share Ownership and Holding Guidelines, our Clawback Policy, our Recoupment Policy and our retirement and other benefits.

ALKERMES PLC 2026 Proxy Statement 109

Outstanding Equity Awards at 2025 Year End

The following table presents the outstanding equity awards held by each of our named executive officers as of December 31, 2025.

	Option Awards*						Stock Awards*
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)	(c)	(d)		(e)	(f)(2)	(g)(3)		(h)(13)	(i)		(j)(13)
Richard F. Pops	—	—	—		—	—	149,580	(10)	4,185,248	—		—
	—	—	—		—	—	63,602	(11)	1,779,584	127,205	(11)	3,559,196
	—	—	—		—	—	—		—	119,228	(12)	3,335,999
	305,999	—	—		31.64	2/28/2026	—		—	—		—
	203,999	—	—		53.50	2/17/2027	—		—	—		—
	300,899	—	—		65.94	2/16/2028	—		—	—		—
	123,419	—	389,844	(13)	31.93	2/21/2029	—		—	—		—
	365,634	—	—		20.03	2/20/2030	—		—	—		—
	349,030	—	—		19.34	2/22/2031	—		—	—		—
	228,768	76,256	—		24.59	2/18/2032	—		—	—		—
	145,285	145,285	—		26.82	2/23/2033	—		—	—		—
	68,582	205,746	—		30.04	2/26/2034	—		—	—		—
	—	293,921	—		35.84	2/19/2035	—		—	—		—
Joshua Reed	—	—	—		—	—	36,656	(4)	1,025,635	—		—
	—	158,743	—		31.51	10/8/2035	—		—	—		—
Blair C. Jackson	—	—	—		—	—	8,897	(5)	248,938	—		—
	—	—	—		—	—	17,476	(7)	488,978	—		—
	—	—	—		—	—	24,967	(8)	698,577	—		—
	—	—	—		—	—	37,203	(9)	1,040,940	—		—
	—	—	—		—	—	28,810	(10)	806,104	—		—
	—	—	—		—	—	12,483	(11)	349,274	24,967	(11)	698,577
	—	—	—		—	—	—		—	27,902	(12)	780,698
	45,899	—	—		31.64	2/28/2026	—		—	—		—
	35,699	—	—		53.50	2/17/2027	—		—	—		—
	38,759	—	—		65.94	2/16/2028	—		—	—		—
	75,989	—	—		31.93	2/21/2029	—		—	—		—
	78,287	—	—		20.03	2/20/2030	—		—	—		—
	158,221	—	—		19.34	2/22/2031	—		—	—		—
	106,758	35,586	—		24.59	2/18/2032	—		—	—		—
	69,901	69,902	—		26.82	2/23/2033	—		—	—		—
	33,692	101,079	—		30.04	2/26/2034	—		—	—		—
	—	77,565	—		35.84	2/19/2035	—		—	—		—

* For equity awards granted prior to the separation of the Company’s former oncology business in November 2023, the number of shares or units and/or exercise prices for the equity awards reported reflect the subsequent adjustments that were made to such awards in connection with the separation in accordance with the provisions of the 2018 Plan.
ALKERMES PLC 2026 Proxy Statement 110

	Option Awards*					Stock Awards*
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)	(c)	(d)	(e)	(f)(2)	(g)(3)		(h)(14)	(i)		(j)(14)
David J. Gaffin	—	—	—	—	—	6,355	(5)	177,813	—		—
	—	—	—	—	—	2,015	(6)	56,380	—		—
	—	—	—	—	—	15,379	(7)	430,304	—		—
	—	—	—	—	—	20,598	(8)	576,332	—		—
	—	—	—	—	—	30,692	(9)	858,762	—		—
	—	—	—	—	—	25,352	(10)	709,349	—		—
	—	—	—	—	—	10,299	(11)	288,166	20,598	(11)	576,332
	—	—	—	—	—	—		—	23,019	(12)	644,072
	36,719	—	—	31.64	2/28/2026	—		—	—		—
	40,799	—	—	53.50	2/17/2027	—		—	—		—
	55,589	—	—	65.94	2/16/2028	—		—	—		—
	108,833	—	—	31.93	2/21/2029	—		—	—		—
	120,040	—	—	20.03	2/20/2030	—		—	—		—
	121,303	—	—	19.34	2/22/2031	—		—	—		—
	76,255	25,419	—	24.59	2/18/2032	—		—	—		—
	22,041	7,347	—	24.82	8/3/2032	—		—	—		—
	61,513	61,514	—	26.82	2/23/2033	—		—	—		—
	27,796	83,390	—	30.04	2/26/2034	—		—	—		—
	—	63,991	—	35.84	2/19/2035	—		—	—		—
Craig C. Hopkinson, M.D.	—	—	—	—	—	8,897	(5)	248,938	—		—
	—	—	—	—	—	15,379	(7)	430,304	—		—
	—	—	—	—	—	20,598	(8)	576,332	—		—
	—	—	—	—	—	30,692	(9)	858,762	—		—
	—	—	—	—	—	25,352	(10)	709,349	—		—
	—	—	—	—	—	10,299	(11)	288,166	20,598	(11)	576,332
	—	—	—	—	—	—		—	23,019	(12)	644,072
	81,599	—	—	58.40	6/7/2027	—		—	—		—
	55,589	—	—	65.94	2/16/2028	—		—	—		—
	36,356	—	—	19.34	2/22/2031	—		—	—		—
	35,586	35,586	—	24.59	2/18/2032	—		—	—		—
	30,757	61,514	—	26.82	2/23/2033	—		—	—		—
	27,796	83,390	—	30.04	2/26/2034	—		—	—		—
	—	63,991	—	35.84	2/19/2035	—		—	—		—
C. Todd Nichols	—	—	—	—	—	6,355	(5)	177,813	—		—
	—	—	—	—	—	12,815	(7)	358,564	—		—
	—	—	—	—	—	16,229	(8)	454,087	—		—
	—	—	—	—	—	24,182	(9)	676,612	—		—
	—	—	—	—	—	21,127	(10)	591,133	—		—
	—	—	—	—	—	8,114	(11)	227,030	16,288	(11)	455,738
	—	—	—	—	—	—		—	18,136	(12)	507,445
	50,999	—	—	22.94	6/5/2029	—		—	—		—
	45,212	—	—	20.03	2/20/2030	—		—	—		—
	116,028	—	—	19.34	2/22/2031	—		—	—		—
	76,255	25,419	—	24.59	2/18/2032	—		—	—		—
	51,261	51,261	—	26.82	2/23/2033	—		—	—		—
	21,900	65,702	—	30.04	2/26/2034	—		—	—		—
	—	50,417	—	35.84	2/19/2035	—		—	—		—

* For equity awards granted prior to the separation of the Company’s former oncology business in November 2023, the number of shares or units and/or exercise prices for the equity awards reported reflect the subsequent adjustments that were made to such awards in connection with the separation in accordance with the provisions of the 2018 Plan.

ALKERMES PLC 2026 Proxy Statement 111

Notes to Outstanding Equity Awards Table

(1)
The grant date of all stock options is ten years prior to the option expiration date (shown in column (f)). With the exception of the amounts in column (d), all stock options vest in four equal annual installments, commencing on the first anniversary of the grant date. Stock options granted in 2018 or earlier were granted under the 2011 Plan. Stock options granted in 2019 or later were granted under the 2018 Plan.
(2)
Stock options expire ten years from the grant date.
(3)
Time-vesting RSUs vest in four equal annual installments, commencing on the first anniversary of the grant date. No dividend equivalents are paid on unvested RSUs.
(4)
Time-vesting RSUs granted on October 8, 2025 under the 2018 Plan.
(5)
Time-vesting RSUs granted on February 18, 2022 under the 2018 Plan.
(6)
Time-vesting RSUs granted on August 3, 2022 under the 2018 Plan.
(7)
Time-vesting RSUs granted on February 23, 2023 under the 2018 Plan.
(8)
Time-vesting RSUs granted on February 26, 2024 under the 2018 Plan.
(9)
Time-vesting RSUs granted on February 19, 2025 under the 2018 Plan.
(10)
PRSUs granted on February 23, 2023 under the 2018 Plan that, in order to vest, required achievement of certain financial and pipeline performance conditions over a three-year performance period ending on December 31, 2025 and that were subject to a relative TSR modifier at the end of the performance period. For additional detail, see the section entitled “2023 LTIP – Achievements and Payout” beginning on page 98 of this proxy statement. The amounts shown in column (i) represent the actual number of shares that vested on February 5, 2026. Such shares were earned based on achievement at stretch level of the pipeline performance conditions underlying the PRSUs (resulting in vesting of 75% of the total award) and no achievement of the financial performance conditions underlying the PRSUs (resulting in no vesting), and application of the relative TSR modifier (resulting in vesting of an additional 9.91% of the total vested PRSUs under the award). No dividend equivalents are paid on unvested PRSUs.
(11)
PRSUs granted on February 26, 2024 or April 11, 2024 under the 2018 Plan that, in order to vest, require achievement of certain financial and pipeline performance conditions over a three-year performance period ending on December 31, 2026 and that are subject to a relative TSR modifier at the end of the performance period. For additional detail, see the section entitled “Long-Term Equity Incentive Compensation – Annual Grant” beginning on page 95 of the Company’s 2025 definitive proxy statement filed on April 7, 2025. As of December 31, 2025, none of the shares underlying these PRSUs had vested, as the performance period was ongoing, but certain of the performance criteria underlying these PRSUs had been achieved. The amounts shown in column (i) reflect target achievement of the financial performance condition portion of the PRSUs and target achievement of 50% of the pipeline performance condition portion of the PRSUs (as there is no threshold earning opportunity for such portion of the award) and the amount shown in column (h) reflects shares earned based on stretch-level achievement of the remaining 50% of the pipeline performance condition portion of the PRSUs. No dividend equivalents are paid on unvested PRSUs.
(12)
PRSUs granted on February 19, 2025 under the 2018 Plan that, in order to vest, require achievement of certain late-stage and early-stage pipeline performance conditions over a three-year performance period ending on December 31, 2027 and that are subject to a relative TSR modifier at the end of the performance period. For additional detail, see the section entitled “Long-Term Equity Incentive Compensation – Annual Grant” beginning on page 95 of this proxy statement. As of December 31, 2025, none of the performance criteria underlying these PRSUs had been achieved. As such, the amounts shown reflect threshold achievement of the late-stage pipeline performance condition portion of the PRSUs and target achievement of the early-stage pipeline performance condition portion of the PRSUs (as there is no threshold earning opportunity for such portion of the award). No dividend equivalents are paid on unvested PRSUs.

ALKERMES PLC 2026 Proxy Statement 112

(13)
Performance- and time-vesting stock options granted under the 2018 Plan that, in order to vest, require the achievement of a greater than 50% increase in the Company’s share price from their grant date value for 30 consecutive trading days, and were additionally subject to time-based vesting in four equal annual installments commencing on the first anniversary of the grant date. Though the time-vesting condition of these stock options was met in full on February 21, 2023, the fourth anniversary of the grant date, these options will not vest and become exercisable unless and until the share price performance condition is met.
(14)
Market value is based on the closing price of our ordinary shares on December 31, 2025 as reported by Nasdaq, which was $27.98.

ALKERMES PLC 2026 Proxy Statement 113

2025 Options Exercised and Stock Vested

The following table presents information regarding option exercises and vesting of RSUs and PRSUs for each named executive officer during 2025:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Richard F. Pops	—	—	190,640	5,984,190
Joshua Reed	—	—	—	—
Blair C. Jackson	—	—	70,043	2,339,545
David J. Gaffin	—	—	62,705	2,070,023
Craig C. Hopkinson, M.D.	454,995	4,509,805	70,123	2,343,135
C. Todd Nichols	—	—	49,845	1,664,831

2025 Pension Benefits and Nonqualified Deferred Compensation

None of our named executive officers participate in, or have account balances in, qualified or non-qualified defined benefit plans sponsored by us or non-qualified defined contribution plans maintained by us.

Potential Payments upon Termination or Change in Control

As noted above, in February 2026, Mr. Pops notified the Company of his decision to retire from his position of Chief Executive Officer of the Company, effective July 31, 2026. To support the Company during this transition, Mr. Pops and the Company entered into a Letter Agreement to memorialize the terms of Mr. Pops’ continued service relationship with the Company following his retirement.

Because this section describes the compensation arrangements in effect as of December 31, 2025 and Mr. Pops will continue to serve as the Company’s Chief Executive Officer through July 31, 2026, this section does not give effect to the Letter Agreement. Please see the section entitled “CEO Retirement and Transition Arrangements” beginning on page 103 of this proxy statement for discussion of the arrangements entered into with Mr. Pops in connection with his continued service and the Letter Agreement.

Termination. Under the employment agreements with our named executive officers, if, during the term of a named executive officer’s employment agreement with us, we terminate such named executive officer’s employment without “cause” or such named executive officer terminates their employment for “good reason” (e.g., a material diminution in their responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which they must perform their employment) and such named executive officer thereafter signs a general release of claims, we will provide severance, as follows: to Mr. Pops, over a twenty-four-month period, we will pay an amount equal to two times the sum of (i) current base salary, plus (ii) the average of the annual cash incentive compensation received for the two immediately preceding years, and will provide for continued participation in our health benefit plans during such twenty-four-month period; and to Messrs. Gaffin, Jackson, Nichols and Reed and to Dr. Hopkinson, over a twelve-month period, we will pay an amount equal to the sum of (i) current base salary, plus (ii) the average of the annual cash incentive compensation received for the two immediately preceding years, and will provide for continued participation in our health benefit plans during such twelve-month period.

Change in Control. Under the employment agreements with our named executive officers, if, during the two-year period following a change in control, the employment of such named executive officer is terminated without “cause” or if such named executive officer terminates their employment for “good reason,” such executive officer shall be paid a pro-rata amount of their base salary for the year in which their termination occurs and a pro-rata annual cash incentive compensation (based upon the average of such executive officer’s annual cash incentive compensation for the prior two years) for the year in which the termination occurs. Additionally, such executive officer will receive a lump sum payment equal to: for Mr. Pops, two times; and for Messrs. Gaffin, Jackson, Nichols and Reed and Dr. Hopkinson, one and one-half times, the sum of their then-base salary (or the base salary in effect at the time of the change in control, if higher), plus an amount equal to the average of the annual cash incentive compensation they received for the two immediately preceding years. Messrs. Pops,

ALKERMES PLC 2026 Proxy Statement 114

Gaffin, Jackson, Nichols and Reed and Dr. Hopkinson would also be entitled to continued participation in our health benefit plans: for Mr. Pops, for a period of two years following the date of termination; and for Messrs. Gaffin, Jackson, Nichols and Reed and Dr. Hopkinson, for a period of eighteen months following the date of termination. These change in control payments are expressly in lieu of, and supersede, those severance payments and benefits otherwise payable if such executive officer is terminated without “cause” or if such executive officer terminates their employment for “good reason,” provided that such termination occurs within two years after the occurrence of the first event constituting a change in control and that such first event occurs during the period of employment of the named executive officer. Messrs. Pops and Jackson are also entitled to a “gross-up payment” equal to the excise tax imposed upon the severance payment made in the event of a change in control, if any payment or benefit to the executive, whether pursuant to the employment agreement or otherwise, is considered an “excess parachute payment” and subject to an excise tax under the Code. In 2009, we discontinued providing such gross-up payments to newly hired employees. Messrs. Gaffin, Nichols and Reed and Dr. Hopkinson are not entitled to a gross-up payment in the event of a change in control.

Under the terms of our 2018 Plan, the Administrator has the authority to determine the conditions under which any award under such plan will become exercisable in the event of a change in control (referred to as a Sale Event in the 2018 Plan). For equity awards granted to our named executive officers prior to February 2023, upon a change in control, all such then-outstanding stock options would become vested and exercisable, all such then-outstanding time-vesting RSUs would become vested, and all such then-outstanding PRSUs may become vested and nonforfeitable in the Administrator’s discretion. For equity awards granted to our named executive officers from and after February 2023, in the event of a change in control, the vesting of any such awards would only accelerate if, within a two-year period following such change in control, a named executive officer is terminated without “cause” or resigns for “good reason.”

ALKERMES PLC 2026 Proxy Statement 115

Potential Post-Termination Payments

The following table summarizes the potential payments to our named executive officers under various termination events. The table assumes that the triggering event occurred on December 31, 2025, the last business day of 2025, and the calculations use the closing price of our ordinary shares on December 31, 2025 as reported by Nasdaq, which was $27.98 per share.

Name and Payment Elements	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Not Following a Change in Control	Involuntary Termination Without Cause or Voluntary Termination for Good Reason Following a Change in Control
Richard F. Pops
Cash Compensation: Severance	$5,130,642	$6,445,193
Equity Awards: Stock Options and awards (1)	—	14,697,846
Benefits: Health and Dental Insurance	40,973	40,973
Total	$5,171,615	$21,184,012

Joshua Reed
Cash Compensation: Severance	$615,000	$922,500
Equity Awards: Stock Options and awards (1)	—	1,025,635
Benefits: Health and Dental Insurance	—	—
Total	$615,000	$1,948,135

Blair C. Jackson
Cash Compensation: Severance	$1,225,900	$2,328,300
Equity Awards: Stock Options and awards (1)	—	5,629,423
Benefits: Health and Dental Insurance	30,087	45,131
Total	$1,255,987	$8,002,854

David J. Gaffin
Cash Compensation: Severance	$1,133,075	$2,148,191
Equity Awards: Stock Options and awards (1)	—	4,768,092
Benefits: Health and Dental Insurance	30,087	45,131
Total	$1,163,162	$6,961,414

Craig C. Hopkinson, M.D.
Cash Compensation: Severance	$1,266,922	$2,402,468
Equity Awards: Stock Options and awards (1)	—	4,794,087
Benefits: Health and Dental Insurance	30,087	45,131
Total	$1,297,009	$7,241,686

C. Todd Nichols
Cash Compensation: Severance	$936,309	$1,725,904
Equity Awards: Stock Options and awards (1)	—	3,811,881
Benefits: Health and Dental Insurance	31,821	47,732
Total	$968,130	$5,585,517

Notes to Post-Termination Payments Table

(1)
Represents the aggregate value of time-vesting and performance-vesting stock options and RSUs that would vest and become exercisable upon a change in control—in the case of awards granted prior to February 2023, pursuant to the terms of our 2018 Plan, and in the case of awards granted from and after February 2023, pursuant to the double trigger vesting provisions of such awards—that were outstanding and unvested on December 31, 2025, using a value per share of $27.98 (the closing price of our shares on December 31, 2025) for the unvested portions of time-vesting and performance-vesting RSUs (assuming the target grant amount) and, for unvested stock options with an exercise price below $27.98 per share, a value per share equal to the difference between $27.98 and the exercise price. The aggregate value of awards granted prior to February 2023 that would vest and become exercisable upon a change in control that occurred on December 31, 2025 pursuant to the terms of our 2018 Plan, is as follows for each named executive officer: Mr. Pops, $258,508; Mr. Reed, $0; Mr. Jackson, $369,575; Mr. Gaffin, $343,580; Dr. Hopkinson, $369,575; and Mr. Nichols, $263,983. The aggregate value of awards granted from and after February 2023 that would vest and become exercisable upon a change in control that occurred on December 31, 2025 pursuant to the double trigger vesting provisions of such awards, is as follows for each named executive officer: Mr. Pops, $14,439,338; Mr. Reed, $1,025,635; Mr. Jackson, $5,259,848; Mr. Gaffin, $4,424,512; Dr. Hopkinson, $4,424,512; and Mr. Nichols, $3,547,898.

ALKERMES PLC 2026 Proxy Statement 116

Pay Versus Performance

The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how our Company or the Compensation Committee view the link between Company performance and executive compensation for our principal executive officer (“PEO”) and our non-PEO NEOs. For additional information about our pay-for-performance philosophy and how we align executive compensation with Company performance, see our Compensation Discussion and Analysis beginning on page 76 of this proxy statement.

Tabular Disclosure of Pay Versus Performance

The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “compensation actually paid” is required by the SEC’s rules and, as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually earned, realized or received by the individuals and the compensation decisions described in our Compensation Discussion and Analysis beginning on page 76 of this proxy statement.

	Summary Compensation	Compensation Actually	Average Summary Compensation	Average Compensation Actually Paid to	Value of Initial Fixed $100 Investment Based on:(3)
Year	Table Total for PEO(1) ($)	Paid to PEO(1)(2) ($)	Table Total for Non-PEO NEOs(1) ($)	Non-PEO NEOs(1)(2) ($)	TSR ($)	Peer Group TSR ($)	Net Income (Loss) ($ Millions)	Proprietary Product Net Sales* ($ Millions)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	7,915,081	12,589,565	3,541,333	4,171,041	142.53	124.75	241.7	1,184.6
2024	10,131,193	14,626,813	3,897,805	4,740,491	146.50	93.49	367.1	1,083.5
2023	9,442,066	8,983,892	4,033,464	4,190,097	141.31	94.03	355.8	920.0
2022	10,314,172	8,321,591	4,155,421	4,206,760	130.98	89.90	(158.3)	777.6
2021	8,846,588	11,225,263	2,942,671	2,882,217	116.59	100.02	(48.2)	627.4

*Proprietary product net sales for 2022 through 2025 comprise aggregate annual net sales of VIVITROL, ARISTADA/ARISTADA INITIO and LYBALVI. Proprietary product net sales for 2021 comprise aggregate annual net sales of VIVITROL and ARISITADA/ARISTADA INITIO and net sales of LYBALVI from its commercial launch in October 2021.

(1)
Richard F. Pops was our PEO for each year presented. The individuals comprising the non-PEO NEOs for each year presented are listed below.

2021	2022	2023	2024	2025
Iain M. Brown	Iain M. Brown	Iain M. Brown	Iain M. Brown	Joshua Reed
James M. Frates	David J. Gaffin	David J. Gaffin	Blair C. Jackson	Blair C. Jackson
David J. Gaffin	Craig C. Hopkinson, M.D.	Craig C. Hopkinson, M.D.	David J. Gaffin	David J. Gaffin
Craig C. Hopkinson, M.D.	Blair C. Jackson	Blair C. Jackson	Craig C. Hopkinson, M.D.	Craig C. Hopkinson, M.D.
Blair C. Jackson			C. Todd Nichols	C. Todd Nichols

(2)
For 2025, the amounts shown reflect the exclusion and inclusion of those certain amounts for the PEO and the non-PEO NEOs shown in the following tables. Equity values are calculated in accordance with ASC 718. Amounts shown in each of the Exclusion of Stock Awards and Option Awards columns are equal to the total amounts from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table on page 106 of this proxy statement.

Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards and Option Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2025	7,915,081	(5,020,812)	9,695,296	12,589,565

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	3,541,333	(2,452,317)	3,082,025	4,171,041

ALKERMES PLC 2026 Proxy Statement 117

The amounts shown in the Inclusion of Equity Values column in the above tables are derived from the following amounts:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Total - Inclusion of Equity Values for PEO* ($)
2025	3,307,457	4,947,278	1,440,561	—	9,695,296

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs* ($)
2025	1,868,485	568,390	645,150	—	3,082,025

* The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(3)
The peer group TSR shown in this table utilizes the Nasdaq Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report. The comparison assumes $100 was invested in the Company and in the Nasdaq Biotechnology Index, respectively, for the period starting December 31, 2020 through the end of the year shown. Historical share price performance is not necessarily indicative of future share price performance.

(4)
We determined proprietary product net sales to be the most important financial performance measure used to link Company performance to compensation actually paid to our PEO and Non-PEO NEOs in 2025.

Tabular Disclosure of Most Important Financial Performance Measures

The most important financial performance measures used to link compensation actually paid to our NEOs for 2025 to Company performance are set forth below. For further information regarding these performance metrics and their function in our executive compensation program, see our Compensation Discussion and Analysis beginning on page 76 of this proxy statement.

Proprietary Product Net Sales
Proprietary Product Profitability (Contribution Margin)
EBITDA*
Adjusted EBITDA*
Relative Total Shareholder Return
NGNI* Margin (NGNI as a Percentage of Total Revenue)
EBITDA* Margin (EBITDA as a Percentage of Total Revenue)

* See Appendix B for information regarding this non-GAAP financial target.

ALKERMES PLC 2026 Proxy Statement 118

Relationship Between Compensation Actually Paid and Financial Performance Measures

As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between our TSR and that of the Nasdaq Biotechnology Index. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs was calculated in accordance with SEC rules and does not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR
Compensation Actually Paid ($ Millions)
0
2
4
6
8
10
12
14
Alkermes plc TSR
Nasdaq Biotechnology Index TSR
(12/31/2020 Indexed to $100)
$0
$20
$40
$60
$80
$100
$120
$140
$160
100
117
131
141
147
143
100
100
90
94
93
125
11.2
2.9
8.3
4.2
9.0
4.2
14.6
4.7
12.6
4.2
2020
2021
2022
2023
2024
2025
Fiscal Year
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Alkermes plc TSR
NASDAQ Biotechnology Index TSR

ALKERMES PLC 2026 Proxy Statement 119

Pay Ratio

For 2025, the annual total compensation for our CEO, including the value of employer paid health care benefits, as discussed below, was $7,936,648 and for our median employee was $266,757 (also including the value of employer paid health care benefits), resulting in a pay ratio of approximately 30 to 1.

The annual total compensation for our CEO in this pay ratio disclosure differs from the annual total compensation amounts reflected in the Summary Compensation Table on page 106 of this proxy statement because we included the value of employer paid health care benefits (estimated for our CEO and eligible dependents at $21,567) in order to produce a more representative disclosure of our employees’ compensation. We also added the value of employer paid health care benefits to determine the median compensated employee’s annual total compensation for purposes of this pay ratio disclosure. The annual total compensation for our median compensated employee was otherwise determined using the same methodology used to calculate the “Total” column of the Summary Compensation Table. It does not represent an average of the compensation paid to our employees, but rather it is the compensation paid to the particular employee identified as our median employee.

In October 2024, we identified our median employee for 2024, as described below. Following review of our employee population and employee compensation arrangements in 2025, we determined that there were no changes to our employee population or employee compensation arrangements that we believed would significantly impact the calculation of our pay ratio and require us to identify a new median employee for 2025. Accordingly, as permitted by applicable SEC rules, we utilized the same median employee identified for 2024 as our median employee for purposes of this 2025 pay ratio disclosure.

We previously identified the median employee for 2024 by (i) aggregating for each applicable employee (A) base salary as of October 1, 2024 (or wages multiplied by annual work schedule, for hourly employees), (B) the target bonus for 2024 and (C) the estimated fair value of any equity awards granted during 2024, and (ii) ranking this annual compensation measure for our employees (other than our CEO) from lowest to highest. This methodology resulted in the identification of an employee hired in August 2024 as the median employee who, based upon their start date, would be eligible for a significantly prorated bonus for 2024; for this reason, we identified the next closest employee to the median who would have been eligible for a more representative 2024 bonus and whose compensation was therefore viewed by us as more representative of our general compensation practices. This calculation was performed for 1,726 individuals, excluding our CEO, who were employed by us on October 1, 2024, whether employed on a full-time or part-time basis. In order to present a more accurate representation of comparative annual compensation, we annualized compensation for any employees that were only employed for part of 2024, and converted amounts paid in a currency other than U.S. dollars to U.S. dollars based on the exchange rate on October 1, 2024. No employees located in jurisdictions outside of the U.S. were excluded from the calculation.

This 2025 pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (the “Rule”). In light of the numerous different methodologies, assumptions, adjustments and estimates that companies may apply in compliance with the Rule, this information should not be used as a basis for comparison between different companies.

ALKERMES PLC 2026 Proxy Statement 120

Certain Relationships and Related Person Transactions

Policies and Procedures Concerning Related Person Transactions

The Audit and Risk Committee, pursuant to its written charter adopted by the Board, a current copy of which can be found on the Corporate Governance page of the Investors section of our website at www.alkermes.com, is responsible for reviewing all transactions with related persons, including transactions that would be required to be disclosed in this proxy statement in accordance with SEC rules.

Following the end of each calendar quarter, we ask our directors and executive officers to disclose a list of their “related parties;” this practice is not pursuant to a written policy or procedure. Related parties are defined as any public, private, for profit, or non-profit company or organization of which they or their immediate family member is an officer, director or 10% or greater shareholder. All reported “related parties” are sent to our Finance department, which checks such related parties against transactions of the Company in that prior quarter. At each Audit and Risk Committee meeting held to review our quarterly financial results, any transactions between a reported related party and the Company are reported to the Audit and Risk Committee for its review and, if deemed necessary by the Audit and Risk Committee in its sole discretion, approval.

In addition, under our Code of Business Conduct and Ethics, each of our directors, officers and employees is required to promptly disclose any matter that they believe might raise doubt regarding their ability to act objectively and in the Company’s best interest and, in certain circumstances, receive approval for such matters, as described in our Code of Business Conduct and Ethics. Under our Articles of Association and in accordance with the Companies Act, each of our directors is required to declare to the Board any interest that they have, whether direct or indirect, in any contract, transaction or arrangement or any proposed contract, transaction or arrangement with the Company.

Since January 1, 2025, we have not engaged in any transactions, nor are any such transactions currently proposed, in which we were a participant and the amount involved exceeded $120,000, and in which any related person had or will have a direct or indirect material interest.

ALKERMES PLC 2026 Proxy Statement 121

Equity Compensation Plan Information

The following table provides information as of December 31, 2025 about:

•
the number of ordinary shares subject to issuance upon exercise of outstanding stock options and vesting of outstanding RSUs under equity compensation plans adopted by us;
•
the weighted-average exercise price of outstanding stock options under equity compensation plans adopted by us; and
•
the number of ordinary shares available for future issuance under our 2018 Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)(3)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)(3)	Number of Securities Remaining Available for Future Issuance(3)
Equity compensation plans approved by security holders	16,235,370	$30.98	17,940,566
Equity compensation plans not approved by security holders	—	—	—
(1)
This excludes 4,632,866 ordinary shares issued as time-vesting RSUs and 1,253,431 ordinary shares issued as the target number of PRSUs, all of which are subject to forfeiture until such awards vest in full.
(2)
Represents the weighted-average exercise price of outstanding stock options under our equity compensation plans. This does not include outstanding RSUs under our equity compensation plans as such awards do not have an exercise price.
(3)
These numbers of securities and weighted average exercise prices are inclusive of adjustments made in November 2023 to then-outstanding equity awards in connection with the separation of the Company’s former oncology business, in accordance with the provisions of the 2018 Plan.

ALKERMES PLC 2026 Proxy Statement 122

Other Information

Other Business

The Board does not intend to present at the Annual Meeting any business other than that set forth in this proxy statement. If any other matter is presented at the Annual Meeting which under applicable proxy regulations need not be included in this proxy statement or which the Board did not know a reasonable time before this solicitation would be presented, and if such matter is permitted as a matter of Irish law, the persons identified as the named proxy holders in the accompanying proxy card will have authority to vote proxies with respect to such matter in their discretion.

Shareholder Proposals for the Company’s 2027 Annual General Meeting of Shareholders

Our shareholders may submit proposals on matters appropriate for shareholder action at shareholder meetings in accordance with Rule 14a-8 under the Exchange Act. For such Rule 14a-8 proposals to be included in our proxy materials relating to our 2027 annual general meeting of shareholders, all applicable requirements of Rule 14a-8 must be satisfied and, pursuant to Rule 14a-8, such proposals must be received by us no later than December 7, 2026. However, if the date of our 2027 annual general meeting of shareholders is changed such that it is more than 30 days from the first anniversary of the Annual Meeting, then the deadline will be a reasonable time prior to the time that we begin to print and mail proxy materials for our 2027 annual general meeting of shareholders. Such shareholder proposals must be delivered to the attention of our Company Secretary at the Company’s registered office at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attention: Company Secretary. In addition to the requirements as to form and substance established by the SEC, shareholder proposals must be a proper subject for shareholder action under Irish law and our Articles of Association to be included in our proxy materials.

Procedure for Recommendations by Shareholders of Director Nominees

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders for nomination by the Board for election at an annual general meeting of shareholders. A shareholder who wishes to recommend individuals for consideration by the Nominating and Corporate Governance Committee and the Board may do so only by delivering a written recommendation to our Company Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attention: Company Secretary, with the director candidate’s name, biographical information and qualifications, and a document providing evidence of the director candidate’s willingness to serve if elected.

Procedure for Nomination by Shareholders of Director Nominees

The above procedure applies to recommendations by shareholders of director candidates to be nominated by the Board. Shareholders who instead desire to nominate on their own behalf one or more persons for election to the Board at an annual general meeting of shareholders must comply with the deadlines and other requirements set forth in the Company’s Articles of Association in respect of shareholder nominations, including the applicable notice, information and consent provisions. Pursuant to our Articles of Association, nominations by our shareholders of persons for election to the Board at our 2027 annual general meeting of shareholders must be received by our Company Secretary between October 8, 2026 and December 7, 2026; provided, however, that in the event that the date of our 2027 annual general meeting of shareholders is changed by more than 30 days from the first anniversary date of the Annual Meeting, notice must be delivered no earlier than 180 days prior to, nor later than 120 days prior to, our 2027 annual general meeting of shareholders or, if later, the 10th day following the day on which public announcement of the date of our 2027 annual general meeting of shareholders is first made.

In addition to the applicable notice requirements under our Articles of Association described in the preceding paragraph, in order to comply with the SEC’s universal proxy rules, shareholders who desire to nominate one or more persons for election to the Board at our 2027 annual general meeting of shareholders must provide notice to the Company by the same deadline noted in the preceding paragraph and such notice must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

ALKERMES PLC 2026 Proxy Statement 123

Independent Auditor and Accounting Firm

PwC, our independent auditor and accounting firm, audited the consolidated financial statements of the Company for 2025. One or more representatives of PwC is expected to attend the Annual Meeting. Such representative(s) will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Expenses and Solicitation

The costs of proxy solicitation, including expenses relating to the preparation, printing and mailing to shareholders of this proxy statement and other proxy materials for the Annual Meeting, will be borne by the Company. We have retained Innisfree M&A Incorporated to assist us in the solicitation of proxies at an estimated cost of approximately $20,000. The Company will also reimburse banks, brokers and other nominees for their reasonable out-of-pocket costs incurred in connection with forwarding the proxy materials for the Annual Meeting to beneficial owners and obtaining beneficial owners’ voting instructions. In addition to soliciting proxies by mail, proxies may also be solicited on behalf of the Company by our directors and certain of our officers and regular employees, whether in person, by mail, by telephone or by email or other electronic means, without any additional compensation for any such solicitation efforts. The Company may also solicit proxies by email from shareholders who are our employees or who previously requested to receive proxy materials electronically.

Delivery of Documents to Shareholders Sharing an Address (“Householding”)

SEC rules permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for notices of internet availability of proxy materials and other proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of such notices or proxy materials, as applicable, addressed to those shareholders. This practice is also known as “householding.” In order to reduce the volume of duplicate information received at households and help reduce the costs and environmental impact of the Annual Meeting, a single copy of our proxy materials may be mailed to multiple shareholders who share an address unless we receive contrary instructions from one or more of the shareholders sharing such address. We will deliver promptly a separate copy of our proxy materials to any shareholder who requests such separate copy by writing to or by calling our Company Secretary at:

Alkermes plc

Attention: Company Secretary

Connaught House, 1 Burlington Road

Dublin 4, Ireland, D04 C5Y6

+353 1 772‑8000

If you or your household is receiving multiple copies of our notice of internet availability and other proxy materials and you wish instead to request delivery of only a single copy in the future, you may contact us as described above.

Presentation of Irish Statutory Financial Statements

Our Irish statutory financial statements for the year ended December 31, 2025, including the reports of the directors and the independent auditor and accounting firm thereon, will be presented at the Annual Meeting in accordance with the requirements of the Companies Act in the form approved by the Board. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual Meeting. Our Irish statutory financial statements, including the related reports thereon, are available on the Annual Reports page of the Investors section of our website at www.alkermes.com. Shareholders may also request a printed copy of such statements and reports free of charge, by writing to our Company Secretary at Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attention: Company Secretary.

United States Securities and Exchange Commission Reports

Copies of our Annual Report are available to shareholders free of charge through the Investors section of our website at www.alkermes.com or by writing to Alkermes plc, Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6, Attention: Company Secretary.

ALKERMES PLC 2026 Proxy Statement 124

Registered and Principal Executive Offices

The registered and principal executive offices of Alkermes plc are located at Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6. The telephone number at these offices is +353 1 772‑8000.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. In some cases, these statements can be identified by use of forward-looking terminology such as “may,” “will,” “could,” “should,” “would,” “expect,” “anticipate,” “continue,” “believe,” “plan,” “estimate,” “intend” or other similar words. Actual results might differ materially from those expressed or implied in our forward-looking statements because these forward‑looking statements are subject to various risks and uncertainties, including, but not limited to, those risks and uncertainties described in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2025 and in subsequent filings made by us with the SEC. Shareholders are cautioned not to place undue reliance on any forward-looking statements contained in this proxy statement, which speak only as of the date of this proxy statement or as of the date indicated in the forward-looking statement. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements contained in this proxy statement.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing made by us under the Securities Act or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report,” “Report of the Audit and Risk Committee” and “Pay Versus Performance” will not be deemed incorporated unless and except to the extent that we specifically incorporate such sections in such a filing. Such sections shall also not be deemed to be “soliciting material” or deemed to be “filed” with the SEC. Website references and links to other materials are for convenience only, and the content and information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

ALKERMES PLC 2026 Proxy Statement 125

APPENDIX A

ALKERMES PLC

2018 Stock Option and Incentive Plan, as amended

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Alkermes plc 2018 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and consultants of Alkermes plc, an Irish public limited company (the “Company”), and its Subsidiaries upon whose judgment, initiative and efforts the Company and its Subsidiaries largely depend for the successful conduct of their business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s future value will create a closer alignment of their interests with those of the Company and its shareholders, thereby incentivizing their efforts on the Company’s and its Subsidiaries’ behalf and strengthening their desire to remain with the Company and its Subsidiaries.

The following terms shall be defined as set forth below:

“2008 Plan” means the Alkermes plc Amended and Restated 2008 Stock Option and Incentive Plan, as amended.

“2011 Plan” means the Alkermes plc 2011 Stock Option and Incentive Plan, as amended.

“2011 Plan Available Shares” means the 1,199,965 Shares that remained available for grant under the 2011 Plan as of the 2020 Annual Meeting (which Shares, as of the 2020 Annual Meeting, ceased to be available for grant under the 2011 Plan and became available for issuance pursuant to Awards under this Plan).

“2020 Annual Meeting” means the 2020 Annual General Meeting of Shareholders of the Company.

“2024 Annual Meeting” means the 2024 Annual General Meeting of Shareholders of the Company.

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Cash-Based Awards and Performance Share Awards.

“Award Certificate” means a written or electronic certificate setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Companies Act” means the Irish Companies Act 2014, all enactments which are to be read as one, or construed or read together as one with the Irish Companies Act 2014 and every statutory modification or reenactment thereof for the time being in force.

ALKERMES PLC 2026 Proxy Statement Appendix A-1

“Disability” means, with respect to a grantee, the inability of such grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Company on the basis of such medical evidence as the Company deems warranted under the circumstances. For clarity, any reference to “disability” or “permanent disability” in any Award Certificate shall mean “Disability,” as defined herein.

“Effective Date” means the date set forth in Section 18.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Shares on any given date for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means the fair market value of the Shares determined in good faith by the Administrator; provided, however, that if the Shares are admitted to quotation on the Nasdaq Global Select Market (“Nasdaq”) or another national securities exchange, the determination shall be made by reference to the closing price reported by Nasdaq or such other exchange for such date. If the market is closed on such date, the determination shall be made by reference to the last date preceding such date for which the market is open.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase Shares granted pursuant to Section 5.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award or Cash-Based Award granted pursuant to Section 10.

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or a Subsidiary) that will be used to establish Performance Goals are the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Shares, economic value-added, initiation or completion of clinical trials, results of clinical trials, drug development or commercialization milestones, collaboration milestones, operational measures including production capacity and capability, hiring and retention of key managers, expense management, capital raising transactions, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, shareholder returns, gross or net profit levels, operating margins, earnings (loss) per Share, sales or market shares, and any other measures of performance selected by the Administrator, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award or Cash-Based Award. Each such period shall not be less than 12 months.

“Performance Goals” means the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

ALKERMES PLC 2026 Proxy Statement Appendix A-2

“Performance Share Award” means an Award entitling the recipient to acquire Shares upon the attainment of specified Performance Goals.

“Prior Plans Returning Shares” means any Shares underlying any outstanding awards granted under the 2011 Plan or the 2008 Plan, in each case that are forfeited, canceled, repurchased or otherwise terminated (other than by exercise) from and after the 2020 Annual Meeting (which Shares, as and when they become Prior Plans Returning Shares, shall become available for issuance pursuant to Awards under this Plan, notwithstanding anything to the contrary in the terms of the 2011 Plan or the 2008 Plan).

“Restricted Stock Award” means an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Unit Award” means an Award of phantom stock units to a grantee.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding Shares are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iii) the sale of all of the Shares to an unrelated person or entity.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Share” or “Shares” means the ordinary shares, $0.01 par value per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means a right to receive the appreciation on Shares granted pursuant to Section 5.

“Subsidiary” means any corporation or other entity in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of shares of the Company or any subsidiary corporation of the Company, within the meaning of Section 424 of the Code.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Cash-Based Awards and Performance Share Awards, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of Shares to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written (or electronic) instruments evidencing the Awards;

ALKERMES PLC 2026 Proxy Statement Appendix A-3

(v) subject to the provisions of Sections 5(a)(iii), 6(d) and 7(a), to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi) subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options or Stock Appreciation Rights may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written and electronic instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company, Subsidiaries and Plan grantees.

(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a subcommittee comprised of one or more members of the Board all or part of the Administrator’s authority and duties with respect to the granting of Awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Administrator shall include a limitation as to the amount of the Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price, in the case of Stock Options and Stock Appreciation Rights, and the vesting criteria for the Award. The Administrator may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Certificates. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Indemnification. Subject to Section 235 of the Companies Act, neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the Share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

(g) Minimum Vesting Requirement. Awards granted under the Plan shall not vest and, if applicable, become exercisable) until at least one year from the date of grant (excluding, for this purpose, any Award granted to a Non-Employee Director on or after February 5, 2026, that vests (or, if applicable, becomes exercisable) on the earlier of the one-year anniversary of the date of grant or the date of the Company’s next

ALKERMES PLC 2026 Proxy Statement Appendix A-4

annual general meeting of shareholders that occurs at least 50 weeks after the date of grant); provided, however, that Shares up to 5% of the Shares available for issuance under the Plan as set forth in Section 3(a) may be issued pursuant to Awards that do not meet such minimum vesting (and, if applicable, exercisability) requirement. Notwithstanding the foregoing provisions of this Section 2(g) and without limiting otherwise applicable provisions of the Plan, the Administrator may accelerate vesting of an Award during the minimum vesting period in the case of a grantee’s death, Disability or retirement or upon a Sale Event.

SECTION 3. SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Shares Issuable. The maximum number of Shares reserved and available for issuance under the Plan shall be equal to the sum of: (i) 59,347,405 Shares; (ii) 1,199,965 Shares, which is the number of 2011 Plan Available Shares; and (iii) the Prior Plans Returning Shares, as such Shares become available from time to time. For purposes of this limitation, the Shares underlying any Awards that are forfeited, canceled, repurchased or otherwise terminated (other than by exercise) shall be added back to the number of Shares available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or Stock Appreciation Right or settlement of an Award to cover the exercise price or tax withholding shall not be added back to the number of Shares available for issuance under the Plan. In addition, upon net exercise of Options, the gross number of Shares exercised shall be deducted from the total number of Shares available for issuance under the Plan. Shares purchased in the open market with proceeds from the exercise of Options and Stock Appreciation Rights shall not be added to the number of Shares available for issuance under the Plan. In the event that a Stock Appreciation Right is settled in Shares, the gross number of Shares subject to the Stock Appreciation Right shall be deducted from the total number of Shares available for issuance under the Plan. Subject to such overall limitations, Shares may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 68,850,000 Shares may be issued in the form of Incentive Stock Options. The Shares issued under the Plan may be issued from treasury or otherwise.

(b) Effect of Awards. The grant of any full value Award (i.e., an Award other than an Option or Stock Appreciation Right) shall be deemed, for purposes of determining the number of Shares available for issuance under Section 3(a), an Award of 1.8 Shares for each such Share actually subject to the Award and shall be treated similarly if added back to the number of Shares available for issuance when forfeited, canceled, repurchased or otherwise terminated as provided in Section 3(a). Any Prior Plans Returning Share subject to a full value award (i.e., an award other than a stock option or stock appreciation right with respect to which the exercise price is at least 100% of the fair market value of the shares subject to such stock option or stock appreciation right on the date of grant) shall be added to the number of Shares available for issuance under Section 3(a) as 1.8 Shares. The grant of an Option or Stock Appreciation Right shall be deemed, for purposes of determining the number of Shares available for issuance under Section 3(a), an Award for one Share for each such Share actually subject to the Award and shall be treated similarly if added back to the number of Shares available for issuance when forfeited, canceled, repurchased or otherwise terminated as provided in Section 3(a). Any Prior Plans Returning Share subject to a stock option or stock appreciation right with respect to which the exercise price is at least 100% of the fair market value of the shares subject to such stock option or stock appreciation right on the date of grant shall be added to the number of Shares available for issuance under Section 3(a) as one Share.

(c) Changes in Shares. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar change in the Company’s capital shares, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares or other securities, or, if, as a result of any merger or consolidation, or sale of all or substantially all of the assets of the Company, the outstanding Shares are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of Shares reserved for issuance under the Plan, including the maximum number of Shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of Shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per Share subject to each outstanding Restricted Stock Award, and (iv) the price for each Share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Shares subject to the Stock Option or Stock Appreciation Right) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of Shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into

ALKERMES PLC 2026 Proxy Statement Appendix A-5

consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional Shares shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional Shares.

(d) Mergers and Other Transactions. In the event of a Sale Event, the provisions of this Section 3(d) will apply to each outstanding Award granted on or after the date of the 2024 Annual Meeting, unless otherwise provided in the applicable Award Certificate for such Award, in any other written agreement between a grantee and the Company or a Subsidiary, or in any director compensation policy of the Company. For clarity, in the event of a Sale Event, the provisions of Section 3(d) of the Plan, as in effect immediately prior to the date of the 2024 Annual Meeting, will apply to any outstanding Awards granted prior to the date of the 2024 Annual Meeting.

(i) Awards May Be Assumed. In the event of a Sale Event, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all outstanding Awards or may substitute similar awards for any or all outstanding Awards (including, but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Sale Event), and any reacquisition or repurchase rights held by the Company in respect of Shares issued pursuant to any outstanding Awards may be assigned by the Company to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company). For clarity, in the event of a Sale Event, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may choose to assume or continue only a portion of an outstanding Award, to substitute a similar award for only a portion of an outstanding Award, or to assume or continue, or substitute similar awards for, the outstanding Awards held by some, but not all, individuals. The terms of any such assumption, continuation or substitution will be set by the Board or the Administrator.

(ii) Awards Held by Current Grantees. In the event of a Sale Event in which the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not assume or continue outstanding Awards, or substitute similar awards for outstanding Awards, then with respect to any such Awards that have not been assumed, continued or substituted and that are held by grantees whose employment (or other service relationship) with the Company and its Subsidiaries has not terminated prior to the effective time of the Sale Event (referred to as the “Current Grantees”), the vesting (and exercisability, if applicable) of such Awards will be accelerated in full (and with respect to any such Awards that are subject to performance-based vesting conditions or requirements, vesting will be deemed to be satisfied at the greater of (x) the target level of performance or (y) the actual level of performance measured in accordance with the applicable performance goals as of the date of the Sale Event) to a date prior to the effective time of the Sale Event (contingent upon the closing or completion of the Sale Event) as the Administrator will determine (or, if the Administrator does not determine such a date, to the date that is five days prior to the effective time of the Sale Event), and such Awards will terminate if not exercised (if applicable) prior to the effective time of the Sale Event in accordance with the exercise procedures determined by the Administrator, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the closing or completion of the Sale Event).

(iii) Awards Held by Individuals other than Current Grantees. In the event of a Sale Event in which the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not assume or continue outstanding Awards, or substitute similar awards for outstanding Awards, then with respect to any such Awards that have not been assumed, continued or substituted and that are held by individuals other than Current Grantees, such Awards will terminate if not exercised (if applicable) prior to the effective time of the Sale Event in accordance with the exercise procedures determined by the Administrator; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Sale Event.

(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event any outstanding Award held by an individual will terminate if not exercised prior to the effective time of a Sale Event, the Administrator may provide that such individual may not exercise such Award but instead will receive a payment, in such form as may be determined by the Administrator, equal in value to the excess, if any, of (x) the value of the property such individual would have received upon the exercise of such Award immediately prior to the effective time of the Sale Event, over (y) any exercise
ALKERMES PLC 2026 Proxy Statement Appendix A-6

price payable by such individual in connection with such exercise. For clarity, such payment may be zero if the value of such property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the shareholders of the Company in connection with the Sale Event is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

(e) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock-based awards held by employees, directors or consultants of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the Share limitation set forth in Section 3(a).

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and consultants of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Any Stock Option or Stock Appreciation Right granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

(a) Grant of Stock Options and Stock Appreciation Rights. The Administrator in its discretion may grant Stock Options and Stock Appreciation Rights to eligible employees, Non-Employee Directors, and consultants of the Company or any Subsidiary. Stock Options and Stock Appreciation Rights granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. If the Administrator so determines, Stock Options and Stock Appreciation Rights may be granted in lieu of cash compensation at the grantee’s election, subject to such terms and conditions as the Administrator may establish. Each Stock Appreciation Right will be denominated in Share equivalents.

(i) Exercise Price. The exercise price per Share covered by a Stock Option or Stock Appreciation Right granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price per Share of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(ii) Term and Termination. The term of each Stock Option and Stock Appreciation Right shall be fixed by the Administrator, but no Stock Option or Stock Appreciation Right shall be exercisable more than ten years after the date the Stock Option or Stock Appreciation Right is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant. Unless otherwise determined by the Administrator on or after the date of grant, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason (including if a Subsidiary ceases to be a Subsidiary of the Company), the portion of each Stock Option and Stock Appreciation Right held by the grantee that is not then exercisable shall be immediately forfeited. Unless otherwise determined by the Administrator on or after the date of grant, the grantee may exercise the exercisable portion of his Stock Options and Stock Appreciation Rights until the earlier of three months after such date of termination or the expiration of the stated term of such Stock Option or Stock Appreciation Right.

ALKERMES PLC 2026 Proxy Statement Appendix A-7

(iii) Vesting and Exercisability; Rights of a Shareholder. Subject to the provisions of Section 2(g), Stock Options and Stock Appreciation Rights shall become vested and exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. A grantee shall have the rights of a shareholder only as to Shares acquired upon the exercise of a Stock Option or Stock Appreciation Right and not as to unexercised Stock Options or Stock Appreciation Rights. The Administrator may accelerate vesting during the minimum vesting period as set forth in Section 2(g), and otherwise may accelerate the vesting of all or any portion of any Stock Option or Stock Appreciation Right at any time.

(iv) Method of Exercise for Stock Options. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company’s delegate, specifying the number of Shares to be purchased. In the case of a Stock Option that is not an Incentive Stock Option, unless otherwise determined by the Administrator on or after the date of grant, payment of the purchase price must be made by reduction in the number of Shares issuable upon such exercise, based, in each case, on the Fair Market Value of the Shares on the date of exercise. If the Administrator determines not to use the above payment method or in the case of the exercise of Incentive Stock Options, then payment of the purchase price may be made by one or more of the following methods:

(A) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(B) Subject to the consent of the Administrator and on the basis of such form of surrender agreement as the Administrator may specify, through the delivery (or attestation to the ownership) of Shares owned by the optionee. Such surrendered Shares shall be valued at Fair Market Value on the exercise date; or

(C) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the Shares to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such Shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned Shares through the attestation method, the number of Shares transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested Shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(v) Method of Exercise for Stock Appreciation Rights and Payment upon Exercise. Stock Appreciation Rights may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company’s delegate, specifying the number of Shares to be exercised. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of exercise of the Stock Appreciation Right) of a number of Shares equal to the number of Share equivalents in which the grantee is vested under the Stock Appreciation Right, and with respect to which the grantee is exercising the Stock Appreciation Right on such date, over (B) the aggregate exercise price of the number of Share equivalents with respect to which the grantee is exercising the Stock Appreciation Right on such date. The appreciation distribution may be paid in Shares, in cash, in any combination of the two or in any other form of consideration, as determined by the Administrator and contained in the Stock Appreciation Right Award Certificate.

ALKERMES PLC 2026 Proxy Statement Appendix A-8

(vi) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options granted under the Plan and any other plan of the Company or its subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each Restricted Stock Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Shareholder. Upon the grant of a Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a shareholder with respect to the voting of the Shares subject to the Restricted Stock Award and receipt of dividends (if any), subject to such conditions contained in the Restricted Stock Award Certificate. Unless the Administrator shall otherwise determine, (i) uncertificated Shares subject to the Restricted Stock Award shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Shares are vested as provided in Section 6(d) below, and (ii) certificated Shares subject to the Restricted Stock Award shall remain in the possession of the Company until such Shares are vested as provided in Section 6(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe. Notwithstanding anything herein to the contrary, any dividends paid by the Company during the vesting period of any Restricted Stock Award shall accrue and shall not be paid until the Shares subject to the Restricted Stock Award have vested and if any such Shares are forfeited, the grantee shall have no rights to any such accrued dividends.

(c) Restrictions. Shares subject to a Restricted Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. If a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason (including if a Subsidiary ceases to be a Subsidiary of the Company), any Shares subject to a Restricted Stock Award that have not vested at the time of termination shall automatically, without any requirement of notice to such grantee from, or other action by or on behalf of, the Company or its Subsidiaries, be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Shares subject to a Restricted Stock Award that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Stock Awards. Subject to the provisions of Section 2(g), the Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock Award and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the Shares on which all restrictions have lapsed shall no longer be subject to the Restricted Stock Award and shall be deemed “vested”. Except as may otherwise be provided by the Administrator pursuant to the authority reserved in this Section 6, a grantee’s rights in any Shares subject to a Restricted Stock Award that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries for any reason (including if a Subsidiary ceases to be a Subsidiary of the Company) and such Shares shall be subject to the provisions of Section 6(c) above. The Administrator may accelerate vesting during the minimum vesting period as set forth in Section 2(g), and otherwise may accelerate the vesting of all or any portion of any Restricted Stock Award at any time.

ALKERMES PLC 2026 Proxy Statement Appendix A-9

SECTION 7. RESTRICTED STOCK UNIT AWARDS

(a) Nature of Restricted Stock Unit Awards. Subject to the provisions of Section 2(g), the Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Unit Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each Restricted Stock Unit Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. At the end of the restriction period, the Restricted Stock Unit Award, to the extent vested, shall be settled in the form of Shares. To the extent that a Restricted Stock Unit Award is subject to Section 409A, it may contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order for such Award to comply with the requirements of Section 409A. The Administrator may accelerate vesting during the minimum vesting period as set forth in Section 2(g), and otherwise may accelerate the vesting of all or any portion of any Restricted Stock Unit Award at any time.

(b) Election to Receive Restricted Stock Unit Awards in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Restricted Stock Unit Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of phantom stock units (which may be fully vested) based on the Fair Market Value of the Shares on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate.

(c) Rights as a Shareholder. A grantee shall have the rights as a shareholder only as to Shares acquired by the grantee upon settlement of a Restricted Stock Unit Award; provided, however, that the grantee may be credited with dividend equivalent rights with respect to the phantom stock units underlying his Restricted Stock Unit Award, subject to such terms and conditions as the Administrator may determine; provided that no payment of any such dividend equivalents shall be made unless and until such Restricted Stock Unit Award has vested, and if such Restricted Stock Unit Award is forfeited, the grantee shall have no right to such dividend equivalents.

(d) Termination. Except as may otherwise be provided by the Administrator pursuant to the authority reserved in Section 7(a), a grantee’s right in all Restricted Stock Unit Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason (including if a Subsidiary ceases to be a Subsidiary of the Company).

SECTION 8. CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may, in its sole discretion, grant Cash-Based Awards to any grantee in such number or amount and upon such terms, and subject to such conditions, as the Administrator shall determine at the time of grant. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash or in Shares, as the Administrator determines. Except as may otherwise be provided by the Administrator pursuant to the authority reserved in this Section 8, a grantee’s right in all Cash-Based Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason (including if a Subsidiary ceases to be a Subsidiary of the Company).

SECTION 9. PERFORMANCE SHARE AWARDS

(a) Nature of Performance Share Awards. The Administrator may, in its sole discretion, grant Performance Share Awards independent of, or in connection with, the granting of any other Award under the Plan. The Administrator shall determine whether and to whom Performance Share Awards shall be granted, the

ALKERMES PLC 2026 Proxy Statement Appendix A-10

Performance Goals, the Performance Cycles (which, as defined above, shall not be less than 12 months), and such other limitations and conditions as the Administrator shall determine.

(b) Rights as a Shareholder. A grantee receiving a Performance Share Award shall have the rights of a shareholder only as to Shares actually received by the grantee under the Plan and not with respect to Shares subject to the Award but not actually received by the grantee. A grantee shall be entitled to receive Shares under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award Certificate (or in a performance plan adopted by the Administrator).

(c) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 15 below, in writing after the Award Certificate is issued, a grantee’s rights in all Performance Share Awards shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason (including if a Subsidiary ceases to be a Subsidiary of the Company).

SECTION 10. PERFORMANCE-BASED AWARDS

(a) Performance-Based Awards. Any grantee who is selected by the Administrator may be granted one or more Performance-Based Awards payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator (which, for clarification, shall not be less than 12 months). The Administrator shall define the manner of calculating the Performance Criteria it selects to use for any Performance Cycle (which, as defined above, shall not be less than 12 months). Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall performance of the Company or the performance of a Subsidiary, division, business unit, or an individual. The Administrator, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle to make adjustments deemed appropriate by the Administrator, including but not limited to, in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or its Subsidiaries, or the financial statements of the Company or its Subsidiaries, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. Each Performance-Based Award shall comply with the provisions set forth below.

(b) Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a grantee, the Administrator shall select the Performance Criteria for such grant and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different grantees.

(c) Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each grantee’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a grantee if, in its sole judgment, such reduction or elimination is appropriate.

SECTION 11. TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 11(b) below, during a grantee’s lifetime, the grantee’s Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

ALKERMES PLC 2026 Proxy Statement Appendix A-11

(b) Administrator Action. Notwithstanding Section 11(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer their Non-Qualified Stock Options and Stock Appreciation Rights to their immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of the Plan and the applicable Award.

(c) Family Member. For purposes of Section 11(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 12. TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall pay to the Company or its Subsidiaries, or make arrangements satisfactory to the Administrator regarding payment of, any U.S. federal, state or local taxes, and non-U.S. or other taxes of any kind required by law to be withheld by the Company or its Subsidiaries with respect to any Award. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or share certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Shares. In connection with its obligations to withhold any U.S. federal, state or local taxes, and non-U.S. or other taxes from amounts paid to grantees, the Company or its Subsidiaries may make any arrangements that are consistent with the Plan as it may deem appropriate. Without limitation of the preceding sentence, the Company shall have the right to reduce the number of Shares otherwise required to be issued to a grantee (or other recipient) in an amount that would have a Fair Market Value on the date of such issuance equal to all such taxes as shall be required to be withheld by the Company or its Subsidiaries pursuant to any statute or other governmental regulation or ruling and paid to any U.S. federal, state or local, or non-U.S. taxing authority, or such other amount as may be permitted while still avoiding classification of the Award as a liability for financial accounting purposes.

SECTION 13. SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 14. TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another;

ALKERMES PLC 2026 Proxy Statement Appendix A-12

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company or its Subsidiaries, as the case may be, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing; or

(c) the transfer in status from one eligibility category under Section 4 hereof to another category.

SECTION 15. AMENDMENTS AND TERMINATION

The Board or the Administrator may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but, except as otherwise provided in the applicable Award Certificate, no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), without prior shareholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, or effect repricing through cancellation and re-grants or cancellation in exchange for cash or another Award. To the extent required under the rules of any securities exchange or market system on which the Shares are listed or any other applicable rules, or to the extent approval by shareholders is determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the shareholders of the Company entitled to vote at a meeting of shareholders. Nothing in this Section 15 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(d).

SECTION 16. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Shares or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 17. GENERAL PROVISIONS

(a) No Distribution. The Administrator may require each person acquiring Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof.

(b) Delivery of Share Certificates. Share certificates to grantees under the Plan shall be deemed delivered for all purposes when the Company or a share transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Shares shall be deemed delivered for all purposes when the Company or a share transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company or any Subsidiary, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed, quoted or traded. All share certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with any U.S. federal, state or local or non-U.S. jurisdiction, securities or other laws, rules and quotation system on which the Shares are listed, quoted or traded. The Administrator may place legends on any share certificate to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

ALKERMES PLC 2026 Proxy Statement Appendix A-13

(c) Shareholder Rights. Until Shares are deemed delivered in accordance with Section 17(b), no right to vote or receive dividends or any other rights of a shareholder will exist with respect to Shares to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or Stock Appreciation Right or any other action by the grantee with respect to an Award; provided further that, to the extent the terms of any Award provide for the accrual of dividends, in no event shall any such dividends be paid until such Award has vested.

(d) Other Compensation Arrangements; No Employment Rights. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation plans or arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions. Option and Stock Appreciation Right exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f) Forfeiture of Awards. All Awards granted under the Plan will be subject to recoupment in accordance with the following, as applicable: (i) the Clawback Policy of Alkermes plc; (ii) the Alkermes plc Incentive Compensation Recoupment Policy; (iii) any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law; and (iv) any other clawback policy that the Company adopts. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Certificate as the Administrator determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of cause. No clawback, recovery or recoupment of compensation pursuant to any such policy or Award Certificate shall be deemed an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any plan of or agreement with the Company or a Subsidiary.

(g) Section 82 and Section 1043 of the Companies Act. The Company and any Subsidiary incorporated in Ireland may do all such things as are contemplated by the Plan except to the extent that they are prohibited by Section 82 and Section 1043 of the Companies Act. Nothing in this Section 17(g) shall prohibit anything which may be done as contemplated by the Plan by a Subsidiary which is incorporated outside of Ireland.

SECTION 18. EFFECTIVE DATE OF PLAN

The Plan was approved by the Board on March 29, 2018. The Plan became effective upon approval by the holders of a majority of the votes cast at the 2018 Annual General Meeting of Shareholders of the Company. No grants of Incentive Stock Options may be made hereunder after March 29, 2028, which is the tenth anniversary of the date that the Plan was approved by the Board.

SECTION 19. GOVERNING LAW

The Plan and all Awards and actions taken hereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

SECTION 20. DISPUTE RESOLUTION

All disputes and differences arising out of the Plan or otherwise in connection herewith may be referred by the Company to arbitration pursuant to the procedures set forth in the applicable grant agreement of any grantee so affected.

ALKERMES PLC 2026 Proxy Statement Appendix A-14

APPENDIX B

GAAP TO NON-GAAP RECONCILIATION

This proxy statement includes information about NGNI, EBITDA and Adjusted EBITDA, financial measures that are not prepared in accordance with generally accepted accounting principles in the U.S. (GAAP). These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies. NGNI adjusts for certain one-time and non-cash charges by excluding from GAAP results: share-based compensation expense; amortization; depreciation; non-cash net interest expense; certain other one-time or non-cash items; and the income tax effect of these reconciling items. EBITDA represents earnings before interest, tax, depreciation and amortization. Adjusted EBITDA excludes share-based compensation expense and non-recurring gains or losses in addition to the components of EBITDA from earnings.

The Company’s management and the Board utilize these non-GAAP financial measures to evaluate the Company’s performance. The Company provides these non-GAAP financial measures of the Company’s performance to investors because management believes that these non-GAAP financial measures, when viewed with the Company’s results under GAAP and the accompanying reconciliations, are useful in identifying underlying trends in ongoing operations. However, NGNI, EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and, accordingly, should not be considered as alternatives to GAAP measures as indicators of operating performance. Further, NGNI, EBITDA and Adjusted EBITDA should not be considered measures of the Company’s liquidity.

A reconciliation of GAAP net loss to NGNI, EBITDA and Adjusted EBITDA, each as referenced in this proxy statement, is as follows:

Year Ended
(In thousands)	December 31, 2025
Net Income — GAAP	$241,664
Adjustments:
Share-based compensation expense	98,716
Depreciation expense	27,090
Amortization expense	75
Costs related to the acquisition of Avadel	9,662
Income tax effect related to reconciling items	(2,156)
Non-cash net interest expense	(33,027)
Non-GAAP Net Income	$342,024

Year Ended
(In thousands)	December 31, 2025
Net Income — GAAP	$241,664
Adjustments:
Depreciation expense	27,090
Amortization expense	75
Interest income	(45,304)
Interest expense	12,277
Income tax provision	49,786
EBITDA	285,588
Share-based compensation	98,716
Costs related to the acquisition of Avadel	9,662
Adjusted EBITDA	$393,966

ALKERMES PLC 2026 Proxy Statement Appendix B-1

NON-GAAP FINANCIAL TARGETS

This proxy statement includes references to certain non-GAAP financial targets, including NGNI margin (NGNI as a percentage of total revenue), EBITDA, EBITDA margin (EBITDA from as a percentage of total revenue) and Adjusted EBITDA. These non-GAAP financial measures are not prepared in accordance with GAAP, are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies. NGNI adjusts for certain one-time and non-cash charges by excluding from GAAP results: share-based compensation expense; amortization; depreciation; non-cash net interest expense; certain other one-time or non-cash items; and the income tax effect of these reconciling items. EBITDA represents earnings before interest, tax, depreciation and amortization. Adjusted EBITDA excludes share-based compensation expense and non-recurring gains or losses in addition to the components of EBITDA from earnings.

ALKERMES PLC 2026 Proxy Statement Appendix B-2

C/O BETANXT, INC. P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Alkermes plc Annual General Meeting of Shareholders For Shareholders as of March 13, 2026 Wednesday, May 20, 2026, 2:00 PM, Irish Standard Time Alkermes plc offices, located at Connaught House, 1 Burlington Road, Dublin 4, Ireland, D04 C5Y6 YOUR VOTE IS IMPORTANT! Please vote prior to 11:59 PM Eastern Standard Time on May 19, 2026 (4:59 AM Irish Standard Time on May 20, 2026) Internet: www.proxypush.com/ALKS • Cast your vote online • Have this Proxy Card ready • Follow the simple instructions to record your vote Phone: 1-866-813-1445 • Use any touch-tone telephone (toll-free) • Have this Proxy Card ready • Follow the simple recorded instructions Mail: • Mark, sign and date this Proxy Card • Fold and return this Proxy Card in the postage-paid envelope provided This proxy is being solicited on behalf of the Board of Directors of Alkermes plc (the "Board") The undersigned hereby appoints Christopher McLaughlin, Carol McNelis, Richie Paul and Thomas Riordan (collectively, the "Named Proxy Holders") and each or any of them, as the true and lawful proxies of the undersigned, each with full power of substitution and revocation, and authorizes them, and each of them, to vote all of the shares of Alkermes plc (the "Company") which the undersigned is entitled to vote at the Company's 2026 annual general meeting of shareholders or any adjournment or postponement thereof (the "Annual Meeting") upon the matters specified in this proxy card (this "Proxy Card") and upon such other matters as may be properly brought before the Annual Meeting, conferring authority upon such true and lawful proxies to vote in their discretion on such other matters as may properly come before the Annual Meeting and revoking any proxy heretofore given. If the undersigned wishes to appoint as proxy any person other than the Named Proxy Holders, the undersigned should contact the Company Secretary. WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS SET FORTH IN THIS PROXY CARD FOR EACH PROPOSAL FOR WHICH DIRECTION IS NOT GIVEN. In their discretion, the Named Proxy Holders are authorized to vote upon such other matters that may properly come before the Annual Meeting. You are encouraged to specify your votes by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board's recommendations. The Named Proxy Holders cannot vote your shares pursuant to this Proxy Card unless you sign (on the reverse side) and return this Proxy Card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK YOUR VOTES ON THE REVERSE SIDE Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

Alkermes plc 2026 Annual General Meeting of Shareholders Please make your marks like this: THE BOARD RECOMMENDS A VOTE: FOR ALL DIRECTOR NOMINEES NAMED IN PROPOSAL 1 FOR PROPOSALS 2, 3, 4, 5 AND 6 PROPOSAL YOUR VOTE 1. To elect as directors to serve a one-year term until the Company's 2027 annual general meeting of shareholders: 1.01 Shane M. Cooke 1.02 Richard B. Gaynor, M.D. 1.03 Cato T. Laurencin, M.D., Ph.D. 1.04 Nancy S. Lurker 1.05 Brian P. McKeon 1.06 Richard F. Pops 1.07 Nancy L. Snyderman, M.D. 1.08 Frank Anders Wilson 1.09 Christopher I. Wright, M.D., Ph.D. FOR AGAINST ABSTAIN 2. To approve, in a non-binding, advisory vote, the compensation of the Company's named executive officers. 3. To ratify, in a non-binding vote, the appointment of PricewaterhouseCoopers LLP as the independent auditor and accounting firm of the Company and to authorize, in a binding vote, the Audit and Risk Committee of the Board to set the independent auditor and accounting firm's remuneration. 4. To approve the Alkermes plc 2018 Stock Option and Incentive Plan, as amended. 5. To renew Board authority to allot and issue shares under Irish law. 6. To renew Board authority to disapply the statutory pre-emption rights that would otherwise apply under Irish law. FOR AGAINST ABSTAIN BOARD OF DIRECTORS RECOMMENDS FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR Check here if you would like to attend the Annual Meeting in person. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this Proxy Card. Signature (and Title if applicable) Date Signature (if held jointly) Date